   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------
                          PETCO ANIMAL SUPPLIES, INC.

             (Exact name of registrant as specified in its charter)

             DELAWARE                              5990                             33-0479906
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                                9125 REHCO ROAD
                              SAN DIEGO, CA 92121
                                 (858) 453-7845
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------

                                BRIAN K. DEVINE
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          PETCO ANIMAL SUPPLIES, INC.
                                9125 REHCO ROAD
                              SAN DIEGO, CA 92121
                                 (858) 453-7845
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                            THOMAS A. EDWARDS, ESQ.
                           ANDREW S. GREENHALGH, ESQ.
                                LATHAM & WATKINS
                           701 "B" STREET, SUITE 2100
                              SAN DIEGO, CA 92101
                                 (619) 236-1234
                             ----------------------

      Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ----------------------

                        CALCULATION OF REGISTRATION FEE

             TITLE OF EACH CLASS OF                  PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
           SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)               REGISTRATION FEE(2)
Common stock, $0.001 par value...................           $287,500,000                        $68,713

(1) Includes shares that the underwriters will have the right to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.
                             ----------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                     [LOGO]

                                             SHARES

                          PETCO ANIMAL SUPPLIES, INC.

                                  COMMON STOCK

                                $     PER SHARE

                                  ------------

    We are selling       shares of our common stock. We have granted the
underwriters an option to purchase up to       additional shares of common stock
to cover over-allotments.

    This is the initial public offering of our common stock. We currently expect
the initial public offering price to be between $     and $     per share. We
have applied to have the common stock listed on the Nasdaq National Market under the symbol "PETC."

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                                PER SHARE         TOTAL
                                                              -------------   -------------
Public Offering Price.......................................  $               $
Underwriting Discount.......................................  $               $
Proceeds to PETCO Animal Supplies (before expenses).........  $               $

    The underwriters expect to deliver the shares to purchasers on or about
      , 2002.

                               ------------------

            , 2002

                               [INSIDE COVER ART]

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       1
Risk Factors................................................       9
Cautionary Note Regarding Forward-Looking Statements........      16
Use of Proceeds.............................................      17
Dividend Policy.............................................      17
Dilution....................................................      18
Capitalization..............................................      19
Selected Historical Consolidated Financial and Other Data...      20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      23
Business....................................................      33
Management..................................................      41
Principal Stockholders......................................      49
Certain Relationships and Related Transactions..............      51
Description of Capital Stock................................      52
Description of Certain Indebtedness.........................      55
United States Federal Income Tax Consequences To Non-U.S.
  Holders...................................................      60
Shares Eligible for Future Sale.............................      62
Underwriting................................................      64
Legal Matters...............................................      66
Experts.....................................................      66
Where You Can Find More Information.........................      67
Index to Consolidated Financial Statements..................     F-1

                               ------------------

    Market data used throughout this prospectus, including information relating to our relative position in the pet food and supplies retailing industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information, including Packaged Facts reports and information prepared by the American Pet Products Manufacturers Association, or APPMA, the American Veterinary Medical Association, or AVMA, and the Business Communications Company, Inc., or BCC. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information.

    We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. For example, Iams-Registered Trademark- and Eukanuba-Registered Trademark- are trademarks of The Iams Company, Science Diet-Registered Trademark- is a trademark of Hill's Pet Nutrition Inc., Nutro-Registered Trademark- is a trademark of Nutro Products, Inc., Purina-Registered Trademark- is a trademark of Ralston Purina Corp., Alpo-Registered Trademark- is a trademark of Friskies PetCare Company, Inc. and Kal Kan-Registered Trademark- is a trademark of Mars, Incorporated and its affiliates.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION. IN THIS PROSPECTUS, "PETCO ANIMAL SUPPLIES," "PETCO," "WE," "OUR" AND "US" REFER TO PETCO ANIMAL SUPPLIES, INC. AND ITS SUBSIDIARIES, UNLESS THE CONTEXT REQUIRES OTHERWISE. OUR FISCAL YEAR ENDS ON THE SATURDAY CLOSEST TO JANUARY 31, RESULTING IN YEARS OF EITHER 52 OR 53 WEEKS. FOR EXAMPLE, FISCAL YEAR 2000 CONSISTED OF 53 WEEKS ENDING ON FEBRUARY 3, 2001. ALL STORE COUNTS ARE AS OF THE LAST DAY OF OUR THIRD FISCAL QUARTER ENDED NOVEMBER 3, 2001. EBITDA IS AS DEFINED IN "SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA."

                                     PETCO

    We are the nation's leading pet food and supplies specialty retailer with 560 stores in 41 states and the District of Columbia. Our products include pet food, supplies, grooming products, toys, novelty items and vitamins, small pets such as fish, birds and other small animals (excluding cats and dogs), and veterinary supplies. Our strategy is to offer our customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations.

    Our stores combine the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenient location and knowledgeable customer service of a neighborhood pet supply store. We believe that this combination differentiates our stores and provides us with a competitive advantage. Our principal format is a 15,000 square foot superstore, conveniently located near local neighborhood shopping destinations, including supermarkets, bookstores, coffee shops, dry cleaners and video stores, where our target "pet parent" customer makes regular weekly shopping trips. We believe that our stores are well positioned, both in terms of product offerings and location, to benefit from favorable long-term demographic trends, a growing pet population and an increasing willingness of pet owners to spend on their pets.

    We have posted 35 consecutive fiscal quarters of positive comparable store net sales growth of 5% or more. For the fiscal year ended February 3, 2001 and the thirty-nine weeks ended November 3, 2001, we generated comparable store net sales growth of 6.4% and 8.4%, respectively. For the fiscal year ended
February 3, 2001, we generated net sales of $1.15 billion and EBITDA of $117.2 million, representing a 33.0% increase in EBITDA over the prior year period. For the 53-week period ended November 3, 2001, we generated net sales of $1.28 billion and EBITDA of $137.2 million, representing a 34.4% increase in EBITDA over the prior year period. Our net sales and EBITDA grew at a compounded annual growth rate (CAGR) of 21.0% and 43.3%, respectively, over the last five fiscal years.

INDUSTRY OVERVIEW

    We believe the pet food and supplies industry is benefiting from a number of favorable demographic trends that are continuing to support a steadily growing pet population. The U.S. pet population has now reached 353 million companion animals, including 141 million cats and dogs, with an estimated 62% of all U.S. households owning at least one pet, and three quarters of those households owning two or more pets. We believe the trend to more pets and more pet-owning households will continue, driven by an increasing number of children under 18 and a growing number of empty nesters whose pets have become their new "children." Based on U.S. Census Bureau data, the number of children under 18 will continue to grow over the next five years. We believe that this trend will continue to support the growing U.S. pet population, as households with these demographics are more likely to own pets. We project that U.S. retail sales of pet food, supplies, small animals (excluding cats and dogs) and services will increase to approximately $23 billion in 2001 and will grow at a CAGR of 4.3% for the next five years.

    Packaged Facts projects that dog and cat food sales, which represent the vast majority of all pet food sales, will account for approximately $11 billion in sales for 2001. In 2000, premium dog and cat food represented approximately 30% of the total dog and cat food market and is expected to increase to approximately 40% of the total dog and cat food market by 2005, representing a CAGR of 9.0%. This growth is attributable to both the marketing of premium brands by vendors and a heightened nutritional awareness among pet owners. Pet food accounted for $382 million, or 33%, of our fiscal 2000 net sales, of which $355 million, or 93%, was generated from premium pet food sales.

    Packaged Facts projects that sales of pet supplies will account for approximately $6 billion in sales for 2001 and will grow at a CAGR of 7.2% through 2004. Pet supplies and small animals (excluding cats and dogs) accounted for $710 million, or 62%, of our fiscal 2000 net sales. Certain routine pet services are estimated to account for the remaining $6 billion of the overall $23 billion market, but represented less than 3% of our fiscal 2000 net sales. Although services do not represent a significant portion of our net sales, we believe that offering selected pet services better serves our best customers and increases traffic flow in our stores.

    The pet food and supplies industry is highly fragmented, with an estimated 9,000 independent pet supply stores operating in the United States. PETCO is one of only two national specialty retailers of pet food and supplies. Between 1991 and 1999, the last year for which data is available, specialty pet store chains such as PETCO experienced significant market share gains, largely at the expense of supermarkets. We believe that this shift primarily results from (1) the enhanced merchandising effort and product and services mix offered by specialty pet store chains and (2) the growing demand for premium pet food as nutritional awareness among the general population extends to pet owners and their pets. The following chart illustrates this shift in distribution channels.

                                    [CHART]

OUR STRATEGY AND COMPETITIVE ADVANTAGES

    Our strategy is to strengthen our position as the leading pet food and supplies specialty retailer by offering our customers a complete assortment of pet-related products at competitive prices with superior levels of customer service at convenient locations. We intend to continue to pursue the following elements of our strategy:

- CONTINUE TO INCREASE SALES AND PROFITABILITY. We have increased our net sales from $443.6 million in fiscal 1995 to $1.15 billion in fiscal 2000, for a CAGR of 21.0%, while increasing our EBITDA from $19.4 million to $117.2 million, for a CAGR of 43.3%. Our EBITDA margins over this same period have more than doubled from 4.4% in fiscal 1995 to 10.2% in fiscal 2000. The principal contributors to these improvements in our financial performance include:
  (1) our ability to generate continuous comparable store net sales growth;
  (2) strategic expansion in both existing and new markets using our superstore format; (3) targeted merchandising efforts to drive greater sales of higher margin supplies and services, which have grown to 66.1% of net sales in fiscal 2000, up from 59.2% of net sales in fiscal 1996; (4) our expanding store base that offers economies of scale and purchasing efficiencies; and (5) a broad product offering of over 10,000 high quality pet-related products, most of which are not found in typical supermarkets or mass merchants.

- CAPITALIZE UPON OUR MATURING STORE BASE. We have historically found that the most dramatic growth in a store's net sales and EBITDA occurs in the first five years following a store's opening. During this store maturation phase, we have historically experienced store level EBITDA margin improvements from an estimated 5% average EBITDA margin in the store's first year to over a 14% average EBITDA margin by year five. Approximately half of our stores were opened in the past five years and to date our newly opened stores have been maturing in accordance with historical rates. We believe that our maturing store base provides us with an opportunity to significantly increase our net sales and EBITDA with only modest incremental capital expenditures for these stores.

- EXPAND USING OUR PROVEN NEW STORE MODEL. We believe that the highly fragmented pet food and supplies market offers compelling opportunities for us to increase our presence and gain market share. To capitalize on these opportunities and consistent with our existing strategy, we plan to increase our store count by 35 to 45 stores per year over the next five years both by focusing on existing markets and by targeting one or two new geographic markets per year. We carefully measure each proposed store opening against demographic, economic and competitive factors. We have established an operating model that we believe enables us to quickly and profitably execute our expansion strategy after we have analyzed a market's potential. Our new stores generally have become profitable by the end of their first year of operation, and we target for each store a five-year return on investment of more than 20%.

- LEVERAGE OUR INDUSTRY-LEADING INTEGRATED INFORMATION SYSTEMS. We have invested an aggregate of approximately $50 million over the last three fiscal years to replace and upgrade our point-of-sales, or POS, and information system infrastructure. Our highly integrated POS system in each of our stores provides our management team with timely and valuable information on store and regional level sales and merchandising trends, inventory tracking and operational data. By integrating all of our key functional areas, our systems empower regional, district and store managers to increase sales, to improve operational efficiency, to control inventory, to monitor critical performance indicators and to enhance customer service and satisfaction.

- UTILIZE OUR LOGISTICS EXPERTISE. Our distribution system has over one million square feet of distribution capacity, including an integrated network of three national and five regional distribution centers. This network enables us to reduce our costs by reducing the delivered cost of merchandise and limiting the need to carry excess inventory. Our inventory control systems provide for effective replenishment of inventory and allow us to achieve optimal in-stock levels at our stores. Our logistics expertise has enabled us to dramatically increase inventory turns from 5.0x for fiscal 1995 to 6.7x for fiscal 2000.

- CAPITALIZE UPON OUR BRAND AWARENESS AND HIGHLY SUCCESSFUL CUSTOMER LOYALTY PROGRAM. The "PETCO" brand name and our slogan "Petco, where the pets go" are well-known by pet owners. We believe that this awareness reinforces the fun and enjoyable shopping experience that we seek to create for our customers and their pets. Our highly successful customer loyalty program, P.A.L.S. (PETCO Animal Lovers Save), further enhances and reinforces the loyalty, brand awareness and satisfaction of our customers. To date, we have issued approximately 13 million P.A.L.S. cards and recently have been issuing nearly one million cards per quarter. Our P.A.L.S. members account for over 70% of our net sales and spend an average of almost 50% more per transaction than do our non-P.A.L.S. customers. Our exclusive program fosters a long-term, one-on-one relationship with the customer and builds brand loyalty and customer retention. Our program also provides us with one of the largest databases of information in the industry. Information on our customers' buying preferences allows us to more precisely deliver targeted marketing efforts and assists us in more effectively catering to our customers' needs.

- CONTINUE TO PROVIDE SUPERIOR, KNOWLEDGE-BASED CUSTOMER SERVICE. We seek to enhance our customers' shopping experience by providing knowledgeable and friendly customer service and creating a fun and exciting shopping environment. We seek to hire store managers and sales associates who themselves are pet owners and enthusiasts and therefore are more eager and better able to assist customers with their needs. We believe it is better to hire animal lovers and train them in retail rather than hire experienced retailers and hope they like animals. We believe that our customer service differentiates us from our competitors, leading to increased sales, attracting new customers and building customer loyalty.

                               ------------------

    Our corporate headquarters are located at PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, CA 92121, and our telephone number is (858) 453-7845. Our website address is www.petco.com. The information contained or incorporated in our website is not a part of this prospectus.

                                  THE OFFERING

Common stock offered by us......................  shares

Common stock to be outstanding immediately after
this offering...................................  shares

Use of proceeds.................................  We intend to use the net proceeds from this offering to redeem our outstanding shares of
                                                  preferred stock.

Listing.........................................  We intend to file an application to have our common stock approved for quotation on The Nasdaq Stock
                                                  Market's National Market under the symbol "PETC."

    Unless otherwise indicated, all share information in this prospectus is based on the number of shares outstanding as of November 3, 2001 and does not include:

    - shares of common stock reserved for issuance under our stock incentive plans, of which 936,234 shares were subject to outstanding options at a weighted average exercise price of $0.455 per share, and shares were available for future grants;

    - 1,065,900 shares of common stock issuable upon exercise of outstanding warrants, at a weighted average exercise price of $0.001 per share; and

    - shares of common stock that the underwriters have the option to purchase from us solely to cover over-allotments.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following summary consolidated financial data as of, and for the fiscal years ended, January 30, 1999, January 29, 2000 and February 3, 2001, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our audited consolidated financial statements as of those dates and for those periods. The following summary consolidated financial data as of, and for the thirty-nine weeks ended, October 28, 2000 and November 3, 2001, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our unaudited consolidated financial statements as of those dates and for those periods. Results for the thirty-nine weeks ended October 28, 2000 and November 3, 2001 are not necessarily indicative of results for the full year. The following summary consolidated financial data for the 53 weeks ended November 3, 2001, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been prepared from our audited consolidated financial statements as of, and for the fiscal year ended, February 3, 2001 and our unaudited consolidated financial statements as of, and for the thirty-nine weeks ended, October 28, 2000 and November 3, 2001. You should read the information set forth below in conjunction with other sections of this prospectus, including "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes.

                                                                                                39 WEEKS
                                          FISCAL YEAR ENDED              53 WEEKS                ENDED
                                  ----------------------------------      ENDED       ----------------------------
                                  JAN. 30,    JAN. 29,     FEB. 3,     NOVEMBER 3,    OCTOBER 28,     NOVEMBER 3,
                                    1999        2000       2001(1)       2001(1)          2000           2001
                                  ---------   ---------   ----------   ------------   ------------   -------------
                                                                       (UNAUDITED)            (UNAUDITED)
                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND NET SALES PER SQUARE FOOT)
STATEMENT OF OPERATIONS DATA:
Net sales.......................   $839.6      $990.3      $1,151.2      $1,278.1        $810.4         $ 937.2
Gross profit....................    214.8       269.6         334.1         383.9         227.4           277.2
Operating income (loss).........      3.9        48.8          13.4          84.8         (19.6)           51.8
Interest expense, net...........      6.7         8.9          23.0          44.6          10.0            31.6
Net earnings (loss) available to
  common stockholders...........     (2.4)       21.8         (28.8)        (16.2)        (37.3)          (23.1)
Pro forma net loss available to
  common stockholders(2)........
Pro forma diluted net loss per
  share(2)......................
Shares used for computing
  diluted pro forma net loss per
  share(2)......................

OTHER FINANCIAL DATA:
EBITDA(3).......................   $ 63.2      $ 88.1      $  117.2      $  137.2        $ 71.4         $  91.5
EBITDA margin(4)................      7.5%        8.9%         10.2%         10.7%          8.8%            9.8%
Gross profit margin.............     25.6%       27.2%         29.0%         30.0%         28.1%           29.6%
Depreciation and amortization...   $ 30.4      $ 39.3      $   46.8      $   49.1        $ 34.6         $  36.9
Inventory turns(5)..............      6.0x        6.2x          6.7x          6.7x          5.8x            6.6x

STORE DATA:
Percentage increase in
  comparable store net sales....      6.4%       11.1%          6.4%          7.8%          6.5%            8.4%
Net sales per square foot(6)....   $  157      $  168      $    177(7)   $    180(7)     $  127         $   131
Number of stores at period
  end...........................      476         490           528           560           526             560

BALANCE SHEET DATA (AT PERIOD
  END):
Cash and cash equivalents.......   $  2.3      $ 36.1      $   18.0      $    3.1        $ 11.5         $   3.1
Working capital(8)..............     37.0        32.8          21.5          41.5          34.1            41.5
Total assets....................    387.1       453.9         454.3         477.6         461.2           477.6
Total debt, including current
  maturities(9).................     99.9       118.5         391.2         402.5         403.1           402.5

--------------------------

(1) The fiscal year ended February 3, 2001 and the 53-weeks ended November 3, 2001 each consisted of 53 weeks, as compared to 52 weeks for each of the fiscal years ended January 30, 1999 and January 29, 2000.

(2) The pro forma statement of operations data for the nine months ended November 3, 2001 are presented as if this offering and the application of the net proceeds therefrom occurred on February 4, 2001. We calculated the shares used for computing pro forma diluted net loss per share for the nine months ended November 3, 2001 by using shares used for computing diluted earnings per share for the nine months ended November 3, 2001 and adding shares to be issued in this offering. The pro forma statement of operations data for the year ended February 3, 2001 are presented as if
    (a) this offering and the application of the net proceeds therefrom and
    (b) the transactions associated with our October 2, 2000 leveraged recapitalization (as described in the notes to our consolidated financial statements) occurred on January 30, 2000. We calculated the shares used for computing pro forma diluted net loss per share for the year ended
    February 3, 2001 by using shares outstanding as of February 3, 2001, which represents the pro forma weighted average shares outstanding for the year ended February 3, 2001 had the transactions associated with our October 2, 2000 leveraged recapitalization occurred on January 30, 2000, and adding shares to be issued in this offering.

(3) Net earnings (loss) before interest (net), taxes, depreciation and amortization, Internet operations prior to consolidation in fiscal 2001, equity in loss of unconsolidated affiliates, extraordinary item and management fees, adjusted to exclude the effects of the following expenses for the periods referenced: (i) merger and non-recurring costs of $23.0 million and $55.9 million for the fiscal years ended January 30, 1999 and February 3, 2001, respectively, and (ii) general and administrative costs of $5.9 million in the fiscal year ended January 30, 1999 associated with a management realignment, an asset write-off related to the relocation of our main distribution center and the replacement of the point-of-sale equipment in all stores, and management fees of $1.0 million, $3.1 million, $0.3 million and $2.3 million for the fiscal year ended February 3, 2001, the 53 weeks ended November 3, 2001, the 39 weeks ended October 28, 2000 and the 39 weeks ended November 3, 2001, respectively, paid pursuant to our management services agreement.

    EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

    The calculation of EBITDA is shown below (dollars in thousands):

                                                                                          39 WEEKS
                                        FISCAL YEAR ENDED           53 WEEKS               ENDED
                                 -------------------------------      ENDED      --------------------------
                                 JAN. 30,   JAN. 29,    FEB. 3,    NOVEMBER 3,   OCTOBER 28,   NOVEMBER 3,
                                   1999       2000       2001         2001          2000           2001
                                 --------   --------   ---------   -----------   -----------   ------------
                                                                   (UNAUDITED)          (UNAUDITED)
    Operating income (loss)....  $ 3,903    $48,778    $ 13,413     $ 84,798      $(19,619)      $ 51,766
    Merger and non-recurring
      costs....................   22,963         --      55,928          219        56,154            445
    Depreciation and
      amortization.............   30,382     39,280      48,100       51,748        35,182         38,830
    Interest included in
      amortization above.......       --         --      (1,302)      (2,646)         (579)        (1,923)
    Management fees and certain
      G&A costs................    5,902         --       1,040        3,120           260          2,340
                                 -------    -------    --------     --------      --------       --------
    EBITDA.....................  $63,150    $88,058    $117,179     $137,239      $ 71,398       $ 91,458
                                 =======    =======    ========     ========      ========       ========

(4) Calculated by dividing EBITDA by net sales.

(5) Calculated by dividing cost of sales by end of period inventory. For the thirty-nine weeks ended October 28, 2000 and November 3, 2001, cost of sales has been annualized based on a 52 week year.

(6) Calculated by dividing net sales by gross square footage of stores open, weighted by the number of months stores are open during the period.

(7) As adjusted to a 52-week period, net sales per square foot would have been $173 for the fiscal year ended February 3, 2001 and $177 for the 53-weeks ended November 3, 2001.

(8) Calculated by subtracting current liabilities from current assets (other than cash and cash equivalents).

(9) Includes capital leases and other obligations.

                                  RISK FACTORS

    THE VALUE OF AN INVESTMENT IN PETCO WILL BE SUBJECT TO SIGNIFICANT RISKS INHERENT IN OUR BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THE EVENTS DESCRIBED BELOW OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY.

                         RISKS RELATED TO OUR BUSINESS

IF WE ARE UNABLE TO PROFITABLY OPEN AND OPERATE NEW STORES AND MAINTAIN THE PROFITABILITY OF OUR EXISTING STORES, OUR BUSINESS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

    One of our strategies is to open new stores by focusing on both existing markets and by targeting new geographic markets. We have opened approximately 40 to 60 stores per year (offset by closings and relocations of existing stores) between fiscal 1998 and fiscal 2000. We plan to increase our net store count by 35 to 45 stores per year and plan to target one or two new geographic markets per year.

    There can be no assurance that we will be able to open stores at this rate. The rate of our expansion will depend on several factors, including general economic and business conditions affecting consumer confidence and spending, the availability of desirable locations, the negotiation of acceptable lease terms, the availability of qualified personnel and our ability to manage the operational aspects of our growth. The rate of our expansion will also depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt capital. There can be no assurance that we will be able to obtain equity or debt capital on acceptable terms or at all. Moreover, our senior credit facility and the indenture governing our senior subordinated notes contain provisions that restrict the amount of debt we may incur in the future. If we are not successful in obtaining sufficient capital, it may adversely affect our future growth and results of operations.

    Our continued growth also depends, to a significant degree, on our ability to increase sales in our new and existing stores. Our comparable store net sales increased by 6.4%, 11.1% and 6.4% for fiscal 1998, 1999 and 2000, respectively, and 8.4% for the first thirty-nine weeks of fiscal 2001. As a result of new store openings in existing markets and because mature stores will represent an increasing proportion of our store base over time, our comparable store net sales increases in future periods may be lower than historical levels.

    There also can be no assurance that our existing stores will maintain their current levels of sales and profitability or that new stores will generate sales levels necessary to achieve store-level profitability, much less profitability comparable to that of existing stores. New stores that we open in our existing markets may draw customers from our existing stores and may have lower sales growth relative to stores opened in new markets. New stores also may face greater competition and have lower anticipated sales volumes relative to previously opened stores during their comparable years of operations. These factors, together with increased pre-opening expenses at our new stores, may adversely affect our average store contribution and operating margins. If we are unable to profitably open and operate new stores and maintain the profitability of our existing stores, our business will be materially and adversely affected.

WE MAY BE UNABLE TO SUCCESSFULLY EXECUTE OUR EXPANSION STRATEGY OR MANAGE AND SUSTAIN OUR GROWTH AND, AS A RESULT, OUR BUSINESS MAY BE HARMED.

    Our ability to open new stores depends on a number of factors, including:

    - adequate capital resources for leasehold improvements, fixtures and inventory and pre-opening expenses;

    - our ability to locate and obtain favorable store sites and negotiate acceptable lease terms;

    - our ability to obtain and distribute adequate product supplies to our stores, including by expanding our distribution facilities;

    - our ability to hire, train and retain skilled managers and personnel; and

    - our ability to continue to upgrade our information and other operating systems to control the anticipated growth and expanded operations.

    Our senior credit facility and indenture also contain covenants which may restrict or impair our growth plans. We currently expect to finance our store expansion plans from cash flow from operations, lease financing and capacity under our senior credit facility. To the extent that we are unable to obtain adequate financing for new store growth on acceptable terms, our ability to open new stores will be negatively impacted. As a result, there can be no assurances that we will be able to achieve our current plans for the opening of new stores. In addition, our failure to expand our distribution facilities or other internal systems or procedures in accordance with our growth plans, or difficulties we may incur in operating our distribution facilities, could adversely affect our ability to deliver merchandise to our stores in a timely fashion. As a result, our ability to support our planned new store growth could be adversely affected.

    In addition, we routinely evaluate our strategic alternatives with respect to each of our stores and our other operating assets and investments. In connection with this evaluation, we may elect to close stores or to sell or otherwise dispose of selected assets or investments. Excluding store relocations, we closed 18 stores in fiscal 1999, ten stores in fiscal 2000 and four stores in the first thirty-nine weeks of fiscal 2001. There can be no assurances that any future sale or disposition would be achieved on terms favorable to us.

A PROLONGED ECONOMIC DOWNTURN COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

    Purchases of pet-related supplies may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending. Any reduction in consumer confidence or disposable income in general may affect companies in pet-related industries more significantly than companies in other industries. We are also more susceptible to some of these adverse economic effects than are some of our competitors which have greater financial and other resources than we do.

OUR SUBSTANTIAL AMOUNT OF DEBT COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING ACTIVITY.

    We have, and will continue to have, a substantial amount of debt. This debt consists primarily of (1) $200.0 million in principal amount of our senior subordinated notes and (2) $195.0 million of borrowings under our senior credit facility (with $69.3 million of additional available credit, subject to certain conditions). Our level of indebtedness has important consequences to you and your investment in our common stock. For example, our level of indebtedness may:

    - require us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which would reduce the funds available to use for working capital, capital expenditures and other general corporate purposes;

    - limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, which may limit our ability to carry out our business strategy;

    - result in higher interest expense if interest rates increase on our floating rate borrowings; or

    - heighten our vulnerability to downturns in our business or in the general economy and restrict us from exploiting business opportunities or making acquisitions.

THE AGREEMENTS GOVERNING OUR DEBT IMPOSE RESTRICTIONS ON OUR BUSINESS.

    The agreements governing our senior credit facility and the indenture governing our senior subordinated notes contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

    - incur more debt;

    - pay dividends, redeem or repurchase our stock or make other distributions;

    - make acquisitions or investments;

    - enter into transactions with affiliates;

    - merge or consolidate with others;

    - dispose of assets or use asset sale proceeds;

    - create liens on our assets; and

    - extend credit.

    If compliance with our debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenue may decline and our operating results may suffer.

OUR FAILURE TO SATISFY COVENANTS IN OUR DEBT INSTRUMENTS WILL CAUSE A DEFAULT UNDER THOSE INSTRUMENTS.

    In addition to imposing restrictions on our business and operations, our debt instruments include a number of covenants relating to financial ratios and tests. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants would result in a default under these instruments. An event of default would permit our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. Moreover, the lenders under our senior credit facility would have the option to terminate any obligation to make further extensions of credit under our senior credit facility. If we are unable to repay debt to our senior lenders, these lenders could proceed directly against our assets.

THE LOSS OF ANY OF OUR THREE KEY VENDORS, OR OF OUR EXCLUSIVE DISTRIBUTION ARRANGEMENTS WITH OUR VENDORS, WOULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

    We purchase significant amounts of products from three key vendors: The Iams Company, Hill's Pet Products, Inc. (which produces Science Diet) and
Nutro, Inc. Supplies of products from these vendors accounted for approximately 10%, 10% and 8%, respectively, of our net sales in fiscal 2000 and 9%, 10% and 8%, respectively, in the first thirty-nine weeks of fiscal 2001. We do not maintain long-term supply contracts with any of our vendors. While we believe that our vendor relationships are satisfactory, any vendor could discontinue selling to us at any time. The loss of any of our three key vendors or any other significant vendors of premium pet food or pet supplies offered by us would have a material adverse effect on us.

    In addition, a change in how our important products are distributed could have a material adverse effect on us. It could materially adversely affect us if any premium pet food manufacturers were to make premium pet food products widely available in supermarkets or through mass merchants, or if the premium brands currently available to supermarkets and mass merchants were to increase their market share at the expense of the premium brands sold only through specialty pet food and supplies retailers.

    One of our primary premium pet food vendors, The Iams Company, was purchased by Procter & Gamble in fiscal 1999. Through the end of fiscal 1999, the premium pet food brands that we purchased from The Iams Company, Hill's Pet
Products, Inc. and Nutro, Inc. were not widely available in supermarkets or mass merchants. In March 2000, Procter & Gamble broadened the distribution of the Iams brand to supermarkets, warehouse clubs and mass merchants across the country. The Eukanuba brand of pet food, which is also manufactured by The Iams Company, continues to be sold exclusively through specialty channels such as PETCO. Iams brand pet food sales represented approximately 9% of our net sales in fiscal 1999, approximately 6% of our net sales in fiscal 2000 and has stabilized at approximately 5% of our net sales in the first thirty-nine weeks of fiscal 2001. The broadening of the distribution of Iams brand pet food negatively impacted our comparable store net sales during fiscal 2000, resulting in lower increases in comparable store net sales through the first quarter of 2001.

    Our principal vendors also currently provide us with certain incentives such as volume purchasing, trade discounts, cooperative advertising and market development funds. A reduction or discontinuance of these incentives could have a material adverse effect on us.

    We also purchase significant amounts of pet supplies from a number of vendors with limited supply capabilities. There can be no assurance that our current pet supply vendors will be able to accommodate our anticipated growth and expansion of our stores. We continually seek to expand our base of pet supply vendors and to identify new pet-related products. An inability of our existing vendors to provide products in a timely or cost-effective manner could have a material adverse effect on us.

COMPETITION IN THE MARKETS IN WHICH WE OPERATE IS STRONG, AND OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED IF WE ARE UNABLE TO COMPETE EFFECTIVELY IN THE MARKETS IN WHICH OUR PRODUCTS ARE SOLD.

    The pet food and supplies retailing industry is highly competitive. We compete with a number of specialty pet store chains and traditional pet stores. We also compete with supermarkets, warehouse clubs and mass merchants. Many of these competitors are larger and have access to greater capital and management resources than we do.

    There can be no assurance that in the future we will not face greater competition from national, regional and local retailers. In particular, if any of our major competitors seeks to gain or retain market share by reducing prices or by introducing additional products, we may be required to reduce prices on our key items in order to remain competitive, which may have a material adverse effect on our profitability.

OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO INTEGRATE ACQUIRED COMPANIES INTO OUR OPERATIONS.

    The pet food and supplies retailing industry is highly fragmented and has been characterized in recent years by consolidation. We may pursue expansion and acquisition opportunities in the future, and we must efficiently integrate and combine operations of acquired companies to realize the anticipated benefits of acquisitions. There can be no assurance that the integration process will be successful, that the anticipated benefits of these acquisitions will be fully realized or that there will not be material adverse effects of these integration efforts. Our operating results could be adversely affected if we are unable to successfully integrate newly acquired companies into our operations. Any future acquisitions also could result in additional debt and contingent liabilities.

OUR INVESTMENT IN OUR CANADIAN LIMITED PARTNERSHIP MAY NOT BE PROFITABLE.

    We currently own a 79% limited partnership interest in Canadian Petcetera Limited Partnership, which operates 32 Petcetera retail pet food and supplies stores in Canada. We account for our investment in the partnership using the equity method of accounting, and we do not exercise control over the partnership. As of November 3, 2001, the carrying value of our investment in the limited partnership was approximately
$26.0 million. To date, the stores opened by this partnership, which have an average age of only 1.4 years, have been unable to duplicate the margin and net sales growth we have achieved in stores of similar maturity domestically and have yet to achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Canadian Partnership."

    While we believe that our Canadian partnership will ultimately be profitable, there can be no assurance that this will be the case. If we are unable to successfully compete with local retailers in Canada, we may be unable to regain our investment in the limited partnership. This may have a material adverse impact on our operations.

IF WE ARE REQUIRED TO RESTRUCTURE OUR OPERATIONS TO COMPLY WITH REGULATIONS GOVERNING OUR BUSINESS, IT COULD HAVE A MATERIAL EFFECT ON OUR BUSINESS AND OPERATIONS.

    The transportation and sale of small animals is governed by various state and local regulations. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. While we seek to structure our operations to comply with the laws and regulations of each state in which we operate, there can be no assurance that, given varying and uncertain interpretations of these laws, we would be found to be in compliance in all states. A determination that we are in violation of applicable laws in any state in which we operate could require us to restructure our operations to comply with the requirements of that state, which could have a material adverse effect on our business and operations.

SOME OF OUR COMPENSATION PRACTICES HAVE BEEN CHALLENGED IN A COMPLAINT THAT, IF SUCCESSFUL, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    In July 2001, we received a copy of a complaint filed in the Superior Court of California for the County of Los Angeles alleging violations of the California Labor Code and the Business and Professions Code. The purported class of plaintiffs allege that we improperly classified our store managers and first assistant store managers as exempt employees not entitled to overtime pay for work in excess of 40 hours per week. The complaint has only recently been filed. We have not yet answered the complaint but discovery has commenced. If successful, this litigation could have a material adverse effect on our financial condition, and any required change in our labor practices could have a negative impact on our results of operations. See "Business--Legal Proceedings."

THE LOSS OF THE SERVICES OF OUR PRINCIPAL EXECUTIVE OFFICERS, INCLUDING MR. DEVINE, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

    We are dependent upon the efforts of our principal executive officers. In particular, we are dependent upon the management and leadership of Brian K. Devine, our Chairman, President and Chief Executive Officer. The loss of
Mr. Devine or certain of our other principal executive officers could materially adversely affect our business.

    Our success will depend on our ability to retain our current management and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and there can be no assurances that we can retain our personnel. The loss of a member of senior management requires the remaining executive officers to divert immediate and substantial attention to seeking a replacement. The inability to fill vacancies in our senior executive positions on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

                      RISKS ASSOCIATED WITH THIS OFFERING

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

    Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately
  % of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions and will have significant control over our management and policies. The directors elected by these stockholders will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interests.

FUTURE SALES OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE AND MAKE IT DIFFICULT FOR YOU TO RECOVER THE FULL VALUE OF YOUR INVESTMENT IN OUR SHARES.

    If our existing stockholders sell substantial amounts of our common stock in the public market following this offering or if there is a perception that these sales may occur, the market price of our common stock could decline. Based on shares outstanding as of November 3, 2001, upon completion of this offering we
will have outstanding approximately              shares of common stock. Of
these shares, only the shares of common stock sold in this offering will be freely tradable, without restriction, in the public market. After the lockup agreements pertaining to this offering expire 180 days from the date of this
prospectus, unless waived, an additional              shares will be eligible
for sale in the public market at various times, subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended. See "Shares Eligible for Future Sale" for more information regarding shares of our common stock that may be sold by existing stockholders after the closing of this offering.

BECAUSE OUR COMMON STOCK IS NOT CURRENTLY TRADED ON A PUBLIC MARKET, THE INITIAL PUBLIC OFFERING PRICE MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR COMMON STOCK AFTER THIS OFFERING. YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

    Prior to our October 2000 recapitalization, our common stock was listed on The Nasdaq Stock Market's National Market. In connection with our recapitalization, we terminated our listing, and there is currently no public market for our common stock. We cannot assure you that an active public market will develop for our common stock following this offering or that, if a market does develop, the market price of our common stock will equal or exceed the public offering price. The public offering price will be determined by negotiations between us and the representatives of the underwriters and will not necessarily be indicative of the market price of the common stock after the offering. The prices at which the common stock will trade after the offering will be determined by the marketplace and may be influenced by many factors, including:

    - the information included in this prospectus and otherwise available to the representatives;

    - the history and the prospects of the industry in which we compete;

    - the ability of our management;

    - our past and present operations;

    - our prospects for future earnings;

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

    - market conditions for initial public offerings; and

    - the general condition of the securities markets at the time of this offering.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

    Following this offering, the price at which our common stock will trade may be volatile. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities. These fluctuations often have been unrelated or disproportionate to the operating performance of publicly traded companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class-action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert management's attention and resources from the operation of our business.

TERRORISM AND THE UNCERTAINTY OF WAR MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

    Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001 and other acts of violence or war may affect the market on which our common stock will trade, the markets in which we operate, our operations and profitability and your investment. Further terrorist attacks against the United States or U.S. businesses may occur. The potential near-term and long-term effect these attacks may have for our customers, the market for our common stock, the markets for our services and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts which may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

OUR STOCK PRICE MAY BE ADVERSELY AFFECTED BECAUSE OUR RESULTS OF OPERATIONS MAY FLUCTUATE FROM QUARTER TO QUARTER.

    The timing of new store openings, related pre-opening expenses and the amount of revenue contributed by new and existing stores may cause our quarterly results of operations to fluctuate. Our business is also subject to seasonal fluctuation. If our quarterly revenue and operating results fall below the expectations of securities analysts and investors, the market price of our common stock could fall substantially. Historically, we have realized a higher portion of our net sales during the month of December than during the other months of the year.

    Operating results also may vary depending on a number of factors, many of which are outside our control, including:

    - changes in our pricing policies or those of our competitors;

    - the hiring and retention of key personnel;

    - wage and cost pressures;

    - changes in fuel prices or electrical rates;

    - costs related to acquisitions of businesses; and

    - seasonal and general economic factors.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING.

    The initial public offering price is substantially higher than the book value per share of the common stock. As a result, purchasers in this offering
will experience immediate and substantial dilution of $      per share in the
tangible book value of the common stock from the initial public offering price.

TAKEOVER DEFENSE PROVISIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    Various provisions of the Delaware general corporation law, or the DGCL, and of our corporate governance documents may inhibit changes in control not approved by our board of directors and may have the effect of depriving you of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of our common stock. These provisions include:

    - a classified board of directors;

    - a prohibition on stockholder action through written consents;

    - a requirement that special meetings of stockholders be called only by our board of directors;

    - advance notice requirements for stockholder proposals and nominations; and

    - availability of "blank check" preferred stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. These statements involve known and unknown risks, uncertainties and other factors, including those described in this "Risk Factors" section, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the              shares
of common stock offered by us will be approximately $230.5 million, or approximately $265.4 million if the underwriters exercise their over-allotment
option in full, at an assumed initial public offering price of $      per share,
after deducting the underwriting discount and estimated offering expenses payable by us of approximately $19.5 million.

    We intend to use the net proceeds from this offering to:

    - redeem in full all outstanding shares of our 14% series A senior redeemable preferred stock having an aggregate liquidation preference of $128.4 million as of November 3, 2001, plus accrued and unpaid dividends up to the date of this offering; and

    - redeem in full all outstanding shares of our 12% series B junior redeemable preferred stock having an aggregate liquidation preference of $88.6 million as of November 3, 2001, plus accrued and unpaid dividends up to the date of this offering.

    If the underwriters exercise their over-allotment option, any additional net proceeds will be used to repay indebtedness.

    Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term investment grade securities.

                                DIVIDEND POLICY

    We have not paid cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in the operation of our business and we do not anticipate paying cash dividends in the foreseeable future. In addition, our senior credit facility and the indenture governing our senior subordinated notes place limitations on our ability to pay dividends or make other distributions in respect of our common stock. Any future determination as to the payment of dividends on our common stock will be restricted by these limitations, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by the board of directors, including the DGCL, which provides that dividends are only payable out of surplus or current net profits.

    The terms of our series A and series B redeemable preferred stock require us to pay dividends whether or not declared by our board of directors, out of funds legally available. Dividends on the series A and series B redeemable preferred stock accrue at the rates of 14% and 12% of the liquidation preference per annum, respectively. Dividends are payable in cash on a quarterly basis. If dividends are not paid when due, the amount payable is added to the liquidation preference. At November 3, 2001, dividends earned but not paid were $17.9 million and $10.7 million for the series A and series B redeemable preferred stock, respectively.

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

    Our net tangible book value at November 3, 2001, was $(123.9) million, or $(6.45) per share, based on 19,212,550 shares of our common stock outstanding.

    After giving effect to the sale of the              shares of common stock
by us at an assumed initial public offering price of $      per share, and after
deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at November 3, 2001 would be
$      million, or $      per share. This represents an immediate increase in
the pro forma net tangible book value of $      per share to existing
stockholders and an immediate dilution of $      per share to new investors.

    The following table illustrates this per share dilution:

Assumed initial public offering price per common share......             $
  Net tangible book value per common share at November 3,
    2001....................................................  $  (6.45)
  Increase per share attributable to new investors..........
                                                              --------
Pro forma net tangible book value per common share after the offering..................................................
                                                                         --------
Dilution per common share to new investors..................             $
                                                                         ========

    The following table shows on a pro forma basis at November 3, 2001 the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                                           SHARES PURCHASED       TOTAL CONSIDERATION     AVERAGE
                                         ---------------------   ---------------------     PRICE
                                          NUMBER      PERCENT     AMOUNT      PERCENT    PER SHARE
                                         ---------   ---------   ---------   ---------   ---------
Existing stockholders..................                      %   $                   %   $
                                         --------    --------    --------    --------    --------
New investors..........................                      %   $                   %   $
                                         --------    --------    --------    --------    --------
  Total................................                      %   $                   %   $
                                         ========    ========    ========    ========    ========

    The above information excludes (1) 936,234 shares of common stock reserved for issuance upon exercise of outstanding options at November 3, 2001, with a
weighted average exercise price of $0.455 per share, (2)              shares
available for issuance under our stock incentive plans and
(3) 1,065,900 shares of common stock reserved for issuance upon exercise of outstanding warrants at November 3, 2001, with a weighted average exercise price
of $0.001 per share. It also excludes      shares of common stock that the
underwriters have the option to purchase from us solely to cover over-allotments. Assuming the exercise of all options and warrants outstanding at November 3, 2001, our pro forma net tangible book value at November 3, 2001
would be $      million, or $      per share, which would represent an immediate
increase in the pro forma net tangible book value of $      per share to
existing stockholders and an immediate dilution of $      per share to new
investors.

    If the underwriters' option to purchase additional shares is exercised in full, the following will occur:

    - the number of shares of capital stock held by existing stockholders will
      decrease to approximately   % of the total number of shares of capital
      stock outstanding; and

    - the number of shares held by new investors will increase to
      shares or approximately   % of the total number of shares of our capital
      stock outstanding after this offering.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents and our capitalization as of November 3, 2001. Our capitalization is presented (1) on an actual basis and (2) as adjusted to give effect to the sale of shares of our common stock at an assumed initial public offering price of
$        per share and the intended application of the net proceeds. This presentation should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                              AS OF NOVEMBER 3, 2001
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $   3,064    $  16,526
                                                              =========    =========

Long-term debt, including current portion:

  Senior credit facility:
    Revolving credit facility(1)............................  $      --    $      --
    Term loan B facility....................................    195,000      195,000

  10.75% senior subordinated notes due 2011.................    200,000      200,000

  Other debt(2).............................................      7,472        7,472
                                                              ---------    ---------

    Total long-term debt, including current portion.........    402,472      402,472
                                                              ---------    ---------

Preferred stock:(3)
  $.01 par value, 500 shares authorized, 111 and 78 shares
    issued and outstanding
  14% series A senior redeemable exchangeable cumulative
    preferred stock.........................................    125,488           --
  12% series B junior redeemable cumulative preferred
    stock...................................................     86,542           --

Common stock................................................         19           28
Additional paid-in capital..................................   (202,165)      27,688
Accumulated other comprehensive loss........................     (1,746)      (1,746)
Accumulated deficit.........................................    (88,305)     (93,675)
                                                              ---------    ---------
Total stockholders' deficit.................................   (293,197)     (67,705)
                                                              ---------    ---------
Total capitalization........................................  $ 321,305    $ 334,767
                                                              =========    =========

--------------------------

(1) As of November 3, 2001, we also had outstanding letters of credit under our revolving credit facility of approximately $5.7 million, which reduce the amount we may borrow under our revolving credit facility. See "Description of Certain Indebtedness--Senior Credit Facility."

(2) Consists of capital leases of $5.2 million and other obligations of $2.3 million.

(3) Amounts equal liquidation preference, plus accrued and unpaid dividends, less unamortized issuance costs.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

    The following selected historical consolidated financial data as of, and for the fiscal years ended, February 1, 1997, January 31, 1998, January 30, 1999, January 29, 2000 and February 3, 2001, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our audited consolidated financial statements as of those dates and for those periods. The following selected historical consolidated financial data as of, and for the thirty-nine weeks ended, October 28, 2000 and November 3, 2001, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our unaudited consolidated financial statements as of those dates and for those periods. Results for the thirty-nine weeks ended October 28, 2000 and November 3, 2001 are not necessarily indicative of results for the full year. The selected historical consolidated financial data and notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements.

                                                                                                           39 WEEKS
                                                        FISCAL YEAR ENDED                                   ENDED
                                    ----------------------------------------------------------   ----------------------------
                                     FEB. 1,    JAN. 31,    JAN. 30,    JAN. 29,     FEB. 3,     OCTOBER 28,     NOVEMBER 3,
                                      1997        1998        1999        2000       2001(1)         2000           2001
                                    ---------   ---------   ---------   ---------   ----------   ------------   -------------
                                                                                                         (UNAUDITED)
                                         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND NET SALES PER SQUARE FOOT)
STATEMENT OF OPERATIONS DATA:

Net sales........................   $600,637    $749,789    $839,622    $990,289    $1,151,178     $810,350       $937,249
Cost of sales and occupancy
  costs..........................    446,315     553,566     624,818     720,711       817,084      582,977        660,059
                                    --------    --------    --------    --------    ----------     --------       --------
Gross profit.....................    154,322     196,223     214,804     269,578       334,094      227,373        277,190
Selling, general and
  administrative expenses........    132,745     173,667     187,938     220,800       264,753      190,838        224,979
Merger and non-recurring costs...     37,208      38,693      22,963          --        55,928       56,154            445
                                    --------    --------    --------    --------    ----------     --------       --------
  Operating income (loss)........    (15,631)    (16,137)      3,903      48,778        13,413      (19,619)        51,766
Interest expense, net............        600       2,530       6,718       8,936        22,971        9,937         31,545
                                    --------    --------    --------    --------    ----------     --------       --------
Earnings (loss) before Internet
  operations and equity in loss
  of unconsolidated affiliates,
  income taxes and extraordinary
  item...........................    (16,231)    (18,667)     (2,815)     39,842        (9,558)     (29,556)        20,221
Internet operations and equity in
  loss of unconsolidated
  affiliates.....................         --          --          --      (1,254)       (4,543)      (2,611)        (2,505)
                                    --------    --------    --------    --------    ----------     --------       --------
Earnings (loss) before income
  taxes and extraordinary item...    (16,231)    (18,667)     (2,815)     38,588       (14,101)     (32,167)        17,716
Income taxes (benefit)...........     (4,075)     (5,486)       (438)     16,831         4,974        2,016          7,421
                                    --------    --------    --------    --------    ----------     --------       --------
Earnings (loss) before
  extraordinary item.............    (12,156)    (13,181)     (2,377)     21,757       (19,075)     (34,183)        10,295
Extraordinary item--loss on
  extinguishment of debt (net of
  income tax benefit)............         --          --          --          --        (1,264)      (1,264)       (12,942)
                                    --------    --------    --------    --------    ----------     --------       --------
Net earnings (loss)..............    (12,156)    (13,181)     (2,377)     21,757       (20,339)     (35,447)        (2,647)
Increase in carrying amount of
  redeemable preferred stock.....         --          --          --          --        (8,486)      (1,862)       (20,493)
                                    --------    --------    --------    --------    ----------     --------       --------
Net earnings (loss) available to
  common stockholders............   $(12,156)   $(13,181)   $ (2,377)   $ 21,757    $  (28,825)    $(37,309)      $(23,140)
                                    ========    ========    ========    ========    ==========     ========       ========

Basic earnings (loss) per
  share..........................   $  (0.03)   $  (0.03)   $  (0.01)   $   0.05    $    (0.09)    $  (0.09)      $  (1.21)
Diluted earnings (loss) per
  share..........................   $  (0.03)   $  (0.03)   $  (0.01)   $   0.05    $    (0.09)    $  (0.09)      $  (1.21)
Shares used for computing basic
  earnings (loss) per share......    427,372     454,212     463,606     464,068       316,081      415,076         19,168
Shares used for computing diluted
  earnings (loss) per share......    427,372     454,212     463,606     469,436       316,081      415,076         19,168

                                                                                                           39 WEEKS
                                                        FISCAL YEAR ENDED                                   ENDED
                                    ----------------------------------------------------------   ----------------------------
                                     FEB. 1,    JAN. 31,    JAN. 30,    JAN. 29,     FEB. 3,     OCTOBER 28,     NOVEMBER 3,
                                      1997        1998        1999        2000       2001(1)         2000           2001
                                    ---------   ---------   ---------   ---------   ----------   ------------   -------------
                                                                                                         (UNAUDITED)
                                         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND NET SALES PER SQUARE FOOT)
OTHER FINANCIAL DATA:

EBITDA(2)........................   $ 39,666    $ 57,845    $ 63,150    $ 88,058    $  117,179     $ 71,398       $ 91,458
EBITDA margin(3).................        6.6%        7.7%        7.5%        8.9%         10.2%         8.8%           9.8%
Gross margin.....................       25.7%       26.2%       25.6%       27.2%         29.0%        28.1%          29.6%
Depreciation and amortization....   $ 18,089    $ 24,289    $ 30,382    $ 39,280    $   46,798     $ 35,182       $ 38,830
Inventory turns(4)...............        5.4x        5.7x        6.0x        6.2x          6.7x         5.8x           6.6x

STORE DATA:

Percentage increase in comparable
  store net sales................       16.1%       11.5%        6.4%       11.1%          6.4%         6.5%           8.4%
Net sales per square foot(5).....   $    162    $    158    $    157    $    168    $      177(6)   $    127      $    131
Number of stores at period end...        413         457         476         490           528          526            560

                                                                  AS OF                                         AS OF
                                        ----------------------------------------------------------   ----------------------------
                                         FEB. 1,    JAN. 31,    JAN. 30,    JAN. 29,     FEB. 3,     OCTOBER 28,     NOVEMBER 3,
                                          1997        1998        1999        2000       2001(1)         2000           2001
                                        ---------   ---------   ---------   ---------   ----------   ------------   -------------
                                                                                                             (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............  $ 44,338    $  3,354    $  2,324    $ 36,059    $   18,044     $ 11,469       $  3,064
Working capital(7)....................    14,772      30,006      36,992      32,824        21,479       34,113         41,472
Total assets..........................   312,617     335,195     387,135     453,894       454,319      461,179        477,563
Total debt, including current
  maturities..........................    29,106      46,442      99,880     118,465       391,191      403,119        402,472
Redeemable preferred stock............        --          --          --          --       191,537      184,913        212,030
Common stockholders' equity
  (deficit)...........................   196,499     186,057     183,841     205,890      (268,407)    (277,397)      (293,197)

------------------------------

(1) The fiscal year ended February 3, 2001 consisted of 53 weeks, as compared to 52 weeks for each of the fiscal years ended February 1, 1997, January 31, 1998, January 30, 1999 and January 29, 2000.

(2) Net earnings (loss) before interest (net), taxes, depreciation and amortization, Internet operations prior to consolidation in fiscal 2001, equity in loss of unconsolidated affiliates, extraordinary item and management fees, adjusted to exclude the effects of the following expenses for the periods referenced: (i) merger and non-recurring costs of $37.2 million, $38.7 million, $23.0 million and $55.9 million for the fiscal years ended February 1, 1997, January 31, 1998, January 30, 1999 and February 3, 2001, respectively, (ii) general and administrative costs of $11.0 million in the fiscal year ended January 31, 1998 associated with the acquisition of PetCare Plus, Inc., and (iii) general and administrative costs of $5.9 million in the fiscal year ended January 30, 1999 associated with a management realignment, an asset write-off related to the relocation of our main distribution center and the replacement of the point-of-sale equipment in all stores, and management fees of $1.0 million, $0.3 million and $2.3 million for the fiscal year ended February 3, 2001, the 39 weeks ended October 28, 2000 and the 39 weeks ended November 3, 2001, respectively, paid pursuant to our management services agreement.

    EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

     The calculation of EBITDA is shown below (dollars in thousands):

                                                                                                         39 WEEKS
                                                         FISCAL YEAR ENDED                                ENDED
                                       -----------------------------------------------------   ----------------------------
                                       FEB. 1,    JAN. 31,   JAN. 30,   JAN. 29,    FEB. 3,    OCTOBER 28,     NOVEMBER 3,
                                         1997       1998       1999       2000       2001          2000           2001
                                       --------   --------   --------   --------   ---------   ------------   -------------
                                                                                                       (UNAUDITED)
    Operating income................   $(15,631)  $(16,137)  $ 3,903    $48,778    $ 13,413      $(19,619)       $51,766
    Merger and non-recurring
      costs.........................     37,208     38,693    22,963         --      55,928        56,154            445
    Depreciation and amortization...     18,089     24,289    30,382     39,280      48,100        35,182         38,830
    Interest included in
      amortization above............         --         --        --         --      (1,302)         (579)        (1,923)
    Management fees and certain
      G&A costs.....................         --     11,000     5,902         --       1,040           260          2,340
                                       --------   --------   -------    -------    --------      --------        -------
    EBITDA..........................   $ 39,666   $ 57,845   $63,150    $88,058    $117,179      $ 71,398        $91,458
                                       ========   ========   =======    =======    ========      ========        =======

(3) Calculated by dividing EBITDA by net sales.

(4) Calculated by dividing cost of sales by end of period inventory. For the thirty-nine weeks ended October 28, 2000 and November 3, 2001, cost of sales has been annualized based on a 52-week year.

(5) Calculated by dividing net sales by gross square footage of stores open, weighted by the number of months stores are open during the period.

(6) As adjusted to a 52-week period, net sales per square foot would have been $173 for the fiscal year ended February 3, 2001.

(7) Calculated by subtracting current liabilities from current assets (other than cash and cash equivalents).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS AND INVOLVES NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THOSE DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.

GENERAL

    PETCO is a leading specialty retailer of premium pet food and supplies. At November 3, 2001, we operated 560 stores in 41 states and the District of Columbia. We plan to open superstores in the future and follow a strategy of converting and expanding our remaining smaller format stores to the superstore format. As a result of this strategy, we have opened and acquired superstores, have expanded and relocated smaller format stores into superstores and have closed underperforming stores. As a result of our store expansion strategy, operating results may reflect lower average store contribution and operating margins due to increased store pre-opening expenses and lower anticipated sales volumes of newer stores.

    On October 2, 2000, we completed a leveraged recapitalization with an entity controlled by Leonard Green & Partners, L.P. and Texas Pacific Group, the sponsors of the transaction, in a transaction valued at approximately
$600 million. The transaction was financed by a combination of equity, senior subordinated debt and a senior credit facility. A group of equity investors led by the sponsors contributed a total of approximately $200 million of equity to PETCO in the transaction. Following the leveraged recapitalization, we effected a 22-for-1 split of our common stock. The transaction was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

RESULTS OF OPERATIONS

    The following table sets forth selected results of our operations expressed as a percentage of net sales for the periods indicated. As a result of operational and strategic changes, period-to-period comparisons of financial results may not be meaningful and the results of our operations for historical periods may not be indicative of our future results.

                                                               FISCAL YEAR ENDED                 39 WEEKS ENDED
                                                         ------------------------------   ----------------------------
                                                         JAN. 30,   JAN. 29,   FEB. 3,    OCTOBER 28,     NOVEMBER 3,
                                                           1999       2000       2001         2000           2001
                                                         --------   --------   --------   ------------   -------------
Net sales..............................................   100.0%     100.0%     100.0%       100.0%          100.0%
Cost of sales and occupancy costs......................    74.4       72.8       71.0         71.9            70.4
                                                          -----      -----      -----        -----           -----
Gross profit...........................................    25.6       27.2       29.0         28.1            29.6
Selling, general and administrative expenses...........    22.4       22.3       23.0         23.6            24.0
Merger and non-recurring costs.........................     2.7         --        4.8          6.9              --
                                                          -----      -----      -----        -----           -----
Operating income (loss)................................     0.5        4.9        1.2         (2.4)            5.6
Interest expense, net..................................     0.8        0.9        2.0          1.2             3.4
                                                          -----      -----      -----        -----           -----
Earnings (loss) before Internet operations and equity
  in loss of unconsolidated affiliates, income taxes
  and extraordinary item...............................    (0.3)       4.0       (0.8)        (3.6)            2.2
Internet operations and equity in loss of
  unconsolidated affiliates............................      --       (0.1)      (0.4)        (0.4)           (0.3)
                                                          -----      -----      -----        -----           -----
Earnings (loss) before income taxes and extraordinary
  item.................................................    (0.3)       3.9       (1.2)        (4.0)            1.9
Income taxes (benefit).................................    (0.0)       1.7        0.4          0.2             0.8
                                                          -----      -----      -----        -----           -----
Earnings (loss) before extraordinary item..............    (0.3)       2.2       (1.6)        (4.2)            1.1
Extraordinary item--loss on extinguishment of debt
  (net of income tax benefit)..........................      --         --       (0.1)        (0.2)           (1.4)
                                                          -----      -----      -----        -----           -----
Net earnings (loss)....................................    (0.3)       2.2       (1.7)        (4.4)           (0.3)
                                                          =====      =====      =====        =====           =====

THIRTY-NINE WEEKS ENDED NOVEMBER 3, 2001 COMPARED WITH THIRTY-NINE WEEKS ENDED OCTOBER 28, 2000

    Net sales increased 15.7% to $937.2 million for the thirty-nine weeks ended November 3, 2001 from $810.4 million for the thirty-nine weeks ended
October 28, 2000. The increase in net sales for the thirty-nine weeks ended November 3, 2001 resulted primarily from the addition of 53 superstores, partially offset by the closure of 19 stores, of which 12 were relocated, and a comparable store net sales increase of 8.4%. The comparable store net sales increase was attributable to maturing superstores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $67.2 million, or 53.0%, of the net sales increase, and $59.6 million, or 47.0%, was attributable primarily to the net increase in our store base. During the first quarter of fiscal 2000, the distribution of Iams brand pet food was broadened beyond specialty stores into supermarkets, warehouse clubs and mass merchants. Iams brand pet food represented approximately 9% of our net sales in fiscal 1999. The broadening of distribution of Iams brand pet food negatively impacted comparable store net sales by approximately 3% during both fiscal 2000 and in first quarter 2001. For the second and third quarter 2001, following the anniversary of the broadening of distribution of Iams brand pet food, the increases in comparable store net sales were 10.1% and 7.5%, respectively. Third quarter 2001 comparable store net sales were modestly impacted by the September 11th terrorist attacks and, to a lesser extent, by weakening economic conditions.

    Gross profit, defined as net sales less the cost of sales including store occupancy costs, increased $49.8 million, or 21.9%, to $277.2 million for the thirty-nine weeks ended November 3, 2001 from $227.4 million for the thirty-nine weeks ended October 28, 2000. Gross profit as a percentage of net sales increased to 29.6% for the thirty-nine weeks ended November 3, 2001, from 28.1% in the prior year period. The majority of this increase in gross margin is due to the shift in the sales mix from lower-margin pet food sales to higher-margin categories, such as companion animals, toys and supplies, greater purchasing leverage and increased leverage of occupancy costs, partially offset by increases in accruals for merchandise shrink. Our reduced sales of Iams brand pet food due to its broader availability accelerated the shift in sales mix contributing to the gross margin increase.

    Selling, general and administrative expenses increased $34.1 million, or 17.9%, to $225.0 million for the thirty-nine weeks ended November 3, 2001 from $190.8 million for the thirty-nine weeks ended October 28, 2000. The increase was due primarily to increased personnel and related costs associated with supporting increased sales and new store openings. As a percentage of net sales, these expenses increased to 24.0% for the thirty-nine weeks ended November 3, 2001 from 23.6% in the prior year period. The increase for the thirty-nine weeks ended November 3, 2001 was primarily due to costs related in increased support functions and transition costs for the post-acquisition integration of Internet operations, management fees under our management services agreement entered into in connection with our leveraged recapitalization and increased insurance costs.

    Merger and non-recurring costs of $0.4 million were recorded in the thirty-nine weeks ended November 3, 2001. These costs consisted of an additional loss of $0.3 million to sub-lease an acquired facility that was previously closed and additional legal costs of $0.1 million related to our leveraged recapitalization.

    Merger and non-recurring costs of $56.2 million were recorded in the thirty-nine weeks ended October 28, 2000. These costs consisted of $19.6 million of leveraged recapitalization transaction costs, compensation expense of $22.2 million related to the repurchase of outstanding options for common stock in our leveraged recapitalization, the write-off of $10.2 million with respect to our investment in Petopia.com and $4.2 million in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to our leveraged recapitalization.

    Operating income was $51.8 million in the thirty-nine weeks ended
November 3, 2001, or 5.6% of net sales, compared with operating losses of ($19.6) million for the thirty-nine week period ended October 28, 2000, or (2.4%) of net sales. Excluding merger and non-recurring costs, on a comparable basis, we would have reported operating income of $52.2 million, or 5.6% of net sales, in the thirty-nine week period ended November 3, 2001, compared with operating income of $36.5 million, or 4.5% of net sales, in the prior year period. Included in operating income for the thirty-nine week period ended November 3, 2001 is an operating loss of $1.6 million for Internet operations and transition costs related to Internet operations of $0.5 million.

    Net interest expense was $31.5 million for the thirty-nine week period ended November 3, 2001 compared with net interest expense of $9.9 million in the prior year period. Increased borrowings related to our leveraged recapitalization led to the increase in interest expense.

    We recognized $2.5 million in equity in loss of unconsolidated affiliates for the thirty-nine weeks ended November 3, 2001 from our limited partner interest in a limited partnership which operates retail pet food and supplies stores in Canada. We account for our investment in the limited partnership using the equity method as we do not exercise control over the limited partnership, and we record our proportionate share of earnings or loss according to the partnership. For a further discussion of our Canadian investment, see "--Canadian Partnership."

    We recorded a loss of $2.6 million for Internet operations and equity in loss of unconsolidated affiliates for the thirty-nine weeks ended October 28, 2000. This primarily non-cash loss consists of $13.4 million of equity in the losses of Petopia.com, partially offset by $10.8 million we earned for our support of Petopia.com principally under the terms of our strategic alliance agreement. We acquired certain operating assets of Petopia.com in the fourth quarter of fiscal 2000 and the results or our Internet operations are included in our consolidated results for the thirty-nine weeks ended November 3, 2001.

    Income taxes were $7.4 million for the thirty-nine weeks ended November 3, 2001 compared with $2.0 million for the thirty-nine weeks ended October 28, 2000. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates before extraordinary item of 41.8% and (6.2%), respectively, in the thirty-nine weeks ended
November 3, 2001 and the prior year period.

    We redeemed our 13% senior subordinated notes due 2010 in the thirty-nine weeks ended November 3, 2001, resulting in an extraordinary loss upon early redemption of $12.9 million (net of income tax benefit of $7.9 million).

    We retired a credit facility in the thirty-nine weeks ended October 28, 2000 in connection with our leveraged recapitalization and related unamortized debt issuance costs were written off, resulting in an extraordinary loss of $1.3 million (net of income tax benefit of $0.8 million).

    The holders of our series A preferred stock and our series B preferred stock are entitled to receive dividends at a rate of 14% and 12%, respectively. We are not required to pay these dividends in cash. The dividends that are not paid in cash compound quarterly. The dividends earned in the thirty-nine weeks ended November 3, 2001 have been added to the principal balance of the preferred stock, with a corresponding deduction in net income available to common stockholders.

FISCAL YEAR ENDED FEBRUARY 3, 2001 COMPARED WITH FISCAL YEAR ENDED JANUARY 29, 2000

    Net sales increased 16.2% to $1,151.2 million in fiscal 2000 from $990.3 million in fiscal 1999. The increase in net sales in fiscal 2000 resulted primarily from the addition of 58 superstores, including the acquisition of six superstores, partially offset by the closure of 20 stores, of which ten were relocated, and a comparable store net sales increase of 6.4%. The comparable store net sales increase was attributable to maturing superstores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $64.0 million, or 39.8%, of the net sales increase, and $96.9 million, or 60.2% of the net sales increase, was attributable primarily to the net increase in our store base and the fact that fiscal 2000 contained 53 weeks, compared to 52 weeks in fiscal 1999. During the first quarter of fiscal 2000, the distribution of Iams brand pet food was broadened beyond specialty stores into supermarkets, warehouse clubs and mass merchants. Iams brand pet food sales represented approximately 9% of our net sales in fiscal 1999. The broadening of distribution of Iams brand pet food negatively impacted comparable store net sales by approximately 3% during fiscal 2000, a trend that continued through the first quarter of fiscal 2001.

    Gross profit increased $64.5 million, or 23.9%, to $334.1 million in fiscal 2000 from $269.6 million in fiscal 1999. Gross profit as a percentage of net sales increased to 29.0% in fiscal 2000 from 27.2% in fiscal 1999. The majority of this increase in gross margin is due to the continuing shift in the sales mix from lower-margin pet food sales to higher-margin categories such as companion animals, toys and supplies; greater purchasing leverage; and increased leverage of occupancy costs. Our reduced sales of Iams brand pet food due to its broader availability accelerated the shift in sales mix in fiscal 2000, contributing to the gross margin rate increase.

    Selling, general and administrative expenses increased $44.0 million, or 19.9%, to $264.8 million in fiscal 2000 from $220.8 million in fiscal 1999. The increase was due primarily to increased personnel and related costs associated with supporting increased sales and new store openings. As a percentage of net sales, these expenses increased to 23.0% in fiscal 2000 from 22.3% in fiscal 1999. The increase in 2000 was primarily due to increased personnel and related costs associated with our training and customer satisfaction initiatives, depreciation and maintenance of our investments in infrastructure in the prior year, and the accrual for management bonuses based on improved financial performance.

    Merger and non-recurring costs of $55.9 million were recorded in fiscal 2000. These costs consisted of $19.8 million of leveraged recapitalization transaction costs, compensation expense of $22.2 million related to the repurchase of outstanding options for common stock in our leveraged recapitalization, the write-off of $10.2 million with respect to our investment in Petopia.com and $3.7 million in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to our leveraged recapitalization.

    Operating income was $13.4 million in fiscal 2000 compared with operating income of $48.8 million in fiscal 1999. Excluding merger and non-recurring costs, on a comparable basis, we would have reported operating income of $69.3 million, or 6.0% of net sales, in fiscal 2000, compared with operating income of $48.8 million, or 4.9% of net sales, in fiscal 1999.

    During fiscal 1999, we acquired an equity interest in Petopia.com, an e-commerce destination for the sale of pet food and supplies. Prior to our acquisition of certain assets of Petopia.com in the fourth quarter of fiscal 2000, we accounted for our investment in Petopia.com using the equity method and recorded our proportionate share of earnings or loss. We also have a limited partner interest in a limited partnership, which operates retail pet food and supplies stores in Canada. We account for our investment in the limited partnership using the equity method as we do not exercise control over the limited partnership, and we record our proportionate share of earnings or loss according to the partnership agreement.

    We recognized losses of $1.3 million and $4.5 million for Internet operations and equity in loss of unconsolidated affiliates in fiscal 1999 and fiscal 2000, respectively. These amounts include the following:

    - Equity in losses for Petopia.com of $4.0 million and $11.5 million for fiscal 1999 and 2000, respectively;

    - Revenue and additional equity earned and expenses incurred in the amounts of $2.8 million and $10.3 million of net revenues in fiscal years 1999 and 2000, respectively, in providing certain marketing and fulfillment services to Petopia.com according to the terms of our strategic alliance agreement;

    - The write-off of $1.3 million in receivables due from Petopia.com in fiscal 2000 due to Petopia.com's pending liquidation;

    - Transition costs of $1.5 million incurred in fiscal 2000 in relocating Petopia.com's operating assets to our national support center following our acquisition of certain operating assets of Petopia.com; and

    - Equity in our Canadian limited partnership's loss of $0.5 million in fiscal 2000.

    Net interest expense was $23.0 million in fiscal 2000 compared with net interest expense of $8.9 million in fiscal 1999. Increased borrowings in fiscal 2000, related to our leveraged recapitalization, led to the increase in interest expense.

    Income taxes were $5.0 million in fiscal 2000 compared with $16.8 million in fiscal 1999. Our effective tax rate before equity in loss of unconsolidated affiliates and non-deductible merger and non-recurring costs was 39.5% in fiscal 2000. Our effective tax rate before equity in loss of unconsolidated affiliates was 39.5% in fiscal 1999. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates before extraordinary item of (35.3%) and 43.6%, respectively, in fiscal 2000 and fiscal 1999.

    We retired a credit facility during fiscal 2000 in connection with our leveraged recapitalization and related unamortized debt issuance costs were written off, resulting in an extraordinary expense of $1.3 million (net of income tax benefit of $0.8 million).

    Net loss was $20.3 million in fiscal 2000, compared with net earnings of $21.8 million in fiscal 1999. Net earnings, excluding Internet operations and equity in loss of unconsolidated affiliates and related tax effects, merger and non-recurring costs and related charges and related tax benefits and extraordinary item net of tax benefit, increased to $28.1 million, compared with net earnings in the prior year, excluding Internet operations and equity in loss of unconsolidated affiliates and related tax effects, of $24.1 million.

FISCAL YEAR ENDED JANUARY 29, 2000 COMPARED WITH FISCAL YEAR ENDED JANUARY 30, 1999

    Net sales increased 17.9% to $990.3 million in fiscal 1999 from $839.6 million in fiscal 1998. The increase in net sales in fiscal 1999 resulted primarily from the addition of 42 stores, partially offset by the closing of 18 stores, of which ten were relocations, and a comparable store net sales increase of 11.1%. The comparable store net sales increase was attributable to maturing superstores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $91.2 million, or 60.5%, of the net sales increase, and $59.5 million, or 39.5% of the net sales increase, was attributable to the net increase in our store base.

    Gross profit increased $54.8 million, or 25.5%, to $269.6 million in fiscal 1999 from $214.8 million in fiscal 1998. Gross profit as a percentage of net sales increased to 27.2% in fiscal 1999 from 25.6% in fiscal 1998. The majority of this increase in gross margin was due to the continuing shift in the sales mix from lower-margin pet food sales to higher-margin categories such as companion animals, toys and supplies. Also, the fiscal 1998 gross margin was adversely affected by increased distribution costs resulting from our investment in two new central distribution centers and lower leverage of store occupancy costs in the acquired stores during the conversion process.

    Selling, general and administrative expenses increased $32.9 million, or 17.5%, to $220.8 million in fiscal 1999 from $187.9 million in fiscal 1998. The increase was due primarily to increased personnel and related costs associated with supporting increased sales and new store openings. As a percentage of net sales, these expenses decreased to 22.3% in fiscal 1999 from 22.4% in fiscal 1998. Included in selling, general and administrative expenses in fiscal 1998 are a $1.4 million charge for severance and legal costs related to our management realignment and a $4.5 million charge related to the write-off of assets in connection with the relocation of our main distribution center and the replacement of point-of-sale equipment in a chain-wide conversion of this equipment and other assets. Excluding these charges, selling, general and administrative expenses were 21.7% of net sales in fiscal 1998, compared with 22.3% of net sales in 1999. The increase in 1999 was primarily due to increased personnel and related costs associated with decentralization of field staff, depreciation and maintenance of our investments in infrastructure in the prior year, and the accrual for management bonuses based on improved financial performance.

    Merger and non-recurring costs of $23.0 million were recorded in fiscal 1998 in connection with the conversion activities of the stores acquired in the last half of fiscal 1997. These costs consisted of $0.5 million of transaction costs, $2.0 million of costs attributable to lease cancellations and closure of duplicate or inadequate facilities and activities, $19.1 million of reformatting, facility conversion and other integration costs and $1.4 million of severance and other costs.

    Operating income was $48.8 million in fiscal 1999 compared with operating income of $3.9 million in fiscal 1998. Excluding merger and non-recurring costs and other charges, on a comparable basis, we would have reported operating income of $48.8 million, or 4.9% of net sales, in fiscal 1999, compared with operating income of $32.8 million, or 3.9% of net sales, in fiscal 1998.

    Internet operations and equity in loss of unconsolidated affiliates resulted in a loss of $1.3 million in fiscal 1999. This consisted of $4.0 million of equity in the losses of Petopia.com, partially offset by $2.7 million we earned for our support of Petopia.com under the terms of our alliance agreement.

    Net interest expense was $8.9 million in fiscal 1999 compared with net interest expense of $6.7 million in fiscal 1998. Increased borrowings in fiscal 1999 led to the increase in interest expense.

    Income taxes were $16.8 million in fiscal 1999 compared with an income tax benefit of $0.4 million in fiscal 1998. Our effective tax rate before equity in loss of unconsolidated affiliates was 39.5% in fiscal 1999. Our effective tax rate before equity in loss of unconsolidated affiliates and non-deductible merger and non-recurring costs was 39.5% in fiscal 1998. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates of 43.6% and 15.6%, respectively, in fiscal 1999 and fiscal 1998.

    Net earnings were $21.8 million in fiscal 1999, compared with net loss of $2.4 million in fiscal 1998. Net earnings in fiscal 1999, excluding Internet operations and equity in loss of unconsolidated affiliates and related tax effects, increased to $24.1 million, compared with net earnings in fiscal 1998, excluding merger and non-recurring costs and related charges and tax benefits, of $15.6 million.

QUARTERLY DATA

    The following tables set forth the unaudited quarterly results of operations for fiscal 1999, fiscal 2000 and the first three quarters of 2001. This information includes all adjustments management considers necessary for fair presentation of such data. The results of operations for historical periods are not necessarily indicative of results for any future period. We expect quarterly results of operations to fluctuate depending on the timing and amount of net sales contributed by new stores.

    We believe that our business is moderately seasonal, with net sales and earnings generally higher in the fourth fiscal quarter due to year-end holiday purchases.

                                                                        FISCAL QUARTER ENDED
                                                        -----------------------------------------------------
                                                           MAY 1,        JUL. 31,     OCT. 30,      JAN. 29,
FISCAL 1999                                                 1999           1999         1999          2000
-----------                                             -------------   ----------   -----------   ----------
                                                                       (DOLLARS IN THOUSANDS)
Net sales.............................................   $  229,657     $  236,184   $  249,007    $  275,441
Gross profit..........................................       59,122         61,880       67,638        80,938
Operating income......................................        7,812          8,889       11,387        20,690
Net earnings..........................................        3,562          4,121        4,889         9,185
Operating earnings(1).................................        3,562          4,121        5,349        11,072
EBITDA(2).............................................       16,856         19,204       21,302        30,696

Stores open at end of period..........................          482            485          494           490
Aggregate gross square footage........................    5,773,881      5,889,004    6,068,222     6,075,030
Percentage increase in comparable store net sales.....         10.9%          12.1%        13.2%          8.5%

                                                                        FISCAL QUARTER ENDED
                                                        -----------------------------------------------------
                                                          APR. 29,       JUL. 29,     OCT. 28,      FEB. 3,
FISCAL 2000                                                 2000           2000         2000          2001
-----------                                             -------------   ----------   -----------   ----------
                                                                       (DOLLARS IN THOUSANDS)
Net sales.............................................   $  265,166     $  262,719   $  282,465    $  340,828
Gross profit..........................................       73,266         73,371       80,736       106,721
Operating income (loss)...............................       11,547         12,091      (43,256)       33,031
Net earnings (loss)...................................        6,381          2,694      (44,521)       15,107
Operating earnings(1).................................        5,546          5,886        4,660        11,962
EBITDA(2).............................................       21,731         22,704       26,962        45,782
Stores open at end of period..........................          503            509          526           528
Aggregate gross square footage........................    6,380,209      6,501,775    6,806,603     6,856,732
Percentage increase in comparable store net sales.....          8.5%           5.0%         6.3%          6.1%

                                                                  FISCAL QUARTER ENDED
                                                        ----------------------------------------
                                                           MAY 5,       AUGUST 4,    NOVEMBER 3,
FISCAL 2001                                                 2001           2001         2001
-----------                                             -------------   ----------   -----------
                                                                 (DOLLARS IN THOUSANDS)
Net sales.............................................   $  304,494     $  309,902   $  322,853
Gross profit..........................................       88,469         91,077       97,644
Operating income......................................       15,145         16,575       20,046
Net earnings (loss)...................................        1,592          2,820       (7,059)
Operating earnings(1).................................        2,399          3,928        6,175
EBITDA(2).............................................       27,834         30,305       33,319
Stores open at end of period..........................          538            548          560
Aggregate gross square footage........................    7,031,948      7,215,744    7,384,106
Percentage increase in comparable store net sales.....          7.7%          10.1%         7.5%

--------------------------

(1) Operating earnings exclude Internet operations and equity in loss of unconsolidated affiliates, net of tax effects, and merger and non-recurring costs, net of tax benefits.

(2) Net earnings (loss) before interest (net), taxes, depreciation and amortization, Internet operations prior to consolidation in fiscal 2001, equity in loss of unconsolidated affiliates, extraordinary item and management fees, adjusted to exclude the effects of merger and non-recurring costs of $56.1 million, $(0.2) million and $0.4 million for the fiscal quarters ended October 28, 2000, February 3, 2001 and August 4, 2001, respectively.

    EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations and expansion program through internal cash flow, external borrowings and the sale of equity securities. At November 3, 2001, total assets were $477.6 million, $185.7 million of which were current assets. Net cash provided by operating activities was $27.9 million, $78.8 million, $55.9 million and $41.4 million for fiscal 1998, 1999, 2000 and the first thirty-nine weeks of fiscal 2001, respectively. Our sales are substantially on a cash basis. Therefore, cash flow generated from operating stores provides a significant source of liquidity. We use operating cash principally to make interest payments on our debt and to purchase inventory. A portion of our inventory purchases is financed through vendor credit terms. We are highly leveraged following our leveraged recapitalization in October 2000, and we use cash generated from operating activities to service the increased debt levels.

    We use cash in investing activities to purchase fixed assets for new stores, to acquire stores and, to a lesser extent, to purchase warehouse and office fixtures, equipment and computer hardware and software in support of our distribution and administrative functions. We invested $9.1 million in affiliates in the first thirty-nine weeks of fiscal 2001, $9.5 million in affiliates in fiscal 2000 and invested $18.5 million in affiliates in fiscal 1999. The affiliates include Petopia.com, an e-commerce destination for the sales of pet food and supplies, and a limited partnership that operates retail pet food and supplies stores in Canada. During fiscal 1998, we invested
$4.9 million in the limited partnership and made loans of $6.5 million to a limited partner in the limited partnership. Cash used in investing activities was $62.3 million, $62.3 million, $72.6 million and $48.3 million for fiscal 1998, 1999, 2000 and the first thirty-nine weeks of fiscal 2001, respectively.

    We also finance some of our purchases of equipment and fixtures through capital lease and other obligations. No purchases of fixed assets were financed in this manner during fiscal 1999 or 2000. Purchases of $20.3 million of fixed assets were financed in this manner during fiscal 1998.

    During fiscal 1998, we completed two acquisitions of retailers of pet food and supplies in transactions accounted for as purchases. The aggregate fair value of assets acquired and the net cash invested in these businesses was $2.1 million, of which $0.3 million was expended in fiscal 1999. The excess of the aggregate cost over the fair value of net assets acquired was $1.8 million, which was recorded as goodwill and is being amortized over 15 years.

    During fiscal 1999, we completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in this business was $2.6 million. The excess of the aggregate cost over the fair value of net assets acquired was $1.5 million, which was recorded as goodwill and is being amortized over 15 years.

    During fiscal 2000, we completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in the business was $12.6 million. The excess of the aggregate cost over the fair value of net assets acquired was $10.9 million which was recorded as goodwill and is being amortized over 15 years.

    During fiscal 2000, we completed the acquisition of certain operating assets of Petopia.com in a transaction accounted for as a purchase. The aggregate fair value of assets acquired was $3.8 million. The excess of the aggregate cost over the fair value of net assets acquired was $3.1 million, which was recorded as goodwill and is being amortized over three years.

    On October 2, 2000, we completed the leveraged recapitalization. In the transaction, each issued and outstanding share of our common stock was cancelled and converted automatically into the right to receive $22.00 in cash, with the exception of 134,351 shares retained by members of our management. In the leveraged recapitalization, we issued an aggregate of $190.0 million in common stock and preferred stock and $120.0 million of senior subordinated debt, entered into a $350.0 million senior credit facility, retired debt under the then existing credit facility and repurchased substantially all of our outstanding common stock for an aggregate of $463.4 million. Net proceeds from the issuance of new shares of common stock in the leveraged recapitalization was $15.9 million. Following the leveraged recapitalization, we effected a 22-for-1 split of our common stock. This transaction was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

    Our primary long-term capital requirement is funding for the opening or acquisition of stores. Cash flows provided by (used in) financing activities were $33.3 million, $17.2 million and ($1.3) million in fiscal 1998, 1999 and 2000, respectively. In fiscal 1998, 1999, and 2000, net proceeds of $0.1 million, $0.3 million and $16.9 million, respectively, were generated from sales of common stock. In fiscal 2000, net proceeds of $107.4 million, $75.7 million and $1.1 million, respectively, were generated by the issuance of our series A senior redeemable exchangeable cumulative preferred stock, our series B junior redeemable cumulative preferred stock and common stock warrants. Remaining cash flows provided by financing activities were borrowings under long-term debt agreements, net of repayment of long-term debt agreements and other obligations. Cash flows from financing activities were used to fund our expansion program, investment in affiliates, leveraged recapitalization and working capital requirements.

    We have a senior credit facility with a syndicate of banks which had a commitment of up to $350.0 million that expired between October 2, 2006 and October 2, 2008. The senior credit facility consisted of an $80.0 million revolving credit facility, a $70.0 million term loan A facility and a $200.0 million term loan B facility. Following amendments of our senior credit facility in connection with an offering in October 2001 of 10.75% senior subordinated notes due 2011, the amount we are permitted to borrow under the revolving credit facility was reduced to $75.0 million, and our term loan facilities were restructured into a single $195.0 million term loan B facility. Borrowings under the senior credit facility are secured by substantially all of our assets and currently bear interest, at our option, at the agent bank's base rate plus a margin of up to 2.25%, or LIBOR plus a margin of up to 3.25%, based on our leverage ratio at the time in the case of the revolving credit facility and a fixed margin in the case of the term loan B facility. The credit agreement contains certain affirmative and negative covenants related to indebtedness, interest and fixed charges coverage and consolidated net worth. We were in full compliance with all these covenants at November 3, 2001. The proceeds of the offering of 10.75% senior subordinated notes due 2011, completed in October 2001, were used to redeem $120.0 million of 13% senior subordinated notes and to reduce indebtedness under the senior credit facility.

    As of February 3, 2001, we had available net operating loss carryforwards of $36.5 million for federal income tax purposes, which begin expiring in 2012, and $21.6 million for state income tax purposes, which begin expiring in 2005.

    We anticipate that funds generated by operations and funds available under the credit facility will be sufficient to finance our continued operations and planned store openings at least through fiscal 2002.

CANADIAN PARTNERSHIP

    We currently own a 79% non-controlling limited partnership interest in Canadian Petcetera Limited Partnership, which operates 32 Petcetera retail pet food and supplies stores in Canada. The carrying value of our investment in the limited partnership was approximately $26.0 million as of November 3, 2001.

    We have continued to acquire additional partnership interests through cash investments during the thirty-nine weeks ended November 3, 2001. This funding was expected to allow the partnership to execute its expansion plans, including opening 12 stores and growing sales in existing stores. To date, growth rates have been lower than anticipated. Management is currently evaluating our alternatives with respect to our investment in the partnership. One of the alternatives under consideration is exercising our option to acquire the other partners' interests, which would allow us to control the partnership and consolidate its stores into our operations.

    In conjunction with evaluating our alternatives, we continue to work in collaboration with the general partner to review sales and operating margin results of the partnership's stores particularly in key new geographic markets recently entered, to evaluate the partnership's ability to achieve results that may lead to future positive cash flows. In the fourth quarter of 2001, we expect to complete this review and intend to make a decision on our course of action regarding our partnership investment. Based on the results of our review and our ultimate decision, we may conclude that our investment in the partnership is impaired, and accordingly, we may record a write-down of the carrying amount of our investment.

INFLATION

    Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our net sales or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risks relating to our operations result primarily from changes in short-term London Interbank Offered Rates, or LIBOR, as our senior credit facility utilizes a portfolio of short-term LIBOR contracts. LIBOR contracts are fixed rate instruments for a period of between one and six months, at our discretion. Our portfolio of LIBOR contracts vary in length and interest rate, such that adverse changes in short-term interest rates could affect our overall borrowing rate when contracts are renewed. We have entered into a $75.0 million interest rate collar agreement, or hedge, to limit our exposure to the interest rate risk associated with our variable rate debt. Changes in the intrinsic value of the hedge are recorded as accumulated other comprehensive income (loss). Amounts received or paid under the hedge are recorded as reductions of or additions to interest expense. We had a cumulative deferred loss on our hedge of $1.7 million, net of deferred tax benefit of $1.1 million, at November 3, 2001.

    Of the total $195.0 million in debt under our senior credit facility as of November 3, 2001, after giving effect to the hedge, $120.0 million was subject to variable interest rate fluctuations. Based on this debt level, and taking into account the hedge, a hypothetical 10% increase in LIBOR from the applicable rate at November 3, 2001 would increase net interest expense by approximately $0.4 million on an annual basis, and likewise would decrease both earnings and cash flows for that annual period by a corresponding amount. We cannot predict market fluctuations in interest rates and their impact on debt, nor can there be any assurance that long-term fixed-rate debt will be available at favorable rates, if at all. Consequently, future results may differ materially from estimated results due to adverse changes in interest rates or debt availability.

    We did not have any material foreign exchange or other significant market risk at November 3, 2001.

                                    BUSINESS

COMPANY OVERVIEW

    We are the nation's leading pet food and supplies specialty retailer with 560 stores in 41 states and the District of Columbia. Our products include pet food, supplies, grooming products, toys, novelty items and vitamins, small pets such as fish, birds and other small animals (excluding cats and dogs), and veterinary supplies. Our strategy is to offer our customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations.

    Our stores combine the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenient location and knowledgeable customer service of a neighborhood pet supply store. We believe that this combination differentiates our stores and provides us with a competitive advantage. Our principal format is a 15,000 square foot superstore, conveniently located near local neighborhood shopping destinations, including supermarkets, bookstores, coffee shops, dry cleaners and video stores, where our target "pet parent" customer makes regular weekly shopping trips. We believe that our stores are well positioned, both in terms of product offerings and location, to benefit from favorable long-term demographic trends, a growing pet population and an increasing willingness of pet owners to spend on their pets.

HISTORY

    We have been providing pet supplies and products under the PETCO name for over 35 years. In 1994 we completed an offering of our common stock to the public. On October 2, 2000 we completed a recapitalization with an entity controlled by Leonard Green & Partners, L.P. and Texas Pacific Group, the sponsors of the transaction, in a transaction valued at approximately
$600 million. The transaction was financed by a combination of equity, senior subordinated debt and a senior credit facility. A group of equity investors led by the sponsors contributed a total of approximately $200 million of equity to PETCO in the transaction. Our common stock ceased to trade publicly following the recapitalization.

STORE LOCATIONS

    We design our stores to offer a fun, vibrant and enjoyable shopping experience for our customers and their pets. A typical PETCO store is moderately sized at 12,000 to 15,000 square feet, with low ceilings, attractive signage and bright lighting, resulting in a distinctive retail setting. Below is a table which lists the number of our stores:

                             NUMBER OF PETCO STORES
                             AS OF NOVEMBER 3, 2001

                         NUMBER OF
        STATE             STORES
---------------------   -----------
Alabama                       2
Arizona                      15
Arkansas                      3
California                  137
Colorado                     12
Connecticut                  15
Delaware                      1
District of Columbia          1
Georgia                       8
Idaho                         2
Illinois                     38
Indiana                       6
Iowa                          6
Kansas                        8

Kentucky                      1
                         NUMBER OF
        STATE             STORES
---------------------   -----------
Louisiana                     2
Maine                         1
Maryland                     11
Massachusetts                24
Michigan                     13
Minnesota                    18
Mississippi                   1
Missouri                     13
Montana                       1
Nebraska                      6
Nevada                        8
New Hampshire                 6
New Jersey                   15

New Mexico                    3
                         NUMBER OF
        STATE             STORES
---------------------   -----------
New York                     33
North Dakota                  2
Ohio                          3
Oregon                       14
Pennsylvania                 22
Rhode Island                  1
South Dakota                  1
Tennessee                     7
Texas                        49
Utah                          5
Virginia                     10
Washington                   26
Wisconsin                    10

INDUSTRY OVERVIEW

    GENERAL. We believe the pet food and supplies industry is benefiting from a number of favorable demographic trends that are continuing to support a steadily growing pet population. The U.S. pet population has now reached 353 million companion animals, including 141 million cats and dogs, with an estimated 62% of all U.S. households owning at least one pet, and three quarters of those households owning two or more pets. We believe the trend to more pets and more pet-owning households will continue, driven by an increasing number of children under 18 and a growing number of empty nesters whose pets have become their new "children." Based on U.S. Census Bureau data, the number of children under 18 will continue to grow over the next five years. We believe that this trend will continue to support the growing U.S. pet population, as households with these demographics are more likely to own pets. We project that U.S. retail sales of pet food, supplies, small animals (excluding cats and dogs) and services will increase to approximately $23 billion in 2001 and will grow at a CAGR of 4.3% for the next five years.

    PET FOOD. Packaged Facts projects that dog and cat food sales, which represent the vast majority of all pet food sales, will account for approximately $11 billion in sales for 2001. In 2000, premium dog and cat food represented approximately 30% of the total dog and cat food market and is expected to increase to approximately 40% of the total dog and cat food market by 2005, representing a CAGR of 9.0%. Pet food accounted for $382 million or 33% of our fiscal 2000 net sales, of which $355 million, or 93%, was generated from premium pet food sales.

    Historically, the pet food industry has been dominated by national supermarket brands such as Alpo, Kal Kan and Purina, which are primarily sold through grocery stores, supermarkets, convenience stores and mass merchants. In recent years, supermarkets' share of total pet food sales has steadily decreased as a result of competition from warehouse clubs, mass merchants and specialty pet store chains as well as the growing proportion of premium pet food sales. Premium pet foods, such as Science Diet, Nutro and Eukanuba, currently are not sold through supermarkets, warehouse clubs or mass merchants due to manufacturers' restrictions but are sold primarily through specialty retailers like PETCO, veterinarians and farm and feed stores.

    The growth of the premium pet food market is attributable to both the marketing of premium brands by vendors and a heightened nutritional awareness among pet owners. For example, during 1998, premium pet food manufacturers launched approximately 250 new specialty food products, such as all-natural products and products for pets with sensitive skin and stomachs. Management expects expanded product offerings by premium pet food manufacturers to continue, and that distribution of these products primarily through specialty retailers will continue to draw customers away from supermarkets and mass merchants.

    PET SUPPLIES AND SMALL ANIMALS. Packaged Facts projects that sales of pet supplies will account for approximately $6 billion in sales for 2001 and will grow at a CAGR of 7.2% over the next few years. Pet supplies and small animals (excluding cats and dogs) accounted for $710 million or 62% of our fiscal 2000 net sales.

    The market for pet supplies consists of items such as collars and leashes, cages and habitats, toys, treats, aquatic supplies, pet carriers, vitamins and supplements and grooming and veterinary products. The channels of distribution for pet supplies are highly fragmented with products sold by many types of retailers, including supermarkets, warehouse clubs and other discounters, mass merchants, specialty pet store chains, direct mail and veterinarians. Specialty retailers such as PETCO, with wide assortments of pet supplies and higher levels of customer service, represent a growing channel for sales of pet supplies.

    The market for small animals (other than cats and dogs) includes sales of fish, birds, reptiles, rabbits, hamsters, mice and other small pets. Because of the overpopulation of cats and dogs and the controversial practices of some breeders, we have elected to limit our selection of animals to birds, fish, reptiles and other small animals. We do, however, participate in pet adoption programs for cats and dogs, which are administered through local animal welfare programs.

    PET SERVICES. Certain routine pet services are estimated to account for the remaining $6 billion of the overall $23 billion market projected by management, but represented less than 3% of our fiscal 2000 net sales. The market for pet services includes obedience training, grooming and other services. We offer obedience training in most of our stores, grooming in many of our stores and limited veterinary services, such as routine vaccinations, at a number of stores. Although services do not represent a significant portion of our net sales, we believe that offering selected pet services better serves our best customers and increases traffic flow in our stores.

    DISTRIBUTION CHANNELS. The pet food and supplies industry is highly fragmented, with an estimated 9,000 independent pet supply stores operating in the United States. PETCO is one of only two national specialty retailers of pet food and supplies. Between 1991 and 1999, the last year for which data is available, specialty pet store chains such as PETCO experienced significant market share gains, largely at the expense of supermarkets. We believe that this shift primarily results from (1) the enhanced merchandising effort and product and services mix offered by specialty pet store chains and (2) the growing demand for premium pet food as nutritional awareness among the general population extends to pet owners and their pets. The following chart illustrates this shift in distribution channels.

                                    [CHART]

OUR STRATEGY AND COMPETITIVE ADVANTAGES

    Our strategy is to strengthen our position as the leading pet food and supplies specialty retailer by offering our customers a complete assortment of pet-related products at competitive prices with superior levels of customer service at convenient locations. We intend to continue to pursue the following elements of our strategy:

- CONTINUE TO INCREASE SALES AND PROFITABILITY. We have increased our net sales from $443.6 million in fiscal 1995 to $1.15 billion in fiscal 2000, for a CAGR of 21.0%, while increasing our EBITDA from $19.4 million to $117.2 million, for a CAGR of 43.3%. Our EBITDA margins over this same period have more than doubled from 4.4% in fiscal 1995 to 10.2% in fiscal 2000. The principal contributors to these improvements in our financial performance include:
  (1) our ability to generate continuous comparable store net sales growth;
  (2) strategic expansion in both existing and new markets using our superstore format; (3) targeted merchandising efforts to drive greater sales of higher margin supplies and services, which have grown to 66.1% of net sales in fiscal 2000, up from 59.2% of net sales in fiscal 1996; (4) our expanding store base that offers economies of scale and purchasing efficiencies; and (5) a broad product offering of over 10,000 high quality pet-related products, most of which are not found in typical supermarkets or mass merchants.

- CAPITALIZE UPON OUR MATURING STORE BASE. We have historically found that the most dramatic growth in a store's net sales and EBITDA occurs in the first five years following a store's opening. During this store maturation phase, we have historically experienced store level EBITDA margin improvements from an estimated 5% average EBITDA margin in the store's first year to over a 14% average EBITDA margin by year five. Approximately half of our stores were opened in the past five years and to date our newly opened stores have been maturing in accordance with historical rates. We believe that our maturing store base provides us with an opportunity to significantly increase our net sales and EBITDA with only modest incremental capital expenditures for these stores.

- EXPAND USING OUR PROVEN NEW STORE MODEL. We believe that the highly fragmented pet food and supplies market offers compelling opportunities for us to increase our presence and gain market share. To capitalize on these opportunities and consistent with our existing strategy, we plan to increase our store count by 35 to 45 stores per year over the next five years both by focusing on existing markets and by targeting one or two new geographic markets per year. We carefully measure each proposed store opening against demographic, economic and competitive factors. We have established an operating model that we believe enables us to quickly and profitably execute our expansion strategy after we have analyzed a market's potential. Our new stores generally have become profitable by the end of their first year of operation, and we target for each store a five-year return on investment of more than 20%.

- LEVERAGE OUR INDUSTRY-LEADING INTEGRATED INFORMATION SYSTEMS. We have invested an aggregate of approximately $50 million over the last three fiscal years to replace and upgrade our POS and information system infrastructure. Our highly integrated POS system in each of our stores provides our management team with timely and valuable information on store and regional level sales and merchandising trends, inventory tracking and operational data. By integrating all of our key functional areas, our systems empower regional, district and store managers to increase sales, to improve operational efficiency, to control inventory, to monitor critical performance indicators and to enhance customer service and satisfaction.

- UTILIZE OUR LOGISTICS EXPERTISE. Our distribution system has over one million square feet of distribution capacity, including an integrated network of three national and five regional distribution centers. This network enables us to reduce our costs by reducing the delivered cost of merchandise and limiting the need to carry excess inventory. Our inventory control systems provide for effective replenishment of inventory and allow us to achieve optimal in-stock levels at our stores. Our logistics expertise has enabled us to dramatically increase inventory turns from 5.0x for fiscal 1995 to 6.7x for fiscal 2000.

- CAPITALIZE UPON OUR BRAND AWARENESS AND HIGHLY SUCCESSFUL CUSTOMER LOYALTY PROGRAM. The "PETCO" brand name and our slogan "Petco, where the pets go" are well known by pet owners. We believe that this awareness reinforces the fun and enjoyable shopping experience that we seek to create for our customers and their pets. P.A.L.S., our highly successful customer loyalty program, further enhances and reinforces the loyalty, brand awareness and satisfaction of our customers. To date, we have issued approximately 13 million P.A.L.S. cards and recently have been issuing nearly one million cards per quarter. Our P.A.L.S. members account for over 70% of our net sales and spend an average of almost 50% more per transaction than do our non-P.A.L.S. customers. Our exclusive program fosters a long-term, one-on-one relationship with the customer and builds brand loyalty and customer retention. Our program also provides us with one of the largest databases of information in the industry. Information on our customers' buying preferences allows us to more precisely deliver targeted marketing efforts and assists us in more effectively catering to our customers' needs.

- CONTINUE TO PROVIDE SUPERIOR, KNOWLEDGE-BASED CUSTOMER SERVICE. We seek to enhance our customers' shopping experience by providing knowledgeable and friendly customer service and creating a fun and exciting shopping environment. We seek to hire store managers and sales associates who themselves are pet owners and enthusiasts and therefore are more eager and better able to assist customers with their needs. We believe it is better to hire animal lovers and train them in retail rather than hire experienced retailers and hope they like animals. We believe that our customer service differentiates us from our competitors, leading to increased sales, attracting new customers and building customer loyalty.

PURCHASING AND DISTRIBUTION

    Our centralized purchasing and distribution system minimizes the delivered cost of merchandise and maximizes the in-stock position of our stores. We currently operate three central and five regional distribution centers. The central distribution centers are located in Mira Loma, California; Dayton, New Jersey; and Joliet, Illinois. Bulk items for all stores are either shipped to regional distribution centers for redistribution or are sent directly to store locations. Manufacturers ship non-bulk supplies to the central distribution facilities which we then distribute either to regional centers or directly to store locations. We believe that our centralized distribution system enables our stores to maximize selling space by reducing necessary levels of safety stock carried in each store. We also provide order fulfillment services for our Internet customers through our three central distribution centers.

MARKETING AND ADVERTISING

    Our marketing department creates and implements a wide variety of nationwide, regional and local advertising, direct marketing and sales promotion programs. These television, radio, circular and direct mail programs are designed to increase sales and consumer awareness of the PETCO brand name.

    In late 1997 we launched our P.A.L.S. customer loyalty program, which provides us with one of the largest databases of customer information in the industry with approximately 13 million P.A.L.S. cards issued to date. Our P.A.L.S. database is integrated with our POS system, allowing us to track purchasing activity and shopping habits of our P.A.L.S. cardholders. This allows us to effectively target customers with personalized direct mail or e-mail messages, to provide promotional offers directly related to past purchases and to adjust our products and services mix to more effectively cater to our customers' needs.

    Local store marketing activities are conducted on a regular basis in most stores. These marketing activities include store opening events, in-store pet adoptions, informational seminars, school field trips, pet photos, products demonstrations, pet fairs and a variety of other local contests or cross-promotion events.

COMPETITION

    The pet food and supplies business is highly competitive. This competition can be categorized into three different segments: (1) supermarkets, warehouse clubs and mass merchants; (2) specialty pet store chains; and (3) traditional pet stores. Many of the premium pet food brands we offer, such as Nutro, Science Diet and Eukanuba, are not presently available to supermarkets, warehouse clubs or mass merchants due to manufacturers' restrictions. We believe that the principal competitive factors influencing our business are product selection and quality, convenient store locations, customer service and price. We believe that we compete effectively within our various geographic areas; however, some of our competitors are much larger in terms of sales volume and have access to greater capital and management resources than we do.

    One of our premium pet food vendors, The Iams Company, was purchased by Procter & Gamble in fiscal 1999. Through the end of fiscal 1999, Iams brand pet food was not widely available in supermarkets or mass merchants. In fiscal 2000, Procter & Gamble broadened the distribution of Iams to supermarkets and mass merchants across the country. The Eukanuba brand of pet food, which is also manufactured by The Iams Company, continues to be sold exclusively by specialty channels such as PETCO.

    The pet food and supplies industry has been characterized in recent years by the consolidation of a number of pet supply chains. This consolidation has been accomplished through the acquisition of independent pet stores by larger specialty pet supply chains and the acquisition of these larger chains by similar competitors. We believe this consolidation trend may have a positive impact on industry conditions as store capacity may be rationalized, both in existing and in new units.

SUPPLIERS AND VENDORS

    We purchase most of our merchandise directly from specialty suppliers and manufacturers of national brands. We purchase the majority of our pet food products from three vendors: The Iams Company, Hill's Pet Products, Inc. (which produces Science Diet), and Nutro, Inc. Supplies of products from these vendors accounted for approximately 10%, 10% and 8%, respectively, of our net sales in fiscal 2000 and 9%, 10% and 8%, respectively, in the first thirty-nine weeks of fiscal 2001. While we do not maintain long-term supply contracts with any of our vendors, we believe that we enjoy a favorable and stable relationship with each of these vendors.

INFORMATION SYSTEMS

    We have invested significant resources in establishing a comprehensive integrated information system infrastructure, including approximately
$50 million over the last three fiscal years to replace and upgrade our information systems. We have integrated all key functional areas that provide our management team with timely information on sales trends, inventory tracking and operational data at the individual store level. The system empowers regional, district and store managers to increase sales, to control inventory and to enhance customer satisfaction.

    Our in-store point-of-sale system tracks all sales by stockkeeping unit
(SKU) using bar codes and allows management to compare the current performance against historical performance and current year's budget on a daily basis. The information gathered by this system supports automatic replenishment of in-store inventory from our regional and central distribution centers and is integrated into product buying decisions. Store labor planning and visual presentation levels are supported by sales management information systems. We use Electronic Data Interchange (EDI) with selected suppliers for efficient transmittal of purchase orders, shipping notices and invoices. Management believes that the systems we have developed provide the ability to continue to improve customer service, operational efficiency and management's ability to monitor critical performance indicators. We continue to invest in supply chain technologies, human resources management, financial planning tools and continued improvement to the point-of-sale systems located in all stores.

INTERNET INITIATIVES

    We believe the Internet offers opportunities to complement our "brick-and-mortar" stores and to increase our retail commerce and consumer brand awareness of our products. We operate the popular e-commerce site www.petco.com, which provides our customers with pet-related content, commerce and community via the Internet. The information contained or incorporated in our website is not a part of this prospectus.

    On December 4, 2000 we acquired the Petopia.com website, including software and hardware required to operate the website, for a payment of approximately $2.5 million to Petopia.com and $2.0 million in additional payments to third parties. Formerly, we had a strategic alliance with, and owned an equity interest of approximately 17.4% in, Petopia.com, a comprehensive pet commerce Internet destination that launched in the summer of 1999. The operations of Petopia.com have been rationalized and fully integrated with our Internet operations.

CANADIAN PARTNERSHIP

    We currently own a 79% limited partner interest in Canadian Petcetera Limited Partnership, which operates 32 Petcetera retail pet food and supplies stores in Canada. From August 2002 through October 2002, we and one other partner have rights to acquire all of the partnership interests at a price to be determined by an appraisal. We account for our investment in the partnership using the equity method of accounting, and we do not exercise control over the partnership. We record our proportionate share of earnings or loss from the partnership according to the partnership agreement. We did not record any earnings or loss for fiscal 1998 or fiscal 1999, and we recorded a loss of approximately $0.5 million for fiscal 2000. As of November 3, 2001, the carrying value of our investment in the limited partnership was approximately
$26.0 million. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Canadian Partnership."

TRADEMARKS AND LICENSES

    We have registered numerous service marks and trademarks with the United States Patent and Trademark Office. We believe the PETCO trademark has become an important component in our merchandising and marketing strategy. We believe we have all licenses necessary to conduct our business.

EMPLOYEES

    As of November 3, 2001, we employed approximately 12,800 associates, of whom approximately 6,600 were employed full-time. Approximately 92% of our employees were employed in stores or in direct field supervision, approximately 4% in distribution centers and approximately 4% in our corporate headquarters in San Diego. We are not party to any collective bargaining arrangements, and we believe our labor relations are generally good.

REGULATION

    The transportation and sale of small animals is governed by various state and local regulations. To date, these regulations have not had a material effect on our business or operations. Our aquatics and small animal buyers and real estate department are responsible for compliance with these regulations. Prior to the opening of each store, our aquatics and small animal buyers and real estate department review the regulations of the relevant state and local governments. Our real estate department then ensures ongoing compliance by keeping abreast of industry publications and maintaining contacts with our aquatics and small animal suppliers and the appropriate regulatory agency within each relevant state and local government.

LEGAL PROCEEDINGS

    In July 2001, two former employees instituted an action against us in the Superior Court of California for the County of Los Angeles. The complaint in the action was filed, individually and on behalf of a purported class consisting of all current and former employees who worked as managers or assistant managers in our stores in the state of California at any time between July 30, 1997, and the present. The complaint alleges that the individual plaintiffs and the purported class members worked hours for which they were entitled to receive, but did not receive, overtime compensation under California law, and that they were classified as "exempt" store management employees but were forced to work more than 50% of their time in non-exempt tasks. The complaint alleges violations of the California Labor Code and the California Business and Professions Code. The relief sought includes compensatory and punitive damages, penalties, preliminary and permanent injunctions requiring us to pay overtime compensation as required under California law, prejudgment interest, costs and attorneys fees and such other relief as the court deems proper. We have not answered the complaint but discovery has commenced. We intend to vigorously defend the action, including contesting the certification of the action as a class action. If successful, this litigation could have a material adverse effect on our financial condition, and any required change in our labor practices, could have a negative impact on our results of operations.

    From time to time we are involved in routine litigation and proceedings in the ordinary course of our business. We are not currently involved in any other pending litigation matters that we believe would have a material adverse effect on us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers and their respective ages as of December 21, 2001, are as follows:

NAME                               AGE                            PRESENT POSITION
----                             --------   ------------------------------------------------------------
Brian K. Devine................     59      Chairman, President and Chief Executive Officer
                                            Executive Vice President, Chief Financial Officer and
James M. Myers.................     44      Director
Bruce C. Hall..................     57      Executive Vice President and Chief Operating Officer
Robert E. Brann................     50      Senior Vice President, Merchandising
Keith G. Martin................     49      Senior Vice President, Operations
Janet D. Mitchell..............     46      Senior Vice President, Human Resources and Administration
William M. Woodard.............     53      Senior Vice President, Business Development
John M. Baumer.................     34      Director
Jonathan Coslet................     37      Director
John G. Danhakl................     45      Director
Julian C. Day..................     49      Director
William S. Price III...........     45      Director

    BRIAN K. DEVINE, Chairman, President and Chief Executive Officer, joined PETCO in August 1990 and has served as Chairman since January 1994. Before joining PETCO, Mr. Devine was President of Krause's Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 until 1988, Mr. Devine held various positions with Toys "R" Us, a retailer of children's toys, including Senior Vice President, Director of Stores and Senior Vice President, Growth, Development and Operations. Mr. Devine currently serves on the Boards of Directors of Wild Oats Markets, Inc., a publicly held retailer and distributor of natural foods, the National Retail Federation, the International Mass Retail Association, Students in Free Enterprise and the Georgetown University College Board of Advisors. Mr. Devine graduated from Georgetown University with a degree in economics.

    JAMES M. MYERS, Executive Vice President, Chief Financial Officer and a director, joined PETCO in May 1990. Mr. Myers became Executive Vice President in March 2001 and has been Chief Financial Officer since 1998. From 1996 to 1998, Mr. Myers served as Senior Vice President, Finance and before that as Vice President, Finance and as Vice President and Controller of PETCO. From 1980 to 1990, Mr. Myers held various positions at the accounting firm of KPMG LLP, including Senior Audit Manager. Mr. Myers has served as a director since
October 2000, the date we completed our recapitalization. Mr. Myers is a CPA and received an accounting degree from John Carroll University.

    BRUCE C. HALL, Executive Vice President and Chief Operating Officer, joined PETCO in April 1997 and became Chief Operating Officer in March 2001. Mr. Hall spent 34 years from 1963 to 1997 with Toys "R" Us, a retailer of children's toys, where he progressively advanced from field operations through a number of positions, including Senior Vice President of Operations.

    ROBERT E. BRANN, Senior Vice President, Merchandising, joined PETCO in September 2000. From 1998 to 2000, Mr. Brann was with The Pep Boys, most recently as Senior Vice President Merchandising. From 1989 to 1998, Mr. Brann was with Trak Auto, where he became Executive Vice President Merchandising. From 1971 to 1989, Mr. Brann held various management positions in merchandising and operations with a number of retailers. Mr. Brann has over 30 years of retail experience.

    KEITH G. MARTIN, Senior Vice President, Operations, joined PETCO in
July 2001. From 1999 to 2001, Mr. Martin was President of Country Stores for Gateway, Inc. From 1994 to 1999, Mr. Martin was with Office Depot, Inc., where he held various management positions and was ultimately named Senior Vice President, Stores. From 1974 to 1994, Mr. Martin held various management positions with a number of retailers. Mr. Martin has over 25 years of retail experience. Mr. Martin received a bachelor's degree from State University of New York.

    JANET D. MITCHELL, Senior Vice President, Human Resources and Administration, joined PETCO in February 1989. From 1989 to 1998, Ms. Mitchell served as Vice President, Human Resources. From 1981 to 1989, Ms. Mitchell held various management positions in human resources with the Southland Corporation's 7-Eleven stores. From 1978 to 1981, Ms. Mitchell held various positions with the El Torito Restaurant chain. Ms. Mitchell received a bachelor's degree from San Diego State University.

    WILLIAM M. WOODARD, Senior Vice President, Business Development, joined PETCO in January 1991. From 1991 to 1999, Mr. Woodard served as Senior Vice President, Store Operations. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J. M. Jones, Inc., a wholesale division of SuperValu Stores, Inc. From 1970 to 1987, Mr. Woodard was employed by Safeway
Stores, Inc., a grocery retailer, in a number of positions including Retail Operations Manager and Marketing Operations Manager. Mr. Woodard holds an administrative management degree from North Texas State University and an M.B.A. in marketing from the University of Southern California.

    JOHN M. BAUMER has served as a director since October 2000, the date we completed our recapitalization. Mr. Baumer became a partner of Leonard Green & Partners, L.P. in January 2001. Mr. Baumer had previously been a Vice President at Leonard Green & Partners since May 1999. Prior to joining Leonard Green & Partners, he had been a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation (DLJ) in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen. Mr. Baumer currently serves on the Boards of Directors of Intercontinental Art, Inc. and Veterinary Centers of America, Inc. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He also received his M.B.A. in 1995 from the Wharton School at the University of Pennsylvania.

    JONATHAN COSLET has served as a director since October 2000, the date we completed our recapitalization. Mr. Coslet has been an executive of Texas Pacific Group since 1993. Prior to joining Texas Pacific Group, Mr. Coslet was in the Investment Banking Department of DLJ, specializing in leveraged acquisitions and high-yield finance from September 1991 to February 1993.
Mr. Coslet serves on the Boards of Directors of Magellan Health Services, Inc. and Oxford Health Plans, Inc.

    JOHN G. DANHAKL has served as a director since October 2000, the date we completed our recapitalization. Mr. Danhakl has served as a partner at Leonard Green & Partners since 1995. Prior to becoming a partner at Leonard Green & Partners, Mr. Danhakl was a Managing Director at DLJ and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert from 1985 to 1990. Mr. Danhakl presently serves on the Boards of Directors of The Arden Group, Inc., Big 5 Sporting Goods, Inc.,
Communications & Power Industries, Twin Laboratories Corporation, Diamond Auto Glass Works, Liberty Group Publishing, Leslie's Poolmart, Inc. and Veterinary Centers of America, Inc., and on the Board of Managers of AsianMedia Group LLC. Mr. Danhakl is a 1980 graduate of the University of California at Berkeley. He received his M.B.A. in 1985 from the Harvard Business School.

    JULIAN C. DAY has served as a director since November 2000. From 1999 to 2000, Mr. Day was with Sears Roebuck, most recently as Executive Vice President and Chief Operating Officer. From 1992-1998, Mr. Day was with Safeway, Inc., where he became Executive Vice President and Chief Financial Officer. Mr. Day is a 1974 graduate of Oxford University. He received his M.B.A. in 1979 from the London Business School.

    WILLIAM S. PRICE III has served as a director since November 2000.
Mr. Price was a founding partner of Texas Pacific Group in 1992. Prior to forming Texas Pacific Group, Mr. Price was Vice President of Strategic Planning and Business Development for G.E. Capital, reporting to the Chairman. In this capacity, Mr. Price was responsible for acquiring new business units and determining the business and acquisition strategies for existing businesses. From 1985 to 1991, Mr. Price was employed by the management consulting firm of Bain & Company, attaining officer status and acting as co-head of the Financial Services Practice. Prior to 1985, Mr. Price was employed as an associate specializing in corporate securities transactions with the legal firm of Gibson, Dunn & Crutcher. Mr. Price is a member of the California Bar and graduated with honors in 1981 from the Boalt Hall School of Law at the University of California, Berkeley. He is a 1978 Phi Beta Kappa graduate of Stanford University. Mr. Price serves on the Boards of Directors of Continental
Airlines, Inc., Del Monte Foods Company, Denbury Resources, Inc., Gemplus International, S.A., Verado Holdings, Inc. and several private companies.

    All of the directors were initially nominated pursuant to the terms of a stockholders agreement. These nomination rights will expire upon the closing of the offering. See "Certain Relationships and Related Transactions--Stockholders Agreement."

BOARD OF DIRECTORS AND COMMITTEES

    Upon the closing of this offering, we will have authorized eight directors. In accordance with the terms of our certificate of incorporation, the terms of office of our board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

    - the class I directors' term will expire at the annual meeting of stockholders to be held in 2002;

    - the class II directors' term will expire at the annual meeting of stockholders to be held in 2003; and

    - the class III directors' term will expire at the annual meeting of stockholders to be held in 2004.

    At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to our certificate of incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

    Our board of directors intends to create an audit committee and a compensation committee. We expect that our audit committee will be comprised of three independent directors whom it will appoint and will be charged with the following responsibilities:

    - recommending the engagement of our independent public accountants;

    - reviewing the scope of the audit to be conducted by the independent public accountants;

    - meeting periodically with the independent public accountants and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls; and

    - reporting its recommendations as to the approval of our financial statements to the board of directors.

    We anticipate that the compensation committee will be composed of at least two independent directors. The compensation committee will be responsible for considering and making recommendations to the board of directors regarding executive compensation and will be responsible for administering our stock option and executive incentive compensation plans.

DIRECTOR COMPENSATION

    Our directors are not entitled to any compensation for serving as a director. Directors may be reimbursed for the actual reasonable costs incurred in connection with attendance at board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers or directors presently serves, or in the past has served, on the compensation committee of any other company with which we conduct business, nor do we expect any member of our compensation committee to serve, or in the past to have served, on the compensation committee of a company with which we conduct business.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers during the fiscal year ended February 3, 2001. We refer to these officers as our named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                    --------------
                                                                FISCAL YEAR           NUMBER OF
                                                                COMPENSATION          SECURITIES
                                                 FISCAL    ----------------------     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION(S)                    YEAR      SALARY       BONUS        OPTIONS(1)       COMPENSATION
------------------------------                  --------   ---------   ----------   --------------   -----------------
Brian K. Devine...............................    2000     $550,000    $1,143,529      100,000          $4,855,947(2)
  Chairman, President and Chief Executive         1999      485,000     1,125,200      100,000              11,627
  Officer                                         1998      450,000       112,500      100,000              16,451

Bruce C. Hall.................................    2000      300,000       498,994       50,000           1,568,950(3)
  Executive Vice President and                    1999      275,000       510,400       50,000              10,276
  Chief Operating Officer                         1998      253,450       203,200       50,000               9,961

James M. Myers................................    2000      250,000       309,893       25,000             730,053(4)
  Executive Vice President and Chief Financial    1999      213,000       247,080       25,000               5,905
  Officer                                         1998      184,900        25,400       25,000               5,712

Janet D. Mitchell.............................    2000      175,000       181,925       25,000             792,803(5)
  Senior Vice President, Human Resources and      1999      150,000       174,000       25,000               4,819
  Administration                                  1998      134,400        16,900       25,000               3,470

William M. Woodard............................    2000      235,000       244,299       25,000           1,419,439(6)
  Senior Vice President, Business Development     1999      220,000       255,200       25,000               7,094
                                                  1998      203,000        25,400       25,000               9,344

------------------------------

(1) The number of securities underlying options have not been adjusted to reflect a 22-for-1 common stock split we effected on October 20, 2000.

(2) Includes (A) $47,162, representing our allocation to defined contribution plans, (B) $5,160, representing our payment of premiums on term life insurance and (C) $4,803,624, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(3) Includes (A) $24,203, representing our allocation to defined contribution plans, (B) $5,160, representing our payment of premiums on term life insurance and (C) $1,539,586, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(4) Includes (A) $14,752, representing our allocation to defined contribution plans, (B) $1,143, representing our payment of premiums on term life insurance and (C) $714,157, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(5) Includes (A) $10,362, representing our allocation to defined contribution plans, (B) $1,650, representing our payment of premiums on term life insurance and (C) $780,791, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(6) Includes (A) $14,370, representing our allocation to defined contribution plans, (B) $2,639, representing our payment of premiums on term life insurance and (C) $1,402,430, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

    The following table sets forth information regarding the grant of stock options to purchase shares of our common stock made during the fiscal year ended February 3, 2001 to our named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                               VALUE AT ASSUMED
                                     -------------------------------------------                   ANNUAL RATES OF
                                      NUMBER OF     % OF TOTAL                                       STOCK PRICE
                                     SECURITIES       OPTIONS                                     APPRECIATION FOR
                                     UNDERLYING     GRANTED TO      EXERCISE OR                   OPTION TERM(2)(3)
                                       OPTIONS     EMPLOYEES IN     BASE PRICE     EXPIRATION   ---------------------
NAME                                 GRANTED(1)     FISCAL 2000    PER SHARE(1)       DATE         5%          10%
----                                 -----------   -------------   -------------   ----------   ---------   ---------
Brian K. Devine....................    100,000           9.5%         $12.44        3/7/2010    $155,133    $235,795

Bruce C. Hall......................     50,000           4.8%         $12.44        3/7/2010    $ 77,566    $117,897

James M. Myers.....................     25,000           2.4%         $12.44        3/7/2010    $ 38,783    $ 58,949

Janet D. Mitchell..................     25,000           2.4%         $12.44        3/7/2010    $ 38,783    $ 58,949

William M. Woodard.................     25,000           2.4%         $12.44        3/7/2010    $ 38,783    $ 58,949

------------------------------

(1) The number of securities underlying options granted and the exercise price per share have not been adjusted to reflect a 22-for-1 common stock split we effected on October 20, 2000.

(2) These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of our common stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

(3) These options were exercised and repurchased by us at a price of $22.00 per share on October 2, 2000 in connection with our leveraged recapitalization transaction.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

    The following table sets forth, for each of our named executive officers, information regarding the exercise of stock options to purchase shares of our common stock during the fiscal year ended February 3, 2001, the number of shares of common stock underlying stock options held at fiscal year end and the value of options held at fiscal year end.

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED               IN-THE-MONEY
                              SHARES                         OPTIONS AT YEAR-END             OPTIONS AT YEAR-END
                           ACQUIRED ON       VALUE      -----------------------------   -----------------------------
NAME                         EXERCISE     REALIZED(1)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                       ------------   -----------   ------------   --------------   ------------   --------------
Brian K. Devine..........    460,226      $4,341,012         --              --              --              --

Bruce C. Hall............    150,000      $1,440,625         --              --              --              --

James M. Myers...........     89,366      $  780,791         --              --              --              --

Janet D. Mitchell........     69,568      $  581,316         --              --              --              --

William M. Woodard.......    137,952      $1,382,310         --              --              --              --

------------------------------

(1) Represents cash payments in exchange for cancellation of options.

COMPENSATION PLANS

    401(K) PLAN. We have a tax-qualified employee savings and retirement plan, or 401(k) plan, covering all of our eligible full-time employees. We adopted the 401(k) plan effective January 1992. Pursuant to the 401(k) plan, participants may elect to contribute, through salary reductions, up to 15% of their annual compensation. Effective April 1, 1998, we adopted a matching provision for 50% of the first 6% of compensation that is contributed by each participating employee. The 401(k) plan is designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, or the Code, so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of nine investment options.

    DEFERRED COMPENSATION PLAN. We have established a non-qualified deferred compensation plan for senior executives. The deferred compensation plan, which was adopted in January 1995, allows employees to defer compensation up to certain specified levels. Effective January 1, 2000, we adopted a matching provision for 50% of the first 6% of compensation that is contributed by each participating employee.

    EMPLOYEES' STOCK OPTION PLAN. On January 11, 1994, we adopted, and on February 24, 1994, our stockholders approved, the 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal
Supplies, Inc. The 1994 plan provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of common stock to executives and other key employees. Stock options may be granted in the form of incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. Stock option exercise prices must be equal to or greater than the fair market value of the common stock on the grant date.

    In June 1996, our stockholders approved an amendment to the 1994 plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 3.0% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, with the exception of options to purchase 39,000 shares of common stock (before adjustment for our 22-for-1 common stock split), all options previously issued under the 1994 plan were cancelled and options with exercise prices of less than $22.00 were repurchased from their holders. Under the terms of the recapitalization, the options to purchase approximately 39,000 shares of common stock not repurchased were converted into options to purchase approximately 28,000 shares of common stock, and the exercise prices were adjusted, to preserve the economic value of the options for the holders. In connection with the merger and recapitalization transaction, we adopted and our stockholders approved an amendment and restatement of the 1994 plan. Pursuant to this amendment and restatement, the total number of shares available for issuance under the plan was reset at 59,568 shares. Subsequent to the merger and recapitalization, we effected a 22-for-1 split of our common stock resulting in the number of shares available for issuance under the plan adjusting to 1,310,496 shares. As of November 3, 2001, options to purchase 936,234 shares of common stock were outstanding at a weighted average exercise price of $0.455.

    The 1994 plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the compensation committee, at the time of exercise equal to the difference between the exercise price and the fair market value of our common stock. In addition, the 1994 plan permits us to issue shares of restricted stock to executive or other key employees upon terms and conditions determined by the compensation committee.

    GROUP BENEFIT PLAN. In July 1991, we established the Group Benefit Plan of PETCO Animal Supplies, Inc. which provides certain medical and vacation benefits for our employees. Pursuant to the terms of the group benefit plan, we contribute funds to a trust fund administered by the trustee under the group benefit plan.

EMPLOYMENT AGREEMENTS

    We have employment agreements with Messrs. Devine, Myers and Hall.

    BRIAN K. DEVINE. Mr. Devine's employment agreement provides for Mr. Devine to serve as our Chairman of the Board of Directors, President and Chief Executive Officer for a term of three years. This term is continually extended until we give Mr. Devine notice that we no longer wish to extend the term. The employment agreement also provides for Mr. Devine to receive an annual base salary of not less than $550,000, subject to annual increase, and to participate in a bonus plan.

    Mr. Devine's employment agreement provides for customary employment benefits, including, among others, group life, medical, disability and other benefits provided to our executives. In addition, Mr. Devine is entitled to various perquisites that will not exceed $100,000 per year. The employment agreement additionally entitles Mr. Devine to keep his office equipment and his company car for nominal consideration upon completion of his employment term.

    Mr. Devine's employment agreement may be terminated by him with or without good reason (as defined in the employment agreement), or by us with or without cause (as defined in the employment agreement), pursuant to customary termination provisions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Devine will be entitled to: (1) his base salary for a period of either 18 or 36 months; (2) an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or three times his average annual bonus for the three years immediately preceding his termination;
(3) participate in our supplemental executive retirement program; (4) the immediate vesting of, or lapse of restrictions upon, all equity interests in PETCO held by Mr. Devine at the time of termination; (5) the immediate lapse of our call option granted under the terms of the stockholders agreement on all equity interests in PETCO held by Mr. Devine at the time of termination; and
(6) additional tax gross-up payments in the amount of any excise tax imposed upon Mr. Devine in connection with the foregoing.

    JAMES M. MYERS. Mr. Myers' employment agreement with us provides for Mr. Myers to serve as our Executive Vice President and Chief Financial Officer for a term of three years. This term is continually extended until we give
Mr. Myers notice that we no longer wish to extend the term. The provisions of Mr. Myers' employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Myers' annual base salary will be no less than $250,000, subject to annual increase;
(2) Mr. Myers is entitled to various perquisites that will not exceed $25,000 per year; and (3) Mr. Myers will not be entitled to participate in our supplemental executive retirement program upon termination.

    Mr. Myers' employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Myers will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

    BRUCE C. HALL. Mr. Hall's employment agreement with us provides for Mr. Hall to serve as our Executive Vice President and Chief Operating Officer for a term of three years. This term is continually extended until we give
Mr. Hall notice that we no longer wish to extend the term. The provisions of Mr. Hall's employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Hall's annual base salary will be no less than $300,000, subject to annual increase;
(2) Mr. Hall is entitled to various perquisites that will not exceed $25,000 per year; and (3) Mr. Hall will not be entitled to participate in our supplemental executive retirement program upon termination.

    Mr. Hall's employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Hall will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

RETENTION AGREEMENTS

    We have retention agreements with each of our senior officers, other than Messrs. Devine, Myers and Hall which require us, among other things, to provide severance benefits to each officer upon termination of the officer's employment by us without cause or by the officer for good reason if the termination is in connection with, or within one year after, the occurrence of a change of control of PETCO. These benefits consist of (1) continuation of base salary and benefits for up to 12 months following termination of the officer, and (2) a lump-sum payment, payable upon termination, in an amount equal to the bonus that the officer would have received if the officer had been employed during the 12 months following termination. In addition, in the event of a change in control, all of the officers' rights to exercise options held by the officer at the time of the change in control will vest and become immediately exercisable.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of the shares of our common stock as of December 21, 2001, by each of our executive officers and directors, our executive officers and directors as a group and all other stockholders known by us to beneficially own more than five percent of our outstanding common stock.

    Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of December 21, 2001 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise indicated, the address for each of the stockholders listed below is c/o PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.

                                                                                PERCENT OF COMMON
                                                                                STOCK OUTSTANDING
                                                                              ----------------------
                                                              NUMBER OF        BEFORE        AFTER
NAME                                                          SHARES(1)       OFFERING      OFFERING
----                                                          ----------      --------      --------
BD Recapitalization Holdings LLC(2).........................  15,567,571        81.0%
Trust Company of the West(3)................................   1,035,342(4)      5.2
Brian K. Devine.............................................   1,880,000(5)      9.8
James M. Myers..............................................     396,000(6)      2.1
Bruce C. Hall...............................................     396,000(7)      2.1
Robert E. Brann.............................................      39,600(8)        *
Keith G. Martin.............................................           0           *
Janet D. Mitchell...........................................     198,000(9)      1.0
William M. Woodard..........................................     198,000(10)     1.0
John M. Baumer..............................................           0(11)       *
Jonathan Coslet.............................................           0(12)       *
John G. Danhakl.............................................           0(13)       *
Julian C. Day...............................................       8,206           *
William S. Price III........................................           0(14)       *
All directors and executive officers as a group (12
  persons)..................................................   3,115,806(15)    16.1

------------------------

   * indicates less than one percent

 (1) All of our stockholders are parties to a stockholders agreement, which contains provisions restricting transfer of our capital stock. See "Certain Relationships and Related Transactions."

 (2) The address of BD Recapitalization Holdings LLC is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. Leonard Green & Partners, L.P. and Texas Pacific Group beneficially own 49.96% and 50.04%, respectively, of the interests in BD Recapitalization Holdings LLC.

 (3) The address of Trust Company of the West is 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

 (4) Includes (A) 464,684 shares of common stock underlying immediately exercisable warrants and 220,132 shares of common stock held by TCW/Crescent Mezzanine Partners II, L.P., (B) 112,640 shares of common stock underlying immediately exercisable warrants and 53,394 shares of common stock held by TCW/Crescent Mezzanine Trust II, (C) 44,418 shares of common stock underlying immediately exercisable warrants and 17,094 shares of common stock held by TCW Leveraged Income Trust, L.P., (D) 44,418 shares of common stock underlying immediately exercisable warrants and 17,072 shares of common stock held by TCW Leveraged Income Trust II, L.P., and
     (E) 44,418 shares of common stock underlying immediately exercisable warrants and 17,072 shares of common stock held by TCW Leveraged Income Trust IV, L.P.

 (5) Includes 20,000 shares held equally by Mr. Devine's children, Brooke K. Devine and Brian K. Devine, Jr., for which Mr. Devine disclaims beneficial ownership. Also includes 44,548 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of December 21, 2001.

 (6) Includes 8,910 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of December 21, 2001.

 (7) Includes 8,908 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of December 21, 2001.

 (8) Includes 39,600 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of December 21, 2001.

 (9) Shares are held by the Mitchell Family Trust UDT 11/9/00, for which Ms. Mitchell has sole voting and disposition authority. Also includes 4,444 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of December 21, 2001.

 (10) Shares are held by the Woodard Family Trust UDT 1/15/96, for which Mr. Woodard has sole voting and disposition authority. Also includes 4,444 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of December 21, 2001.

 (11) Mr. Baumer is a partner of Leonard Green & Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by BD Recapitalization Holdings LLC. Mr. Baumer disclaims beneficial ownership of such shares of common stock.

 (12) Mr. Coslet is an executive of Texas Pacific Group, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by BD Recapitalization Holdings LLC. Mr. Coslet disclaims beneficial ownership of such shares of common stock.

 (13) Mr. Danhakl is a partner of Leonard Green & Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by BD Recapitalization Holdings LLC. Mr. Danhakl disclaims beneficial ownership of such shares of common stock.

 (14) Mr. Price is a founding partner of Texas Pacific Group, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by BD Recapitalization Holdings LLC. Mr. Price disclaims beneficial ownership of such shares of common stock.

 (15) Includes 110,854 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of December 21, 2001.

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
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECAPITALIZATION TRANSACTION

    On October 2, 2000, we completed a recapitalization with BD Recapitalization Holdings LLC, an entity controlled by Leonard Green & Partners, L.P. and Texas Pacific Group, the sponsors of the transaction, in a transaction valued at approximately $600 million. In the recapitalization, each issued and outstanding share of our common stock was cancelled and converted into the right to receive $22.00 per share in cash, with the exception of an aggregate of 134,351 shares retained by five members of our management. We also issued an aggregate of $190.0 million of our common stock and preferred stock and an aggregate of $120.0 million of senior subordinated debt, entered into our $350.0 million senior credit facility, retired debt under our then existing credit facility and repurchased substantially all of our outstanding common stock for an aggregate price of approximately $463.4 million. Net proceeds from the issuance of new shares of common stock and preferred stock in the recapitalization were approximately $15.9 million. Following the recapitalization, we effected a 22-for-1 split of our common stock.

STOCKHOLDERS AGREEMENT

    On October 2, 2000, we entered into a stockholders agreement with each of our stockholders. The stockholders agreement provides for a number of rights which expire upon the closing of this offering, including director nomination rights, tag-along rights, rights of first option and first offer, call rights, subscription rights and drag-along rights. Following the closing of this offering, provisions of the stockholders agreement relating to restrictions on transfer, compliance with securities laws and registration rights will survive for the remaining ten-year term of the agreement. For a further discussion of these registration rights, see "Description of Capital Stock--Registration Rights."

MANAGEMENT SERVICES AGREEMENT

    On October 2, 2000, we entered into a management services agreement with entities affiliated with Leonard Green & Partners, L.P. and Texas Pacific Group, who act as the managers under the agreement. The management services agreement provides that the managers will provide management, consulting and financial planning services and transaction-related financial advisory and investment banking services to us and our subsidiaries. We paid a one-time structuring fee of $8.0 million to the managers in October 2000 under the agreement. The managers receive an annual fee of approximately $3.1 million as compensation for the general services and normal and customary fees for transaction-related services, and are reimbursed for out-of-pocket expenses. If investors led by the managers invest any additional capital pursuant to the agreement, this annual fee will increase by 1.6% of the amount of the additional investment. The management services agreement terminates on October 2, 2010. In fiscal 2001, we have paid management fees in an aggregate amount of approximately $2.3 million to the managers for the period February 4, 2001 to November 3, 2001.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

    On October 25, 2000, we made a loan to James M. Myers, our Executive Vice President, Chief Financial Officer and a director, in the aggregate principal amount of $85,000. We made this loan to Mr. Myers to fund the exercise of his remaining stock options and to pay certain taxes in connection with the exercise of these options. This loan is evidenced by a secured promissory note which matures on October 25, 2005 and bears interest at the rate of 6.22%, compounded annually, and is payable at maturity. As of November 3, 2001, the outstanding balance of the loan was $90,441, inclusive of accrued interest.

RECEIPT OF PROCEEDS FROM THIS OFFERING

    BD Recapitalization Holdings LLC, an entity controlled by affiliates of Leonard Green & Partners and Texas Pacific Group, owns 102,217 shares of our series A preferred stock and 72,038 shares of our series B preferred stock. Affiliates of Trust Company of the West own 5,815 shares of our Series A preferred stock and 4,097 shares of our Series B preferred stock. Upon completion of this offering, we intend to redeem all of the shares of preferred stock. See "Use of Proceeds."

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
                          DESCRIPTION OF CAPITAL STOCK

    This prospectus contains a summary of the material terms of our capital stock. The following description of our capital stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

    Upon completion of the offering, our authorized capital stock will consist
of           shares of common stock, par value $0.001 per share, and
      shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of November 3, 2001, there were 19,212,550 shares of common stock outstanding, held of record by approximately 20 stockholders. Holders of shares of our common stock are entitled to one vote per share on matters to be voted upon by the stockholders and, subject to the prior rights of the holders of preferred stock, to receive dividends when and as declared by the board of directors with funds legally available therefor and to share ratably in our assets legally available for distribution to the stockholders in the event of liquidation or dissolution, after payment of all debts and other liabilities. For a description of our dividend policy, please refer to the information in this prospectus under the heading "Dividend Policy." Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means the holder or holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected. All of the outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

PREFERRED STOCK

    As of November 3, 2001, we had outstanding the following shares of preferred stock:

    - 110,526 shares of 14% series A senior redeemable exchangeable cumulative preferred stock, having an aggregate liquidation preference of $128.4 million, which amount includes an aggregate of approximately $17.9 million of accrued and unpaid dividends; and

    - 77,895 shares of 12% series B junior redeemable cumulative preferred stock, having an aggregate liquidation preference of $88.6 million, which amount includes an aggregate of approximately $10.7 million of accrued and unpaid dividends.

    Upon completion of this offering, we intend to redeem all of our outstanding shares of series A preferred stock and series B preferred stock.

    Following this offering, our certificate of incorporation will provide that our board of directors will have the authority, without further action by the
stockholders, to issue up to       shares of preferred stock, par value $0.01
per share, in one or more series and to fix the powers, preferences, privileges, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series, without any further vote or action by stockholders. We believe that the board of directors' authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or

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
preventing a change in control in us. We have no present plan to issue any shares of preferred stock.

WARRANTS

    As of November 3, 2001, warrants to purchase 1,065,900 shares of common stock were outstanding. The warrants are exercisable at any time prior to the closing of this offering with an exercise price of $0.001 per share. Warrants not exercised prior to the closing of this offering will expire immediately upon the closing of this offering.

REGISTRATION RIGHTS

    Upon completion of this offering, under our stockholders agreement, the holders of 18,982,799 shares of common stock and warrants to purchase 1,065,900 shares of common stock, or their transferees, will be entitled to register these shares under the Securities Act.

    Under the stockholders agreement, holders may demand that we file a registration statement under the Securities Act covering some or all of the holder's registrable securities. The stockholders agreement limits the number of demand registrations that we are required to make on behalf of the holders. In an underwritten offering, the managing underwriter has the right, subject to specified conditions, to limit the number of registrable securities.

    In addition, holders have "piggyback" registration rights. If we propose to register any of our equity securities under the Securities Act other than pursuant to demand registration rights noted above or specified excluded registrations, holders may require us to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities.

    In general, we will bear all fees, costs and expenses of registrations, other than underwriting discounts and commissions.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER, BYLAWS AND DELAWARE GENERAL CORPORATION LAW

    STOCKHOLDER ACTION. On the closing of this offering, our certificate of incorporation will require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also will provide that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. On the closing of this offering, our bylaws will provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. The board of directors may consist of one or more members to be determined from time to time by the board of directors. After the offering, the board of directors will consist of eight members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships.

    DELAWARE ANTI-TAKEOVER LAW. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a

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
"business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

    Our certificate of incorporation and bylaws allow us to eliminate the personal liability of our directors and to indemnify directors and officers to the fullest extent permitted by the DGCL.

    We also entered into indemnity agreements with each of our directors and officers, which provide for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was an officer or director of ours, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. These agreements also obligate us to advance expenses to an indemnitee provided that he or she will repay advanced expenses in the event he or she is not entitled to indemnification. Indemnitees are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LISTING

    We have applied to have our common stock approved for quotation on The Nasdaq Stock Market's National Market under the symbol "PETC."

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
                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    THIS SUMMARY HIGHLIGHTS THE PRINCIPAL TERMS OF THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR OUTSTANDING INDEBTEDNESS.

SENIOR CREDIT FACILITY

    We amended and restated our senior credit facility as of October 26, 2001, with the lenders party thereto, Goldman Sachs Credit Partners L.P., as syndication agent, and Wells Fargo Bank, N.A., as administrative agent.

    STRUCTURE. Our amended and restated senior credit facility consists of a $75.0 million revolving credit facility and a $195.0 million term loan B facility. Under the revolving credit facility, up to $25.0 million is available for use in connection with letters of credit, and up to $10.0 million in short-term funds is available for use under a "swing line" facility on same-day notice to the lenders.

    As of November 3, 2001, an aggregate of $195.0 million of borrowings was outstanding under our senior credit facility, consisting of no borrowings under the revolving credit facility and $195.0 million of borrowings under the term loan B facility. We used a portion of the net proceeds of the senior subordinated note offering to repay an aggregate of approximately $72.0 million of outstanding borrowings under the term loan A facility, which was repaid in full, and the term loan B facility. As of November 3, 2001, the weighted average interest rate on our senior credit facility was 7.2%, including our costs under a hedge.

    GUARANTEES AND SECURITY. Our obligations under our senior credit facility are guaranteed by each of our domestic subsidiaries. The borrowings under our senior credit facility and the subsidiary guarantees are secured by substantially all of our assets and the assets of the subsidiary guarantors. In addition, borrowings under our senior credit facility are secured by a pledge of substantially all of our capital stock and the capital stock, or similar equity interests, of the subsidiary guarantors. Our future domestic and foreign subsidiaries with assets or revenues in excess of $1.0 million will be required to enter into similar pledge agreements and guarantees, subject to limitations on the amount of stock of foreign subsidiaries required to be pledged.

    INTEREST RATE. In general, borrowings under our senior credit facility bear interest based, at our option, on either the agent bank's base rate or LIBOR, in each case plus a margin. The applicable margin is based on our leverage ratio at the time in the case of the revolving credit facility and a fixed margin in the case of the term loan B facility.

    MATURITY. We are required to repay the amount borrowed under the term loan B facility in quarterly installments on December 31, March 31, June 30 and September 30 of each loan year. Quarterly payments equal approximately
$0.5 million per quarter in years one through six of the loan and approximately $22.9 million per quarter in years seven and eight. The term loan B facility matures on October 2, 2008. The entire outstanding principal amount under the revolving credit facility is due on October 2, 2006. Mandatory prepayments under the term loan B facility are applied pro rata to each required quarterly payment, subject to a lender's ability to waive a term loan B facility payment and have it applied to the revolving credit facility. The term loan B facility and the revolving credit facility may be voluntarily prepaid in whole or in part without premium or penalty.

    FEES. We are required to pay the lenders under our revolving credit facility a per annum commitment fee based on the daily average unused portion of the revolving credit facility (reduced by the amount of letters of credit issued and outstanding). We also are obligated to pay letter of credit fees based on the aggregate stated amount of outstanding letters of credit.

    COVENANTS. Our senior credit facility contains financial covenants that require us to satisfy, on a consolidated basis, specified quarterly financial tests, including:

    - a minimum consolidated interest expense coverage ratio;

    - a minimum fixed charge coverage ratio;

    - a maximum consolidated pro forma senior leverage ratio; and

    - a maximum consolidated pro forma total leverage ratio.

    Our senior credit facility also contains a number of other customary covenants that, among other things, restrict our ability and that of our subsidiaries to:

    - dispose of assets;

    - incur additional debt;

    - prepay other debt, subject to specified exceptions, or amend specified debt instruments;

    - pay dividends;

    - create liens on assets;

    - amend our certificate of incorporation or bylaws;

    - make investments, loans or advances;

    - make acquisitions;

    - engage in mergers or consolidations;

    - change the business conducted by us or our subsidiaries;

    - engage in sale and leaseback transactions;

    - sell accounts receivables;

    - purchase shares of our outstanding common stock;

    - make capital expenditures or engage in transactions with affiliates; and

    - otherwise undertake various corporate activities.

    EVENTS OF DEFAULT. Our senior credit facility also contains customary events of default, including defaults based on:

    - nonpayment of principal, interest or fees when due, subject to specified grace periods;

    - cross-defaults to other debt;

    - breach of specified covenants;

    - material inaccuracy of representations and warranties;

    - certain other defaults under the credit documents;

    - events of bankruptcy and insolvency;

    - material judgments;

    - dissolution and liquidation;

    - Employee Retirement Income Security Act of 1974 matters;

    - certain occurrences relating to subordinated debt;

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
    - change in control; and

    - invalidity of any guaranty or security interest.

    MANDATORY PREPAYMENT UPON CERTAIN EVENTS. Based upon formulas stated in each facility, all or a portion of the proceeds from asset sales, insurance/condemnation proceedings, equity offerings, including this offering, and debt issuances, as well as excess cash flow, must be used to pay down the outstanding balances under our senior credit facility. We expect the lenders under our senior credit facility will waive the requirement that we must use a portion of the proceeds of this offering to pay down outstanding balances under the senior credit facility.

10.75% SENIOR SUBORDINATED NOTES DUE 2011

    In October 2001, we sold $200 million aggregate principal amount of our 10.75% senior subordinated notes due 2011 in an offering that was not registered under the Securities Act.

    The senior subordinated notes:

    - are subject to the provisions of an indenture;

    - are senior subordinated obligations of ours;

    - will mature on November 1, 2011; and

    - bear interest at the rate of 10.75% per annum, which interest is to be paid semi-annually on May 1 and November 1 of each year, commencing May 1, 2002.

    REDEMPTION. We may redeem the notes, in whole or in part, at our option at any time on or after November 1, 2006. If we choose this optional redemption, we are required to redeem the senior subordinated notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................   105.375%
2007........................................................   103.583%
2008........................................................   101.792%
2009 and thereafter.........................................   100.000%

    In addition, at any time on or prior to November 1, 2004, we may redeem up to 35% of the original aggregate principal amount of the senior subordinated notes with the net proceeds of one or more equity offerings, at a redemption price equal to 110.75% of the aggregate principal amount to be redeemed, together with accrued and unpaid interest, if any to the date of redemption; provided that at least 65% of the original aggregate principal amount of the senior subordinated notes remains outstanding after each redemption.

    SUBORDINATION AND GUARANTEES. The notes (1) are junior to all of our existing senior indebtedness and will be junior to all future senior indebtedness, (2) will be PARI PASSU with all of our future senior subordinated indebtedness and (3) will be senior to all of our future indebtedness that is expressly subordinated to the notes.

    All of our existing domestic restricted subsidiaries have guaranteed, and all of our future domestic restricted subsidiaries will guarantee, our obligation to pay principal, premium, if any, and interest on the notes. The guarantees (1) are junior to all existing senior indebtedness of these subsidiaries and will be junior to all future senior indebtedness of these subsidiaries, (2) will rank

                                       57
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PARI PASSU with all future senior subordinated indebtedness of these subsidiaries and (3) will rank senior to all future indebtedness of these subsidiaries that is expressly subordinated to the guarantees.

    COVENANTS. In the indenture relating to the senior subordinated notes, we agreed to some restrictions that limit, among other things, our and some of our subsidiaries' ability to:

    - incur more debt;

    - pay dividends, redeem stock or make other distributions;

    - make investments;

    - create liens;

    - enter into transactions with affiliates;

    - merge or consolidate; and

    - transfer or sell assets.

    In addition, in the event of a change of control, as defined in the indenture relating to the senior subordinated notes, each holder of senior subordinated notes will have the right to require us to repurchase all or part of the holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest.

    EVENTS OF DEFAULT. Events of default under the indenture relating to the senior subordinated notes include but are not limited to:

    - the failure to pay any interest on any senior subordinated note when due, which failure continues for 30 days;

    - the failure to pay principal of or premium, if any, on any senior subordinated note when due;

    - the failure to comply with any of our other agreements in the indenture or the notes;

    - some defaults under the terms of our other indebtedness, whether the indebtedness existed before the issuance of the notes or is created after;

    - the failure by us or some of our subsidiaries to pay final judgments aggregating at any one time in excess of $17.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

    - the holding in any judicial proceeding that a note guarantee is unenforceable or invalid or that a note guarantee ceases for any reason to be in full force and effect, or any guarantor denies or disaffirms its obligations under its note guarantee; and

    - certain events of bankruptcy or insolvency.

    If an event of default, other than events of bankruptcy or insolvency, occurs and is continuing, the maturity date of all of the senior subordinated notes may be accelerated. If a bankruptcy or insolvency occurs, the outstanding senior subordinated notes will automatically become immediately due and payable.

    TRANSFER RESTRICTIONS; REGISTRATION COVENANT; EXCHANGE OFFER. We have not registered the senior subordinated notes under the Securities Act. The senior subordinated notes are subject to transfer restrictions and may be offered or sold only pursuant to an exemption from the registration requirements of, or in transactions not covered by, the Securities Act. To give the holder the opportunity in the future to exchange the senior subordinated notes for notes with substantially identical terms, but that may be publicly traded (the exchange notes), we have agreed to:

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
    - file a registration statement for the exchange notes within 150 days after the issue date of the senior subordinated notes;

    - cause the registration statement to become effective within 240 days after the issue date of the senior subordinated notes; and

    - consummate the exchange offer within 270 days after the issue date of the senior subordinated notes.

    In addition, we have agreed, in some circumstances, to file a "shelf registration statement" that would allow some or all of the senior subordinated notes to be offered to the public. If we do not comply with the foregoing obligations under the exchange and registration rights agreement, we will be required to pay liquidated damages to holders of the senior subordinated notes.

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       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following summary describes the material United States federal income and estate tax consequences of the ownership of common stock by a non-U.S. holder as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to a non-U.S. holder of common stock. For example, in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of our common stock may be effected by determinations made at the partner level. This discussion also does not address the foreign, state and local consequences. Special rules may apply to certain non-U.S. holders, such as insurance companies, tax-exempt organizations, banks, financial institutions, dealers in securities, holders of securities held as part of a "straddle," "hedge" or "conversion transaction," "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code. Such persons should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and these authorities may be repealed, revoked or modified with retroactive effect so as to result in United States federal income tax consequences different from those discussed below.

    PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    As used in this section, a "U.S. holder" of common stock means a holder that is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless in the case of a partnership, U.S. Treasury Regulations provide otherwise, (3) an estate the income of which is subject to United States federal income taxation regardless of its source and (4) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A "non-U.S. holder" is a holder that is not a U.S. holder.

DIVIDENDS

    Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid will be required to satisfy applicable certification and other requirements and may be required to obtain a United States taxpayer identification number.

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
    A non-U.S. holder of common stock eligible for a reduced rate of United States withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met or (3) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

    A non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

    We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

FEDERAL ESTATE TAX

    Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

    A non-U.S. holder may be subject to back-up withholding unless applicable certification requirements are met.

    Payment of the proceeds of a sale of common stock within the United States or conducted through certain United States related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our stockholders sell, or there is a perception they may sell, substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following the offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

SALE OF RESTRICTED SHARES AND LOCK-UP AGREEMENTS

    Based on shares outstanding as of November 3, 2001, and including options exercised since that date, upon completion of this offering, we will have an
aggregate of              shares of common stock outstanding, assuming no
exercise of the              share underwriters' over-allotment option and no
exercise of outstanding options and warrants to purchase common stock. If the underwriters' over-allotment option is exercised in full, we will have an
aggregate of              shares of common stock outstanding. All of the
             shares of common stock sold in this offering, plus any shares sold if the over-allotment option is exercised, will be freely tradable without restriction in the public market unless these shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.

    The remaining              shares of common stock outstanding after the
offering will be held by existing stockholders and are "restricted securities" under the Securities Act. Those shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

    We have agreed to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus. Our executive officers and directors and our principal stockholders, which collectively hold shares of our common stock, have also agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days. Notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, 144(k) or 701, shares subject to lock-up agreements will not be
saleable until such agreements expire or are waived by               and
              on behalf of the underwriters.

RULE 144

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding; or

    - the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares immediately after the effective date of the offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

OPTION GRANTS

    As of November 3, 2001, there were options issued and outstanding to
purchase 936,234 shares of common stock. An additional              shares were
reserved for issuance under our incentive option plans.

REGISTRATION RIGHTS

    Some of our existing stockholders have rights under a stockholders agreement to cause us to register under the Securities Act all or part of their shares of our common stock. Registration of the sale of these shares of our common stock would permit their sale into the market immediately. If our existing stockholders sell a large number of shares, the market price of our common stock could decline. These holders of registration rights are subject to lock-up periods of 180 days following the date of this prospectus. Please refer to the information in the prospectus under the heading "Description of Capital Stock--Registration Rights" for a more detailed discussion of these registration rights.

                                  UNDERWRITING

    Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock opposite their names below:

UNDERWRITERS                                                 NUMBER OF SHARES
------------                                                 ----------------
                                                                ----------
  Total....................................................
                                                                ==========

    The underwriting agreement will provide that the underwriters' obligations to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

    - the obligation to purchase all of the shares of our common stock, if any of the shares are purchased (other than those shares subject to the underwriters' over-allotment option, until that option is exercised);

    - if an underwriter defaults, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated;

    - the representations and warranties made by us to the underwriters are true;

    - there is no material change in the financial markets; and

    - we deliver customary closing documents to the underwriters.

    We have granted the underwriters a 30-day option after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an
aggregate of              shares at the public offering price less underwriting
discounts and commissions. The option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

    Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to selected dealers may be sold at the public offering price less a selling concession not in excess of $ per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $ per share to other dealers. After the offering, the underwriters may change the public offering price and other offering terms.

    The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................   $              $
Total.......................................................   $              $

    The expenses of the offering that are payable by us are estimated to be $ million.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The factors that the underwriters will consider in determining the public offering price include:

    - the history and prospects for the industry in which we compete;

    - the ability of our management and our business potential and earning prospects;

    - the prevailing securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

    The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market;

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

    - Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, creating a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering; and

    - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts in excess of 5% of the shares offered by them.

    We, our directors, officers and stockholders holding substantially all our common stock have agreed, subject to specified exceptions, not to offer to sell, sell or otherwise dispose of, directly or indirectly, by way of any hedging or derivatives transaction, any shares of capital stock or any securities that may be converted into or exchanged for any shares of capital stock for a period of 180 days from the date of the prospectus without the prior written consent of
              .

    We, subject to certain limitations, have agreed to indemnify, under certain circumstances, the underwriters against liabilities relating to this offering, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and liabilities incurred in connection with the directed share program referred to below, and to contribute, under certain circumstances, to payments that the underwriters may be required to make for these liabilities.

    At our request, the underwriters have reserved up to              shares of
the common stock offered by this prospectus for sale pursuant to a directed share program to our employees, directors and friends at the initial public offering price on the cover page of this prospectus. These persons must commit
to purchase no later than              . The number of shares available for sale
to the general public will be reduced to the extent these persons purchase the reserved shares.

    A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

    Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Latham & Watkins, San Diego, California. Certain legal matters will be passed upon for the underwriters
by              .

                                    EXPERTS

    The consolidated balance sheets of PETCO Animal Supplies, Inc. as of January 29, 2000 and February 3, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended February 3, 2001, included in this prospectus and elsewhere in the registration statement, in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts on accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (858) 453-7845 or by mail to: PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attention: Chief Financial Officer.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Consolidated Balance Sheets as of February 3, 2001 and
  November 3, 2001 (Unaudited)..............................     F-2
Consolidated Statements of Operations (Unaudited) for the
  Thirty-nine Weeks Ended October 28, 2000 and November 3,
  2001......................................................     F-3
Consolidated Statements of Cash Flows (Unaudited) for the
  Thirty-nine Weeks Ended October 28, 2000 and November 3,
  2001......................................................     F-4
Notes to Consolidated Financial Statements..................     F-5

Independent Auditors' Report................................    F-14

Consolidated Balance Sheets as of January 29, 2000 and
  February 3, 2001..........................................    F-15
Consolidated Statements of Operations for the Years Ended
  January 30, 1999, January 29, 2000 and February 3, 2001...    F-16
Consolidated Statement of Stockholders' Equity for the Years
  Ended January 30, 1999, January 29, 2000 and February 3,
  2001......................................................    F-17
Consolidated Statements of Cash Flows for the Years Ended
  January 30, 1999, January 29, 2000 and February 3, 2001...    F-18
Notes to Consolidated Financial Statements..................    F-19

                          PETCO ANIMAL SUPPLIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FEBRUARY 3,    NOVEMBER 3,
                                                                 2001           2001
                                                              -----------   -------------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  18,044      $   3,064
  Receivables...............................................       8,311         11,569
  Inventories...............................................     122,246        133,511
  Deferred tax assets.......................................      14,127         14,024
  Other.....................................................       7,760         23,524
                                                               ---------      ---------
    Total current assets....................................     170,488        185,692

Fixed assets, net...........................................     199,068        205,295
Debt issuance costs.........................................       8,828          6,173
Goodwill....................................................      45,855         42,137
Investment in affiliates....................................      19,447         26,035
Other assets................................................      10,633         12,231
                                                               ---------      ---------
                                                               $ 454,319      $ 477,563
                                                               =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $  45,511      $  48,025
  Accrued expenses..........................................      40,085         55,129
  Accrued interest..........................................      10,417          1,351
  Accrued salaries and employee benefits....................      23,513         28,940
  Current portion of long-term debt.........................       5,250          2,000
  Current portion of capital lease and other obligations....       6,189          5,711
                                                               ---------      ---------
    Total current liabilities...............................     130,965        141,156

Long-term debt, excluding current portion...................     263,750        193,000
Senior subordinated notes payable...........................     109,856        200,000
Capital lease and other obligations, excluding current
  portion...................................................       6,146          1,761
Accrued store closing costs.................................       3,424          1,917
Deferred tax liability......................................       3,182          3,183
Deferred rent and other liabilities.........................      13,866         17,713
                                                               ---------      ---------
    Total liabilities.......................................     531,189        558,730
                                                               ---------      ---------

Preferred Stock:
  $.01 par value, 500 shares authorized, 111 and 78 shares
    issued and outstanding
  14% Series A senior redeemable preferred stock............     112,669        125,488
  12% Series B junior redeemable preferred stock............      78,868         86,542

Stockholders' equity (deficit):
  Common stock, $.001 par value, 50,000 shares authorized,
    19,097 and 19,182 shares issued and outstanding,
    respectively............................................          19             19
  Additional paid-in capital................................    (182,767)      (203,165)
  Accumulated other comprehensive loss......................          --         (1,746)
  Accumulated deficit.......................................     (85,659)       (88,305)
                                                               ---------      ---------
    Total stockholders' deficit.............................    (268,407)      (293,197)
                                                               ---------      ---------
                                                               $ 454,319      $ 477,563
                                                               =========      =========

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THIRTY-NINE WEEKS ENDED
                                                              -----------------------------
                                                              OCTOBER 28,       NOVEMBER 3,
                                                                 2000              2001
                                                              -----------       -----------
Net sales...................................................    $810,350         $937,249

Cost of sales and occupancy costs...........................     582,977          660,059
                                                                --------         --------

  Gross profit..............................................     227,373          277,190

Selling, general and administrative expenses................     190,838          224,979

Merger and non-recurring costs..............................      56,154              445
                                                                --------         --------

  Operating income (loss)...................................     (19,619)          51,766

Interest expense, net.......................................       9,937           31,545
                                                                --------         --------

  Earnings (loss) before internet operations and equity in
    loss of unconsolidated affiliates and income taxes......     (29,556)          20,221

Internet operations and equity in loss of unconsolidated
  affiliates................................................      (2,611)          (2,505)
                                                                --------         --------

  Earnings (loss) before income taxes and extraordinary
    item....................................................     (32,167)          17,716

Income taxes................................................       2,016            7,421
                                                                --------         --------

  Earnings (loss) before extraordinary item.................     (34,183)          10,295

Extraordinary item--loss on early extinguishment of debt
  (net of income tax benefit of $825 and $7,888)............      (1,264)         (12,942)
                                                                --------         --------

  Net loss..................................................     (35,447)          (2,647)

Increase in carrying amount of redeemable preferred stock...      (1,862)         (20,493)
                                                                --------         --------

  Net loss available to common stockholders.................    $(37,309)        $(23,140)
                                                                ========         ========

Basic and diluted loss per common share:

  Loss before extraordinary item............................    $  (0.09)        $  (0.53)

  Extraordinary loss on early extinguishment of debt........          --            (0.68)
                                                                --------         --------

    Net loss per common share...............................    $  (0.09)        $  (1.21)
                                                                ========         ========

Shares used for computing basic and diluted loss per
  share.....................................................     415,076           19,168
                                                                ========         ========

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (UNAUDITED, IN THOUSANDS)

                                                               THIRTY-NINE WEEKS ENDED
                                                              -------------------------
                                                              OCTOBER 28,   NOVEMBER 3,
                                                                 2000          2001
                                                              -----------   -----------
Cash flows from operating activities:
  Net earnings..............................................   $ (35,447)    $  (2,647)
  Depreciation and amortization.............................      34,602        36,907
  Amortization of debt discounts and issuance costs.........         579         1,922
  Deferred tax assets.......................................       1,993           103
  Internet operations and equity in loss of unconsolidated
    affiliates..............................................       4,942         2,505
  Non-cash write-off of investment in affiliate.............      10,204            --
  Non-cash write-off of debt issuance costs.................       2,089        12,430
  Deferred revenue recognized...............................        (876)           --
  Changes in assets and liabilities, net of effects of
    purchase acquisitions:
    Receivables.............................................      (1,525)       (3,258)
    Inventories.............................................     (13,807)      (11,307)
    Other assets............................................      (5,792)      (16,220)
    Accounts payable........................................       3,339         2,514
    Accrued expenses........................................      15,873        15,171
    Accrued interest........................................       2,488        (9,065)
    Accrued salaries and employee benefits..................       2,335         5,427
    Accrued store closing costs.............................      (1,355)       (1,903)
    Deferred rent and other liabilities.....................         397           440
                                                               ---------     ---------
      Net cash provided by operating activities.............      20,039        33,019
                                                               ---------     ---------
Cash flows from investing activities:
  Additions to fixed assets.................................     (33,437)      (39,209)
  Investment in affiliates..................................      (8,855)       (9,093)
  Net cash invested in acquisitions of businesses...........     (12,582)           --
  Change in other assets....................................        (147)           --
                                                               ---------     ---------
      Net cash used in investing activities.................     (55,021)      (48,302)
                                                               ---------     ---------
Cash flows from financing activities:
  Borrowings under long-term debt agreements................     397,513       215,650
  Repayment of long-term debt agreements....................    (107,175)     (209,650)
  Debt issuance costs.......................................     (11,254)         (934)
  Repayment of capital lease and other obligations..........      (5,764)       (4,863)
  Repurchase of common stock................................    (463,427)           --
  Net proceeds from issuance of common stock................      16,382           100
  Net proceeds from the issuance of Series A redeemable
    preferred stock.........................................     107,376            --
  Net proceeds from the issuance of Series B redeemable
    preferred stock.........................................      75,675            --
  Proceeds from the issuance of common stock warrants.......       1,066            --
                                                               ---------     ---------
      Net cash provided by financing activities.............      10,392           303
                                                               ---------     ---------
Net decrease in cash and cash equivalents...................     (24,590)      (14,980)
Cash and cash equivalents at beginning of year..............      36,059        18,044
                                                               ---------     ---------
Cash and cash equivalents at end of period..................   $  11,469     $   3,064
                                                               =========     =========
Supplemental cash flow disclosures:
  Interest paid on debt.....................................   $   8,330     $  41,102
  Income taxes paid.........................................   $   6,029     $   2,632

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

NOTE 1--GENERAL

    In the opinion of management of Petco Animal Supplies, Inc. (the "Company" or "PETCO"), the unaudited consolidated financial statements presented herein contain all adjustments, consisting of normal recurring adjustments, necessary to present the financial position, results of operations and cash flows as of November 3, 2001, and for the periods ended October 28, 2000 and November 3, 2001. Because of the seasonal nature of the Company's business, the results of operations for the thirty-nine weeks ended October 28, 2000 and November 3, 2001 are not necessarily indicative of the results to be expected for the full year. The Company's fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. All references to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year. For example, references to fiscal 2000 refer to the 53 week fiscal year beginning on January 30, 2000, and ending on February 3, 2001. Certain previously reported amounts have been reclassified to conform with the current period presentation.

NOTE 2--INVESTMENT IN AFFILIATES

    The Company recorded income of $4,895 for Internet operations and equity in loss of unconsolidated affiliates in first quarter 2000. This primarily non-cash income consists of $10,317 earned for support of Petopia.com principally under the terms of an alliance agreement, partially offset by $5,383 of equity in the losses of Petopia.com. PETCO acquired certain operating assets of Petopia.com in the fourth quarter of fiscal 2000 and the results of Internet operations are included in the consolidated results for the first thirty-nine weeks of 2001.

    The Company has a 79% limited partner interest in a limited partnership (the "LP") which operates retail pet food and supply stores in Canada. Pursuant to the terms of an option agreement, PETCO may increase its interest in the LP. PETCO accounts for its investment in the LP using the equity method as it does not exercise control over the LP and records its proportionate share of earnings or loss according to the partnership agreement. PETCO recorded equity in the loss of the LP of $2,505 for the first thirty-nine weeks of fiscal 2001.

NOTE 3--ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    Effective February 4, 2001, PETCO adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and 138, which establishes accounting and reporting standards for derivative instruments and hedging activities. As amended, SFAS No. 133 requires that the Company recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. PETCO has entered into a $75,000 interest rate collar agreement (hedge) to limit its exposure to the interest rate risk associated with its variable rate debt. Changes in the intrinsic value of the hedge are recorded as accumulated other comprehensive income (loss). Amounts received or paid under the hedge are recorded as reductions or additions to interest expense. The Company had a cumulative deferred loss on its hedge of $1,746, net of deferred tax benefit of $1,140, at November 3, 2001.

                          PETCO ANIMAL SUPPLIES, INC.

                                 (IN THOUSANDS)

NOTE 4--NEW ACCOUNTING STANDARDS

    In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 141, BUSINESS COMBINATIONS, and 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which supersede Accounting Principles Board Opinion 17, INTANGIBLE ASSETS. SFAS 141 requires that all business combinations be accounted for under the purchase method. The statement further requires separate recognition of intangible assets that meet one of the two criteria, as defined in the statement. This statement applies to all business combinations initiated after June 30, 2001. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are tested at least annually for impairment. Separable intangible assets with defined lives will continue to be amortized over their useful lives. The provisions of SFAS 142 will apply to goodwill and intangible assets acquired before and after the statement's effective date. As permitted by SFAS, the Company plans to adopt the new standard in the first quarter of fiscal year 2002. PETCO is currently evaluating the effect that adoption of the provisions of SFAS 142 will have on its results of operations and financial position.

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The Company has not yet determined the impact, if any, of adoption of SFAS No. 143.

    In August 2001, the FASB issued SFAS 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. This new standard supersedes SFAS 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The primary objectives of this statement were to develop one accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale and to address significant implementation issues related to SFAS 121. Statement 144 requires that all long-lived assets, including discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. We have not yet determined the impact, if any, of adoption of SFAS 144.

NOTE 5--CONTINGENCIES

    In July 2001, two former employees instituted an action against us in the Superior Court of California for the County of Los Angeles. The complaint in the action was filed, individually and on behalf of a purported class consisting of all current and former employees who worked as managers or assistant managers in our stores in the state of California at any time between July 30, 1997, and the present. The complaint alleges that the individual plaintiffs and the purported class members worked hours for which they were entitled to receive, but did not receive, overtime compensation under California law, and that they were classified as "exempt" store management employees but were forced to work more than 50% of their time in non-exempt tasks. The

                          PETCO ANIMAL SUPPLIES, INC.

                                 (IN THOUSANDS)

NOTE 5--CONTINGENCIES (CONTINUED)
complaint alleges violations of the California Labor Code and the California Business and Professions Code. The relief sought includes compensatory and punitive damages, penalties, preliminary and permanent injunctions requiring us to pay overtime compensation as required under California law, prejudgment interest, costs and attorneys fees and such other relief as the court deems proper. We have not answered the complaint but discovery has commenced. The Company intends to vigorously defend the action, including contesting the certification of the action as a class action. If successful, this litigation could have a material adverse effect on our financial condition, and any required change in our labor practices, could have a negative impact on our results of operations.

    From time to time the Company is involved in routine litigation and proceedings in the ordinary course of its business. The Company is not currently involved in any other pending litigation matters that the Company believes would have a material adverse effect on the Company.

NOTE 6--SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

    The Company issued $200 million in principal amount of 10.75% Senior Subordinated Notes due 2011 in which certain of its subsidiaries (the guarantor subsidiaries) will serve as guarantors. Certain other subsidiaries (the nonguarantor subsidiaries) will not guarantee such debt.

    The following tables present the unaudited condensed consolidating balance sheets of PETCO Animal Supplies, Inc. as a parent company, its guarantor subsidiaries and its nonguarantor subsidiaries as of February 3, 2001 and November 3, 2001 and the related unaudited condensed consolidating statements of operations and cash flows for the thirty-nine weeks ended October 28, 2000 and November 3, 2001.

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                          PARENT COMPANY BALANCE SHEET
                                FEBRUARY 3, 2001
                                 (IN THOUSANDS)

                                          PETCO ANIMAL
                                         SUPPLIES, INC.                                                         PETCO ANIMAL
                                             PARENT                                                            SUPPLIES, INC.
                                            COMPANY        GUARANTOR      NON-GUARANTOR    RECLASSIFICATIONS        AND
                                           GUARANTOR      SUBSIDIARIES    SUBSIDIARIES     AND ELIMINATIONS     SUBSIDIARIES
                                         --------------   ------------   ---------------   -----------------   --------------
ASSETS
Current assets:
  Cash and cash equivalents............     $ 17,104        $    940         $    --           $      --         $  18,044
  Receivables..........................        1,749           6,562              --                  --             8,311
  Inventories..........................      112,418           9,828              --                  --           122,246
  Deferred tax assets..................       14,127              --              --                  --            14,127
  Other................................        7,446             314              --                  --             7,760
                                            --------        --------         -------           ---------         ---------
    Total current assets...............      152,844          17,644              --                  --           170,488

Fixed assets, net......................      177,134          21,934              --                  --           199,068
Debt issuance costs....................        8,828              --              --                  --             8,828
Goodwill...............................           --          45,855              --                  --            45,855
Investment in affiliates...............           --              --          19,447                  --            19,447
Intercompany investments and advances..      153,358          41,072              --            (194,430)               --
Other assets...........................       10,633              --              --                  --            10,633
                                            --------        --------         -------           ---------         ---------
                                            $502,797        $126,505         $19,447           $(194,430)        $ 454,319
                                            ========        ========         =======           =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable.....................     $   (119)       $ 45,630         $    --           $      --         $  45,511
  Intercompany payables................       98,613         (98,613)             --                  --                --
  Accrued expenses.....................       32,522           7,563              --                  --            40,085
  Accrued interest.....................       10,417              --              --                  --            10,417
  Accrued salaries and employee
    benefits...........................       22,968             545              --                  --            23,513
  Current portion of long-term debt....        5,250              --              --                  --             5,250
  Current portion of capital lease and
    other obligations..................        6,189              --              --                  --             6,189
                                            --------        --------         -------           ---------         ---------
    Total current liabilities..........      175,840         (44,875)             --                  --           130,965

Long-term debt, excluding current
  portion..............................      263,750              --              --                  --           263,750
Senior subordinated notes payable......      109,856              --              --                  --           109,856
Capital lease and other obligations,
  excluding current portion............        6,146              --              --                  --             6,146
Accrued store closing costs............        3,424              --              --                  --             3,424
Deferred tax liability.................        3,182              --              --                  --             3,182
Deferred rent and other liabilities....       13,419             447              --                  --            13,866
                                            --------        --------         -------           ---------         ---------
    Total liabilities..................      575,617         (44,428)             --                  --           531,189
                                            --------        --------         -------           ---------         ---------

Preferred Stock:
  14% Series A senior redeemable
    preferred stock....................      112,669              --              --                  --           112,669
  12% Series B junior redeemable
    preferred stock....................       78,868              --              --                  --            78,868

Stockholder's equity (deficit).........     (264,357)        170,933          19,447            (194,430)         (268,407)
                                            --------        --------         -------           ---------         ---------
                                            $502,797        $126,505         $19,447           $(194,430)        $ 454,319
                                            ========        ========         =======           =========         =========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                          PARENT COMPANY BALANCE SHEET
                                NOVEMBER 3, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                          PETCO ANIMAL
                                         SUPPLIES, INC.                                                         PETCO ANIMAL
                                             PARENT                                                            SUPPLIES, INC.
                                            COMPANY        GUARANTOR      NON-GUARANTOR    RECLASSIFICATIONS        AND
                                           GUARANTOR      SUBSIDIARIES    SUBSIDIARIES     AND ELIMINATIONS     SUBSIDIARIES
                                         --------------   ------------   ---------------   -----------------   --------------
ASSETS
Current assets:
  Cash and cash equivalents............     $  2,650       $     414         $    --           $      --         $   3,064
  Receivables..........................          503          11,066              --                  --            11,569
  Inventories..........................      128,239           5,272              --                  --           133,511
  Deferred tax assets..................       14,024              --              --                  --            14,024
  Other................................       23,524              --              --                  --            23,524
                                            --------       ---------         -------           ---------         ---------
    Total current assets...............      168,940          16,752              --                  --           185,692

Fixed assets, net......................      184,160          21,135              --                  --           205,295
Debt issuance costs....................        6,173              --              --                  --             6,173
Goodwill...............................           --          42,137              --                  --            42,137
Investment in affiliates...............           --              --          26,035                  --            26,035
Intercompany investments and advances..      165,678          45,695              --            (211,373)               --
Other assets...........................       12,231              --              --                  --            12,231
                                            --------       ---------         -------           ---------         ---------
                                            $537,182       $ 125,719         $26,035           $(211,373)        $ 477,563
                                            ========       =========         =======           =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable.....................     $  4,223       $  43,802         $    --           $      --         $  48,025
  Intercompany payables................      123,359        (132,623)          5,550               3,714                --
  Accrued expenses.....................       50,616           4,513              --                  --            55,129
  Accrued interest.....................        1,351              --              --                  --             1,351
  Accrued salaries and employee
    benefits...........................       28,052             888              --                  --            28,940
  Current portion of long-term debt....        2,000              --              --                  --             2,000
  Current portion of capital lease and
    other obligations..................        5,711              --              --                  --             5,711
                                            --------       ---------         -------           ---------         ---------
    Total current liabilities..........      215,312         (83,420)          5,550               3,714           141,156

Long-term debt, excluding current
  portion..............................      193,000              --              --                  --           193,000
Senior subordinated notes payable......      200,000              --              --                  --           200,000
Capital lease and other obligations,
  excluding current portion............        1,761              --              --                  --             1,761
Accrued store closing costs............        1,920              (3)             --                  --             1,917
Deferred tax liability.................        3,183              --              --                  --             3,183
Deferred rent and other liabilities....       17,213             500              --                  --            17,713
                                            --------       ---------         -------           ---------         ---------
    Total liabilities..................      632,389         (82,923)          5,550               3,714           558,730
                                            --------       ---------         -------           ---------         ---------

Preferred Stock:
  14% Series A senior redeemable
    preferred stock....................      125,488              --              --                  --           125,488
  12% Series B junior redeemable
    preferred stock....................       86,542              --              --                  --            86,542

Stockholder's equity (deficit).........     (307,237)        208,642          20,485            (215,087)         (293,197)
                                            --------       ---------         -------           ---------         ---------
                                            $537,182       $ 125,719         $26,035           $(211,373)        $ 477,563
                                            ========       =========         =======           =========         =========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF OPERATIONS
                FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 2000
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                      PETCO ANIMAL
                                     SUPPLIES, INC.                                                       PETCO ANIMAL
                                         PARENT                                                          SUPPLIES, INC.
                                        COMPANY        GUARANTOR     NON-GUARANTOR   RECLASSIFICATIONS        AND
                                       GUARANTOR      SUBSIDIARIES   SUBSIDIARIES    AND ELIMINATIONS     SUBSIDIARIES
                                     --------------   ------------   -------------   -----------------   --------------
Net sales..........................     $740,816        $572,462         $ --            $(502,928)         $810,350
Cost of sales and occupancy costs..      543,336         488,827           --             (449,186)          582,977
                                        --------        --------         ----            ---------          --------
    Gross profit...................      197,480          83,635           --              (53,742)          227,373

Selling, general and administrative
  expenses.........................      182,578          62,002           --              (53,742)          190,838
Merger and non-recurring costs.....       56,154              --           --                   --            56,154
                                        --------        --------         ----            ---------          --------
    Operating income (loss)........      (41,252)         21,633           --                   --           (19,619)

Interest income....................       (1,274)             (2)          --                   --            (1,276)
Interest expense...................       11,213              --           --                   --            11,213
                                        --------        --------         ----            ---------          --------
  Earnings (loss) before internet
    operations and equity in loss
    of unconsolidated affiliates,
    income taxes and extraordinary
    item...........................      (51,191)         21,635           --                   --           (29,556)

Internet operations and equity in
  loss of unconsolidated
  affiliates.......................       (2,611)             --           --                   --            (2,611)
                                        --------        --------         ----            ---------          --------
  Earnings (loss) before income
    taxes and extraordinary item...      (53,802)         21,635           --                   --           (32,167)

Income taxes.......................        2,016              --           --                   --             2,016
                                        --------        --------         ----            ---------          --------
  Earnings (loss) before
    extraordinary item.............      (55,818)         21,635           --                   --           (34,183)
Extraordinary item--loss on early
  extinguishment of debt...........       (1,264)             --           --                   --            (1,264)
                                        --------        --------         ----            ---------          --------
Earnings (loss) before equity in
  earnings of subsidiaries.........      (57,082)         21,635           --                   --           (35,447)
Equity in earnings of
  subsidiaries.....................       21,635              --           --              (21,635)               --
                                        --------        --------         ----            ---------          --------
  Net earnings (loss)..............     $(35,447)       $ 21,635         $ --            $ (21,635)         $(35,447)
                                        ========        ========         ====            =========          ========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF OPERATIONS
                FOR THE THIRTY-NINE WEEKS ENDED NOVEMBER 3, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                      PETCO ANIMAL
                                     SUPPLIES, INC.                                                       PETCO ANIMAL
                                         PARENT                                                          SUPPLIES, INC.
                                        COMPANY        GUARANTOR     NON-GUARANTOR   RECLASSIFICATIONS        AND
                                       GUARANTOR      SUBSIDIARIES   SUBSIDIARIES    AND ELIMINATIONS     SUBSIDIARIES
                                     --------------   ------------   -------------   -----------------   --------------
Net sales..........................     $859,449        $636,595        $    --          $(558,795)         $937,249
Cost of sales and occupancy costs..      616,430         542,092             --           (498,463)          660,059
                                        --------        --------        -------          ---------          --------
    Gross profit...................      243,019          94,503             --            (60,332)          277,190

Selling, general and administrative
  expenses.........................      218,075          67,142             94            (60,332)          224,979
Merger and non-recurring costs.....          445              --             --                 --               445
                                        --------        --------        -------          ---------          --------
    Operating income (loss)........       24,499          27,361            (94)                --            51,766

Interest income....................         (492)             --             --                 --              (492)
Interest expense...................       32,035              --              2                 --            32,037
                                        --------        --------        -------          ---------          --------
  Earnings (loss) before internet
    operations and equity in loss
    of unconsolidated affiliates,
    income taxes and extraordinary
    item...........................       (7,044)         27,361            (96)                --            20,221

Internet operations and equity in
  loss of unconsolidated
  affiliates.......................           --              --         (2,505)                --            (2,505)
                                        --------        --------        -------          ---------          --------
  Earnings (loss) before income
    taxes and extraordinary item...       (7,044)         27,361         (2,601)                --            17,716

Income taxes.......................        7,421              --             --                 --             7,421
                                        --------        --------        -------          ---------          --------
  Earnings (loss) before
    extraordinary item.............      (14,465)         27,361         (2,601)                --            10,295
Extraordinary item--loss on early
  extinguishment of debt...........      (12,942)             --             --                 --           (12,942)
                                        --------        --------        -------          ---------          --------
Earnings (loss) before equity in
  earnings of subsidiaries.........      (27,407)         27,361         (2,601)                --            (2,647)
Equity in earnings of
  subsidiaries.....................       24,760              --             --            (24,760)               --
                                        --------        --------        -------          ---------          --------
  Net earnings (loss)..............     $ (2,647)       $ 27,361        $(2,601)         $ (24,760)         $ (2,647)
                                        ========        ========        =======          =========          ========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF CASH FLOWS
                FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 2000
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                          PETCO ANIMAL
                                         SUPPLIES, INC.                                                         PETCO ANIMAL
                                             PARENT                                                            SUPPLIES, INC.
                                            COMPANY        GUARANTOR      NON-GUARANTOR    RECLASSIFICATIONS        AND
                                           GUARANTOR      SUBSIDIARIES    SUBSIDIARIES     AND ELIMINATIONS     SUBSIDIARIES
                                         --------------   ------------   ---------------   -----------------   --------------
Cash flows provided by (used in)
  operating activities:
  Net earnings (loss)..................    $ (35,447)       $ 21,635         $    --           $(21,635)         $ (35,447)
Adjustments to reconcile net earnings
  to net cash provided by (used in)
  operating activities.................       47,295         (22,299)          8,855             21,635             55,486
                                           ---------        --------         -------           --------          ---------
    Net cash provided by (used in)
      operating activities.............       11,848            (664)          8,855                 --             20,039
                                           ---------        --------         -------           --------          ---------

Cash flows used in investing
  activities:
  Additions to fixed assets............      (30,216)         (3,221)             --                 --            (33,437)
  Investment in affiliates.............           --              --          (8,855)                --             (8,855)
  Net cash invested in acquisitions of
    businesses.........................      (12,582)             --              --                 --            (12,582)
  Change in other assets...............         (147)             --              --                 --               (147)
                                           ---------        --------         -------           --------          ---------
    Net cash used in investing
      activities.......................      (42,945)         (3,221)         (8,855)                --            (55,021)
                                           ---------        --------         -------           --------          ---------

Cash flows provided by financing
  activities:
  Borrowings under long-term debt
    agreements.........................      397,513              --              --                 --            397,513
  Debt issuance costs..................      (11,254)             --              --                 --            (11,254)
  Repayment of long term debt
    agreements.........................     (107,175)             --              --                 --           (107,175)
  Repayments of capital lease and other
    obligations........................       (5,764)             --              --                 --             (5,764)
  Purchase of common stock.............     (463,427)             --              --                 --           (463,427)
  Net proceeds from the issuance of
    common stock.......................       16,382              --              --                 --             16,382
  Net proceeds from the issuance of
    Series A redeemable preferred
    stock..............................      107,376              --              --                 --            107,376
  Net proceeds from the issuance of
    Series B redeemable preferred
    stock..............................       75,675              --              --                 --             75,675
  Proceeds from the issuance of
    warrants...........................        1,066              --              --                 --              1,066
                                           ---------        --------         -------           --------          ---------
    Net cash provided by financing
      activities.......................       10,392              --              --                 --             10,392
                                           ---------        --------         -------           --------          ---------
Net decrease in cash and cash
  equivalents..........................      (20,705)         (3,885)             --                 --            (24,590)
Cash and cash equivalents at the
  beginning of the period..............       33,864           2,195              --                 --             36,059
                                           ---------        --------         -------           --------          ---------
Cash and cash equivalents at the end of
  the period...........................    $  13,159        $ (1,690)        $    --           $     --          $  11,469
                                           =========        ========         =======           ========          =========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF CASH FLOWS
                FOR THE THIRTY-NINE WEEKS ENDED NOVEMBER 3, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                          PETCO ANIMAL
                                         SUPPLIES, INC.                                                         PETCO ANIMAL
                                             PARENT                                                            SUPPLIES, INC.
                                            COMPANY        GUARANTOR      NON-GUARANTOR    RECLASSIFICATIONS        AND
                                           GUARANTOR      SUBSIDIARIES    SUBSIDIARIES     AND ELIMINATIONS     SUBSIDIARIES
                                         --------------   ------------   ---------------   -----------------   --------------
Cash flows provided by (used in)
  operating activities:
  Net earnings (loss)..................    $  (2,647)       $ 27,361         $(2,601)          $(24,760)         $  (2,647)
Adjustments to reconcile net earnings
  to net cash provided by (used in)
  operating activities.................       24,501         (25,289)         11,694             24,760             35,666
                                           ---------        --------         -------           --------          ---------
    Net cash provided by operating
      activities.......................       21,854           2,072           9,093                 --             33,019
                                           ---------        --------         -------           --------          ---------

Cash flows used in investing
  activities:
  Additions to fixed assets............      (36,611)         (2,598)             --                 --            (39,209)
  Investment in affiliates.............           --              --          (9,093)                --             (9,093)
                                           ---------        --------         -------           --------          ---------
    Net cash used in investing
      activities.......................      (36,611)         (2,598)         (9,093)                --            (48,302)
                                           ---------        --------         -------           --------          ---------

Cash flows provided by (used in)
  financing activities:
  Borrowings under long-term debt
    agreements.........................      215,650              --              --                 --            215,650
  Debt issuance costs..................         (934)             --              --                 --               (934)
  Repayment of long term debt
    agreements.........................     (209,650)             --              --                 --           (209,650)
  Repayments of capital lease and other
    obligations........................       (4,863)             --              --                 --             (4,863)
  Net proceeds from the issuance of
    common stock.......................          100              --              --                 --                100
                                           ---------        --------         -------           --------          ---------
    Net cash used in financing
      activities.......................          303              --              --                 --                303
                                           ---------        --------         -------           --------          ---------
Net decrease in cash and cash
  equivalents..........................      (14,454)           (526)             --                 --            (14,980)
Cash and cash equivalents at the
  beginning of the period..............       17,104             940              --                 --             18,044
                                           ---------        --------         -------           --------          ---------
Cash and cash equivalents at the end of
  the period...........................    $   2,650        $    414         $    --           $     --          $   3,064
                                           =========        ========         =======           ========          =========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Petco Animal Supplies, Inc.:

    We have audited the accompanying consolidated balance sheets of Petco Animal Supplies, Inc. and subsidiaries as of January 29, 2000 and February 3, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended February 3, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petco Animal Supplies, Inc. and subsidiaries as of January 29, 2000 and February 3, 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended February 3, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

March 12, 2001

                          PETCO ANIMAL SUPPLIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              JANUARY 29,    FEBRUARY 3,
                                                                  2000           2001
                                                              ------------   ------------
ASSETS (NOTE 5)
Current assets:
  Cash and cash equivalents.................................   $  36,059      $  18,044
  Receivables...............................................       8,721          8,311
  Inventories...............................................     116,913        122,246
  Deferred tax assets (note 10).............................      18,686         14,127
  Other.....................................................       4,844          7,760
                                                               ---------      ---------
    Total current assets....................................     185,223        170,488
                                                               ---------      ---------
Fixed assets (note 7):
  Equipment.................................................      96,324        121,944
  Furniture and fixtures....................................      62,901         71,133
  Leasehold improvements....................................     134,429        144,848
                                                               ---------      ---------
                                                                 293,654        337,925
  Less accumulated depreciation and amortization............    (101,251)      (138,857)
                                                               ---------      ---------
                                                                 192,403        199,068

Debt issuance costs.........................................       1,900          8,828
Goodwill....................................................      36,362         45,855
Investment in affiliates (note 4)...........................      26,360         19,447
Other assets................................................      11,646         10,633
                                                               ---------      ---------
                                                               $ 453,894      $ 454,319
                                                               =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $  49,133      $  45,511
  Accrued expenses..........................................      30,975         40,085
  Accrued interest..........................................         954         10,417
  Accrued salaries and employee benefits....................      18,299         23,513
  Current portion of long-term debt (note 5)................       9,125          5,250
  Current portion of capital lease and other obligations
    (note 7)................................................       7,854          6,189
                                                               ---------      ---------
    Total current liabilities...............................     116,340        130,965

Long-term debt, excluding current portion (note 5)..........      89,050        263,750
Senior subordinated notes payable (note 6)..................          --        109,856
Capital lease and other obligations, excluding current
  portion (note 7)..........................................      12,436          6,146
Accrued store closing costs.................................       5,378          3,424
Deferred tax liability (note 10)............................       7,083          3,182
Deferred rent and other liabilities.........................      17,717         13,866
                                                               ---------      ---------
    Total liabilities.......................................     248,004        531,189
                                                               ---------      ---------
Preferred Stock:
  $.01 par value, 500 shares authorized, 111 and 78 shares
    issued and outstanding at February 3, 2001 (note 8)
  14% Series A senior redeemable preferred stock............          --        112,669
  12% Series B junior redeemable preferred stock............          --         78,868

Stockholders' equity (deficit) (note 9):
  Common stock, $.001 par value, 50,000 shares authorized at
    February 3, 2001 and 464,354 and 19,097 shares issued
    and outstanding at January 29, 2000 and February 3,
    2001, respectively......................................         464             19
  Additional paid-in capital................................     270,746       (182,767)
  Accumulated deficit.......................................     (65,320)       (85,659)
                                                               ---------      ---------
    Total stockholders' equity (deficit)....................     205,890       (268,407)
Commitments and contingencies (notes 5, 6, 7 and 13)
                                                               ---------      ---------
                                                               $ 453,894      $ 454,319
                                                               =========      =========

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         YEARS ENDED
                                                           ----------------------------------------
                                                           JANUARY 30,   JANUARY 29,   FEBRUARY 3,
                                                              1999          2000           2001
                                                           -----------   -----------   ------------
Net sales................................................    $839,622      $990,289     $1,151,178

Cost of sales and occupancy costs........................     624,818       720,711        817,084
                                                             --------      --------     ----------

  Gross profit...........................................     214,804       269,578        334,094

Selling, general and administrative expenses.............     187,938       220,800        264,753

Merger and non-recurring costs (note 3)..................      22,963            --         55,928
                                                             --------      --------     ----------

  Operating income.......................................       3,903        48,778         13,413

Interest income..........................................        (176)         (863)        (1,551)

Interest expense.........................................       6,894         9,799         24,522
                                                             --------      --------     ----------

  Earnings (loss) before Internet operations and equity
    in loss of unconsolidated affiliates, income taxes
    and extraordinary item...............................      (2,815)       39,842         (9,558)

Internet operations and equity in loss of unconsolidated
  affiliates (note 4)....................................          --        (1,254)        (4,543)
                                                             --------      --------     ----------

  Earnings (loss) before income taxes and extraordinary
    item.................................................      (2,815)       38,588        (14,101)

Income taxes (benefit) (note 10).........................        (438)       16,831          4,974
                                                             --------      --------     ----------

  Earnings (loss) before extraordinary item..............      (2,377)       21,757        (19,075)

Extraordinary item--loss on extinguishment of debt (net
  of income tax benefit of $825) (note 5)................          --            --         (1,264)
                                                             --------      --------     ----------

  Net earnings (loss)....................................      (2,377)       21,757        (20,339)

Increase in carrying amount of redeemable preferred
  stock..................................................          --            --         (8,486)
                                                             --------      --------     ----------

  Net earnings (loss) available to common stockholders...    $ (2,377)     $ 21,757     $  (28,825)
                                                             ========      ========     ==========

Basic and diluted earnings (loss) per common share:

  Earnings (loss) before extraordinary item..............    $  (0.01)     $   0.05     $    (0.09)

  Extraordinary loss on early extinguishment of debt.....          --            --             --
                                                             --------      --------     ----------

    Earnings (loss) per common share.....................    $  (0.01)     $   0.05     $    (0.09)
                                                             ========      ========     ==========

Shares used for computing basic earnings (loss) per
  share..................................................     463,606       464,068        316,081
                                                             ========      ========     ==========

Shares used for computing diluted earnings (loss) per
  share..................................................     463,606       469,436        316,081
                                                             ========      ========     ==========

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                            TOTAL
                                          COMMON STOCK       ADDITIONAL                 STOCKHOLDERS'
                                       -------------------    PAID-IN     ACCUMULATED      EQUITY/
                                        SHARES     AMOUNT     CAPITAL       DEFICIT       (DEFICIT)
                                       --------   --------   ----------   -----------   -------------
Balances at January 31, 1998.........   463,320    $ 463     $ 270,294     $(84,700)      $ 186,057

Exercise of options..................       286       --           143           --             143
Issuance of stock for services.......        22       --            18           --              18
Net loss.............................        --       --            --       (2,377)         (2,377)
                                       --------    -----     ---------     --------       ---------
Balances at January 30, 1999.........   463,628    $ 463     $ 270,455     $(87,077)      $ 183,841
Exercise of options..................       726        1           291           --             292
Net earnings.........................        --       --            --       21,757          21,757
                                       --------    -----     ---------     --------       ---------
Balances at January 29, 2000.........   464,354    $ 464     $ 270,746     $(65,320)      $ 205,890
Exercise of options..................     2,345        2         1,099           --           1,101
Issuance of common stock.............    15,994       16        15,857           --          15,873
Repurchase and retirement of common
  stock..............................  (463,596)    (463)     (462,964)          --        (463,427)
Note receivable from officer for
  exercise of options................        --       --           (85)          --             (85)
Issuance of common stock warrants....        --       --         1,066           --           1,066
Accretion of redeemable preferred
  stock..............................        --       --        (8,486)          --          (8,486)
Net loss.............................        --       --            --      (20,339)        (20,339)
                                       --------    -----     ---------     --------       ---------
Balances at February 3, 2001.........    19,097    $  19     $(182,767)    $(85,659)      $(268,407)
                                       ========    =====     =========     ========       =========

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                            YEARS ENDED
                                                              ---------------------------------------
                                                              JANUARY 30,   JANUARY 29,   FEBRUARY 3,
                                                                 1999          2000          2001
                                                              -----------   -----------   -----------
Cash flows from operating activities:
  Net earnings (loss).......................................   $ (2,377)     $ 21,757      $ (20,339)
  Depreciation and amortization.............................     30,382        39,280         48,100
  Deferred taxes............................................       (211)       14,847            658
  Internet operations and equity in loss of unconsolidated
    affiliates..............................................         --         1,254          4,543
  Non-cash write-off of investment in affiliate.............         --            --         10,206
  Loss on retirement of fixed assets........................      1,743            30             --
  Issuance of stock for services............................         18            --             --
  Non-cash write-off of debt issuance costs.................         --            --          2,089
  Changes in assets and liabilities, net of effects of
    purchase acquisitions:
    Receivables.............................................      3,241        (1,083)        (1,391)
    Inventories.............................................     (7,916)      (11,975)        (2,813)
    Other assets............................................       (767)          872         (1,229)
    Accounts payable........................................       (695)          718         (3,622)
    Accrued expenses........................................      1,297         7,037          6,621
    Accrued interest........................................        928          (100)         9,463
    Accrued salary and employee benefits....................        550         5,823          5,214
    Accrued store closing costs.............................     (1,069)       (1,544)        (1,869)
    Deferred rent and other liabilities.....................      2,822         1,856            273
                                                               --------      --------      ---------
      Net cash provided by operating activities.............     27,946        78,772         55,904
                                                               --------      --------      ---------

Cash flows from investing activities:
  Additions to fixed assets.................................    (51,689)      (40,050)       (46,521)
  Investment in affiliates..................................     (4,879)      (18,459)        (9,510)
  Net cash invested in acquisitions of businesses...........     (1,813)       (2,927)       (16,407)
  Loan to affiliate.........................................     (6,545)           --             --
  Change in other assets....................................      2,622          (822)          (197)
                                                               --------      --------      ---------
    Net cash used in investing activities...................    (62,304)      (62,258)       (72,635)
                                                               --------      --------      ---------

Cash flows from financing activities:
  Borrowings under long-term debt agreements................     43,250        32,375        397,521
  Repayment of long-term debt agreements....................     (3,375)       (4,075)      (117,175)
  Debt issuance costs.......................................         --        (1,656)       (11,254)
  Repayment of capital lease and other obligations..........     (6,690)       (9,715)        (7,955)
  Repurchase of common stock................................         --            --       (463,427)
  Net proceeds from the issuance of common stock............        143           292         16,889
  Net proceeds from the issuance of Series A redeemable
    preferred
    stock...................................................         --            --        107,376
  Net proceeds from the issuance of Series B redeemable
    preferred
    stock...................................................         --            --         75,675
  Proceeds from the issuance of common stock warrants.......         --            --          1,066
                                                               --------      --------      ---------
    Net cash provided by (used in) financing activities.....     33,328        17,221         (1,284)
                                                               --------      --------      ---------
Net increase/(decrease) in cash and cash equivalents             (1,030)       33,735        (18,015)
Cash and cash equivalents at beginning of year..............      3,354         2,324         36,059
                                                               --------      --------      ---------
Cash and cash equivalents at end of year....................   $  2,324      $ 36,059      $  18,044
                                                               ========      ========      =========

Supplemental cash flow disclosures:
  Interest paid on debt.....................................   $  5,684      $  9,481      $  13,734
  Income taxes paid.........................................   $    141      $  1,101      $   6,052

Supplemental disclosure of noncash financing activities:
  Additions to capital leases...............................   $ 20,253      $     --      $      --

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) DESCRIPTION OF BUSINESS:

    PETCO Animal Supplies, Inc., (the Company or PETCO) a Delaware corporation, is a national specialty retailer of premium pet food and supplies with stores in 41 states and the District of Columbia.

(b) BASIS OF PRESENTATION:

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in affiliates are accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) FISCAL YEAR:

    The Company's fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. The fiscal year ended February 3, 2001 consisted of 53 weeks. All other fiscal years presented herein consisted of 52 weeks. All references to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year.

(d) CASH EQUIVALENTS:

    The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

(e) INVENTORIES:

    Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

(f)  PRE-OPENING COSTS:

    Costs incurred in connection with opening new stores are expensed as incurred.

(g) FIXED ASSETS:

    Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to ten years. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Amortization is computed using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets, generally five to fifteen years.

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(h) GOODWILL AND LONG-LIVED ASSETS:

    Costs in excess of net assets of acquired businesses is amortized on the straight-line method over three to fifteen years. The carrying value of goodwill is reviewed on a periodic basis for recoverability based on expectations for future undiscounted cash flows from the related operations. Should the review indicate that goodwill is not recoverable, the Company adjusts the goodwill to the extent carrying value exceeds the fair value of the goodwill. Reviews of carrying values of goodwill resulted in write-downs of $14 and $501 during fiscal 1999 and 2000, respectively, related to planned store closures. Accumulated amortization at January 29, 2000 and February 3, 2001 was $12,790 and $17,362, respectively.

    In addition, the Company periodically assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," based on expectations of future undiscounted cash flows from the related operations, and when circumstances dictate, adjusts the asset to the extent carrying value exceeds the fair value of the asset. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of goodwill, other purchased intangibles and property and equipment. Assessments of long-lived assets resulted in write-downs of fixed assets of $396 and $2,457 during fiscal 1999 and 2000, respectively, related to planned store closures.

(i)  OTHER ASSETS:

    The Company has a secured loan to another limited partner in a limited partnership which operates retail pet food and supply stores in Canada. The loan bears interest at 7.5% and matures on October 1, 2003. The loan balance at January 29, 2000 and February 3, 2001 was $6,545, and is included in other assets on the accompanying consolidated balance sheet.

    The remainder of other assets consists primarily of lease deposits, non-compete agreements and prepaid expenses. Non-compete agreements are amortized using the straight-line method over the periods of the agreements, generally five to seven years. Accumulated amortization for intangible other assets at January 29, 2000 and February 3, 2001 was $806 and $1,203, respectively.

(j)  DEBT ISSUANCE COSTS:

    Debt issuance costs are amortized to interest expense using the effective interest method over the life of the related debt. Accumulated amortization for debt issuance costs at January 29, 2000 and February 3, 2001 was $774 and $614, respectively.

(k) STORE CLOSING COSTS:

    Management continually reviews the ability of stores to provide positive contributions to the Company's results. The Company charges costs associated with store closures, consisting primarily of lease obligations, to operations upon commitment to close a store within the next 12 months.

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(l)  INCOME TAXES:

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

    Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

(m) FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Because of their short maturities, the carrying amounts for cash and cash equivalents, receivables, accounts payable, accrued expenses, accrued interest and accrued salaries and employee benefits approximate fair value. The carrying amounts for long-term debt, other obligations and loan to affiliate approximate fair value as the interest rates and terms are substantially similar to those that could be obtained currently for similar instruments.

    The Company uses an interest rate collar agreement to manage interest rate exposure. At February 3, 2001, the Company had a $75,000 notional amount interest rate collar using a floating index of one-month LIBOR contracts at an interest rate cap of 7.00% and an interest rate floor of 5.43%, expiring in December 2002. The interest rate differential to be paid, if interest rates are less than the interest rate floor, or received, if interest rates rise above the interest rate cap, is recognized quarterly as a component of interest expense or interest income over the life of the agreement.

(n) STOCK OPTIONS:

    The Company accounts for stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations which recognizes compensation expense on the grant date if the current market price of the stock exceeds the exercise price. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

(o) COMPREHENSIVE INCOME:

    SFAS No. 130, "Reporting Comprehensive Income" requires that certain items of comprehensive income other than net earnings or loss be reported in the financial statements. For the three years ended February 3, 2001, the Company's comprehensive income (loss) equaled net earnings (loss).

(p) SEGMENT REPORTING:

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires annual and interim reporting for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. An operating

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. All of the Company's stores are aggregated into one reportable segment given the similarities of economic characteristics between the operations represented by the stores and the common nature of the products, customers and methods of distribution.

(q) RECLASSIFICATIONS:

    Certain previously reported amounts have been reclassified to conform with the current period presentation.

(r) EFFECT OF ACCOUNTING CHANGES:

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. Accounting for changes in the fair value of a derivative depends on the intended use and resulting designation of the derivative. For derivatives designated as hedges, changes in the fair value are either offset against the change in fair value of the assets or liabilities through earnings or recognized in other comprehensive income in the balance sheet. This Statement was amended by SFAS No. 137 which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for the Company's first quarter in the fiscal year ending February 2, 2002 ("Fiscal 2001"). The Company expects to record a transition adjustment of approximately $650 to other comprehensive income in the balance sheet, during the first quarter of Fiscal 2001.

(s) EARNINGS (LOSS) PER SHARE

    Basic net earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per common share incorporates the incremental shares issuable upon the assumed exercise of potentially issuable common stock.

    Net earnings (loss) and weighted average common shares used to compute net earnings (loss) per common share, basic and diluted, are presented below:

                                                                          YEARS ENDED
                                                            ---------------------------------------
                                                            JANUARY 30,   JANUARY 29,   FEBRUARY 3,
                                                               1999          2000          2001
                                                            -----------   -----------   -----------
Net earnings (loss) available to common stockholders......   $  (2,377)     $ 21,757     $ (28,825)
                                                             =========      ========     =========
Common shares, basic......................................     463,606       464,068       316,081
Dilutive effect of stock options..........................          --         5,368            --
                                                             ---------      --------     ---------
Common shares, diluted....................................     463,606       469,436       316,081
                                                             =========      ========     =========

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    These share amounts have been adjusted to reflect a 22-for-1 stock split that occurred subsequent to the leveraged recapitalization. Warrants to purchase 1,066 shares of common stock were outstanding at February 3, 2001, but were not included in the computation of diluted earnings (loss) per common share because the conversion would have an antidilutive effect on diluted earnings (loss) per common share. Options to purchase common shares that were outstanding but not included in the computation of diluted earnings (loss) per common share because the conversion would have an antidilutive effect were 45,738, 55,660 and 726 for the fiscal years ended 1998, 1999 and 2000, respectively.

2.  RECAPITALIZATION

    During fiscal 2000, the Company entered into a merger and recapitalization agreement with BD Recapitalization Corp. ("BD"), an entity formed for that purpose by the sponsors of the merger and recapitalization transaction, Leonard Green & Partners, L.P. and Texas Pacific Group. In the merger, each issued and outstanding share of the Company's common stock was cancelled and converted automatically into the right to receive $22.00 per share in cash, with the exception of 134 shares retained by members of the Company's management. In October 2000, following approval of the transaction by the stockholders of the Company, BD completed the merger and recapitalization of the Company by investing $190.0 million in common and preferred stock, arranging financing in the form of a new credit facility and senior subordinated notes, retiring debt under the existing credit facility and repurchasing substantially all of the outstanding common stock for an aggregate of $463,427. Net proceeds from the issuance of new shares of common stock in the merger and recapitalization was $15,873. Following the merger and recapitalization the Company effected a 22-for-1 split of its common stock. This merger was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

    During fiscal 2000, merger transaction costs of $19,771 were incurred and expensed. Additionally, financing costs of $11,254 have been deferred and are being amortized over the lives of the new debt facilities.

3.  BUSINESS COMBINATIONS

    During fiscal 1998, the Company completed two acquisitions of retailers of pet food and supplies in transactions accounted for as purchases. The aggregate fair value of assets acquired and the net cash invested in these businesses was $2,088, of which $275 was expended in fiscal 1999. The excess of the aggregate cost over the fair value of net assets acquired was $1,814, which was recorded as goodwill and is being amortized over fifteen years.

    During fiscal 1999, the Company completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in this business was $2,623, of which $7 was expended in fiscal 2000. The excess of the aggregate cost over the fair value of net assets acquired was $1,468, which was recorded as goodwill and is being amortized over fifteen years.

    During fiscal 2000, the Company completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3.  BUSINESS COMBINATIONS (CONTINUED)
and the net cash invested in the business was $12,575. The excess of the aggregate cost over the fair value of net assets acquired was $10,926, which was recorded as goodwill and is being amortized over fifteen years.

    Additionally, during fiscal 2000, the Company completed the acquisition of certain operating assets of Petopia.com, an e-commerce destination for pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired was $3,825. The excess of the aggregate cost over the fair value of net assets acquired was $3,126, which was recorded as goodwill and is being amortized over three years.

    The consolidated financial statements include the operating results from the closing date for each respective purchase acquisition. The purchase acquisitions during fiscal years 1999 and 2000 did not materially affect results of operations and accordingly, pro-forma results are not presented.

    In fiscal 1998, merger and non-recurring costs of $22,963 were recorded related to fiscal 1997 acquisition and business integration activity. These costs consisted of $522 of transaction costs, $1,995 of costs attributable to lease cancellations and closure of duplicate or inadequate facilities and activities, $19,088 of reformatting, facility conversion and other integration costs and $1,358 of severance and other costs.

    In fiscal 2000, merger and non-recurring costs of $55,928 were recorded. These costs consisted of $19,771 of merger transaction costs, compensation expense of $22,254 related to the repurchase of outstanding options for common stock in the recapitalization of the Company, the write-off of $10,206 with respect to an investment in an affiliate and $3,697 in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to the recapitalization of the Company.

4.  INVESTMENT IN AFFILIATES

    During fiscal 1999, the Company acquired an equity interest in Petopia.com, an e-commerce destination for the sale of pet food and supplies. The Company accounted for its investment in Petopia.com using the equity method and recorded its proportionate share of earnings or loss. The Company recognized $4,021 and $11,498 in equity in losses for fiscal 1999 and 2000, respectively. The Company also provided certain marketing and fulfillment services to Petopia.com according to the terms of a strategic alliance agreement, under which the Company earned revenue and additional equity and incurred expenses. The net revenue from these activities are included in Internet operations and equity in loss of unconsolidated affiliates in fiscal years 1999 and 2000 in the amounts of $2,767 and $10,208, respectively. The Company wrote off its investment in Petopia.com of $10,206 in fiscal 2000, reflected in merger and non-recurring costs, due to Petopia.com's pending liquidation and wrote off $1,321 in receivables due from Petopia.com, reflected in Internet operations and equity in loss of unconsolidated affiliates. Subsequently, the Company acquired certain operating assets of that entity and recorded $1,455 in transition costs in Internet operations and equity in loss of unconsolidated affiliates, in relocating Petopia.com's operating assets to the Company's national support center (see Note 3).

    The Company has a 72% limited partner interest in a limited partnership (the "LP") which operates retail pet food and supply stores in Canada. Pursuant to the terms of an option

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

4.  INVESTMENT IN AFFILIATES (CONTINUED)
agreement, the Company may increase its interest in the LP. The Company accounts for its investment in the LP using the equity method as it does not exercise control over the LP and records its proportionate share of earnings or loss according to the partnership agreement. The Company did not record any earnings or loss for the year ended January 29, 2000 and recorded a loss of $477 for the year ended February 3, 2001, which is included in Internet operations and equity in loss of unconsolidated affiliates in the accompanying consolidated statements of operations. The Company's investment in the LP at January 29, 2000 and February 3, 2001 was $10,414 and $19,447, respectively.

5.  LONG-TERM DEBT

    At January 29, 2000, the Company had a credit facility with a syndicate of banks with a commitment of up to $150.0 million consisting of $100.0 million in term loans and $50.0 million in revolving loans. This credit facility was retired during fiscal 2000 in connection with the merger and recapitalization and related unamortized debt issuance costs were written off resulting in an extraordinary expense of $1,264 (net of income tax benefit of $825).

    In connection with the merger and recapitalization of the Company during fiscal 2000, the Company obtained credit facilities consisting of $270 million in term loans and an $80 million revolving credit facility which expire between October 2, 2006 and October 2, 2008. Borrowings under the credit facilities are secured by substantially all of the assets of the Company and bear interest, at the Company's option, at either a base rate plus 2.25% to 3.00% per annum, or at a reserve adjusted Eurodollar rate plus 3.25% to 4.00% per annum. The effective interest rate of these borrowings at February 3, 2001 was 10.00% to 10.75%. The Company had available $80 million under the credit facilities at February 3, 2001. The credit agreement contains certain affirmative and negative covenants related to indebtedness, interest and fixed charges coverage and other usual and customary conditions. The Company was in compliance with all relevant covenants at February 3, 2001.

Long-term debt consists of:

                                                              JANUARY 29,   FEBRUARY 3,
                                                                 2000          2001
                                                              -----------   -----------
Revolving loans.............................................    $    --       $     --
Term loans..................................................     98,175        269,000
                                                                -------       --------
                                                                 98,175        269,000
Less current portion........................................      9,125          5,250
                                                                -------       --------
                                                                $89,050       $263,750
                                                                =======       ========

    Annual maturities of long-term debt for the next five fiscal years are as follows: $5,250, $10,000, $13,250, $14,750 and $19,000.

6.  SENIOR SUBORDINATED NOTES

    In connection with the recapitalization, the Company issued $120.0 million of the Company's Senior Subordinated Notes maturing on October 1, 2010. Interest on the Senior Subordinated

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

6.  SENIOR SUBORDINATED NOTES (CONTINUED)
Notes accrues at a rate of 13% per annum and is payable semi-annually. The Company may redeem the Senior Subordinated Notes at its option at any time after October 1, 2005, in whole or in part, based upon an agreed upon schedule of redemption prices. At any time before October 2, 2003, up to 35% of the aggregate principal amount of the Senior Subordinated Notes may be prepaid from the proceeds of a qualifying initial public offering of common stock of the Company at a redemption price of 113% of the principal amount of the Senior Subordinated Notes repaid, plus accrued interest. In connection with the issuance of the Senior Subordinated Notes, the purchaser received Series A and Series B redeemable preferred stock, with a fair value of $9,421 and warrants for the purchase of 1,066 shares of common stock of the Company, at an exercise price of $0.001 per share, with a fair value of $1,066. The fair value of the preferred stock and warrants was reflected as a discount to the Senior Subordinated Notes and is being amortized to interest expense over ten years. Accumulated amortization at February 3, 2001 is $343. The warrants are exercisable at any time.

7.  LEASE COMMITMENTS AND OTHER OBLIGATIONS

    The Company finances certain fixed assets under capital leases. There are approximately $37,272 and $24,237 in fixed assets financed through capital leases at January 29, 2000 and February 3, 2001, respectively. Accumulated amortization related to these financed assets was approximately $16,690 and $11,808 at January 29, 2000 and February 3, 2001, respectively.

    The Company leases warehouse and store facilities and equipment under operating leases. These operating leases generally have terms from three to ten years. Certain store leases include additional contingent rental payments ranging from 2% to 6% of store revenues above defined levels. Contingent rentals during fiscal years 1998, 1999, and 2000 were $44, $68 and $77, respectively.

    At February 3, 2001, the present value of future minimum payments for capital lease and other obligations, and minimum lease payments under noncancelable operating leases were as follows:

                                                                CAPITAL
                                                              LEASES AND
                                                                 OTHER      OPERATING
YEARS                                                         OBLIGATIONS    LEASES
-----                                                         -----------   ---------
2001........................................................    $ 6,993     $110,387
2002........................................................      4,366      107,905
2003........................................................        271      102,159
2004........................................................        262       90,855
2005........................................................        253       78,927
Thereafter..................................................      1,767      354,011
                                                                -------     --------
Total minimum payments......................................     13,912     $844,244
                                                                            ========
Less amount representing interest...........................      1,577
                                                                -------
Present value of net minimum capital lease and other
  obligation payments.......................................     12,335
Less current portion of capital lease and other
  obligations...............................................      6,189
                                                                -------
Capital lease and other obligations.........................    $ 6,146
                                                                =======

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

7.  LEASE COMMITMENTS AND OTHER OBLIGATIONS (CONTINUED)
    Rent expense under operating leases for fiscal years 1998, 1999, and 2000 was approximately $79,672, $89,352 and $103,637, respectively.

8.  PREFERRED STOCK

    The authorized number of shares of preferred stock at February 3, 2001 was 500 with a par value of $.01 per share. During fiscal 2000, the Board of Directors authorized the issuance of two series of redeemable preferred stock.

    Series A senior redeemable exchangeable cumulative preferred stock
("Series A Preferred") has 111 shares authorized and issued at February 3, 2001 and liquidation preference of $1,000 per share plus accrued and unpaid dividends. Dividends are 14% per year, payable quarterly whether or not declared by the Company's Board of Directors, and if not paid in cash, will accumulate as additional liquidation preference. Dividends will accrue on such additional liquidation preference. The Series A Preferred ranks senior to all other classes of the Company's capital stock. The Company is required to redeem the shares of Series A Preferred in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. The terms of the Series A Preferred allow the Company to redeem shares of Series A Preferred before the mandatory redemption date at specified redemption prices and also allow the Company to exchange shares of the Series A Preferred for debt securities under some circumstances. The holders of the Series A Preferred generally have no voting rights, except in limited circumstances.

    Series B junior redeemable cumulative preferred stock ("Series B Preferred") has 78 shares authorized and issued at February 3, 2001 and liquidation preference of $1,000 per share plus accrued and unpaid dividends. Dividends are 12% per year, payable quarterly whether or not declared by the Company's Board of Directors, and if not paid in cash, will accumulate as additional liquidation preference. Dividends will accrue on such additional liquidation preference. The Series B Preferred ranks senior to all classes of the Company's common stock and ranks junior to the Series A Preferred. The Company is required to redeem the shares of Series B Preferred in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. The terms of the Series B Preferred allow the Company to redeem shares of the Series B Preferred before the mandatory redemption date at specified redemption prices. The holders of the Series B Preferred generally have no voting rights, except in limited circumstances.

    The Board of Directors has not declared any dividend with respect to either series of preferred stock. Accumulated undeclared dividends as of February 3, 2001 were $5,293 and $3,193 for the Series A Preferred and Series B Preferred, respectively. The accretion of these dividends is reflected in the accompanying consolidated statement of stockholders' equity and is included in the carrying values of the preferred stock in the accompanying consolidated balance sheet.

9.  EQUITY

(a) COMMON STOCK:

    The authorized number of shares at January 29, 2000 was 100,000 with a par value of $0.0001. During fiscal 2000, a merger and recapitalization of the Company was completed, in which the authorized number of shares was established as 50,000 with a par value of $0.001 (see note 2). Subsequent to the merger, the Company's common stock was split with each pre-split share of

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9.  EQUITY (CONTINUED)
common stock converting into 22 shares. Historical share information prior to the recapitalization of the Company during fiscal 2000 has been restated to reflect the 22-for-1 stock split.

(b) STOCK OPTIONS:

    In February 1994, the Company's stockholders approved the 1994 Stock Option Plan ("1994 Company Plan") which provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of common stock to executives and other key employees. Stock options may be granted in the form of incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. Stock option exercise prices must be equal to or greater than the fair market value of the common stock on the grant date. In June 1996, the Company's stockholders approved an amendment to the 1994 Company Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 3.0% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, with the exception of 858 options, all options previously issued under the plan were cancelled and options with exercise prices of less than $1.00 were repurchased from their holders.

    In February 1994, the Company's stockholders approved the Directors 1994 Stock Option Plan ("Directors Plan") which provides for the granting of common stock options to directors. Stock option exercise prices must be equal to the fair market value of the common stock on the grant date. In June 1995, the Company's stockholders approved an amendment to the Directors Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 0.1% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $1.00 were repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

    In 1996, the Company assumed an employee stock option plan ("1993 Company Plan") from Pet Food Warehouse which provided for the granting of incentive and nonqualified stock options with exercise prices equal to their fair market values on their grant dates that become exercisable over various periods and expire five or six years after the date of grant. The common shares and exercise prices under this plan were adjusted based on the common share conversion rate per the merger agreement with Pet Food Warehouse. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $1.00 were repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

    In 1997, the Company assumed an employee stock option plan ("1989 Company Plan") from PetCare which provided for the granting of incentive and non-qualified stock options with exercise prices equal to their fair market values on their grant dates that became exercisable over various periods and expire up to ten years after the date of grant. The common shares and exercise prices under this plan were adjusted in accordance with the terms of the merger agreement with PetCare. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $1.00 were

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9.  EQUITY (CONTINUED)
repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

    Compensation expense of $22,254 related to the repurchase of outstanding options for common stock in the recapitalization is reflected in merger and non-recurring costs in fiscal 2000. Information regarding the stock option plans follows:

                                                                         ALL COMPANY PLANS
                                                      -------------------------------------------------------
                                                                                                   WEIGHTED
                                                                                                     AVG.
                                                                          OPTION PRICE             EXERCISE
                                                       SHARES              PER SHARE                 PRICE
                                                      --------   ------------------------------   -----------
Outstanding at January 31, 1998.....................   33,506     $0.35        -        $1.44        $0.84
  Granted...........................................   16,500     $0.22        -        $0.84        $0.78
  Exercised.........................................     (396)    $0.47        -        $0.94        $0.55
  Cancelled.........................................   (3,872)    $0.47        -        $1.13        $0.89
                                                      -------    ------------------------------   -----------
Outstanding at January 30, 1999.....................   45,738     $0.22        -        $1.44        $0.82
  Granted...........................................   15,378     $0.28        -        $0.70        $0.34
  Exercised.........................................     (726)    $0.35        -        $0.56        $0.40
  Cancelled.........................................   (4,730)    $0.33        -        $1.25        $0.64
                                                      -------    ------------------------------   -----------
Outstanding at January 29, 2000.....................   55,660     $0.22        -        $1.44        $0.71
Fiscal 2000 activity prior to merger and
  recapitalization:
  Granted...........................................   17,336     $0.45        -        $0.57        $0.56
  Exercised.........................................   (2,200)    $0.33        -        $0.84        $0.50
  Cancelled.........................................  (69,938)    $0.22        -        $1.44        $0.58
                                                      -------    ------------------------------   -----------
Outstanding prior to merger and recapitalization....      858     $0.33        -        $0.57        $0.44
                                                      =======    ==============================   ===========

    In fiscal 2000, in connection with the merger and recapitalization of the company, the 1994 Company Plan was amended and restated to modify the total number of shares available for issuance under the plan to 1,169. Under the terms of the recapitalization, the 858 options not repurchased were converted into 608 options, and the exercise prices were adjusted, to preserve the economic value of the options for the holders.

    Information regarding the 1994 Company Plan, as amended, subsequent to the merger and recapitalization follows:

                                                                                         WEIGHTED
                                                                                         AVERAGE
                                                                         OPTION PRICE    EXERCISE
                                                               SHARES      PER SHARE      PRICE
                                                              --------   -------------   --------
Outstanding subsequent to merger and recapitalization.......     608         $0.20        $0.20
Fiscal 2000 activity subsequent to merger and
  recapitalization:
  Granted...................................................     263         $1.00        $1.00
  Exercised.................................................    (145)        $0.20        $0.20
                                                                ----     -------------    -----
Outstanding at February 3, 2001.............................     726     $0.20 - $1.00    $0.49
                                                                ====     =============    =====

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9.  EQUITY (CONTINUED)

(c) ACCOUNTING FOR STOCK OPTIONS:

    The Company accounts for stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, under which no compensation expense was recognized. Had compensation costs for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been increased by $3,749 during 1998, and the Company's net earnings would have been decreased by $3,521 during 1999 and the Company's net loss would have increased by $2,815 during 2000. The weighted average fair value of the options granted during 1998, 1999 and 2000 were estimated as $0.43, $0.20 and $0.26 on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, volatility of 59.0%, 62.1% and 49.5%, risk-free interest rate of 5.0%, 6.0% and 5.8% for 1998, 1999 and 2000, respectively, and an expected life of five years for all grants.

    The following table summarizes information about the options outstanding under the stock option plan at February 3, 2001:

                                 OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                        -------------------------------------   ----------------------
                                        WEIGHTED
                                        AVERAGE      WEIGHTED                 WEIGHTED
      RANGE OF                         REMAINING     AVERAGE                  AVERAGE
      EXERCISE            NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
       PRICES           OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
---------------------   -----------   ------------   --------   -----------   --------
    $0.20 - $1.00           726            7.25       $0.49         463        $0.20

10.  INCOME TAXES

    Income taxes (benefit) consists of the following:

                                                                          YEARS ENDED
                                                            ---------------------------------------
                                                            JANUARY 30,   JANUARY 29,   FEBRUARY 3,
                                                               1999          2000          2001
                                                            -----------   -----------   -----------
Current:
  Federal.................................................     $  64        $   991       $ 3,017
  State...................................................      (423)           993           474
  Foreign.................................................       132             --            --
                                                               -----        -------       -------
                                                                (227)         1,984         3,491
                                                               -----        -------       -------

Deferred:
  Federal.................................................      (876)        12,945           953
  State...................................................       665          1,902          (295)
                                                               -----        -------       -------
                                                                (211)        14,847           658
                                                               -----        -------       -------
Income taxes (benefit)....................................     $(438)       $16,831       $ 4,149
                                                               =====        =======       =======

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

10.  INCOME TAXES (CONTINUED)

    A reconciliation of income taxes at the federal statutory rate of 34% for the fiscal year ended January 30, 1999 and 35% for the fiscal years ended January 29, 2000 and February 3, 2001 with the provision for income taxes (benefit) follows:

                                                                          YEARS ENDED
                                                            ---------------------------------------
                                                            JANUARY 30,   JANUARY 29,   FEBRUARY 3,
                                                               1999          2000          2001
                                                            -----------   -----------   -----------
Income taxes at federal statutory rate....................     $(957)       $13,506       $(5,666)
Non-deductible expenses...................................       286            463         2,276
State taxes, net of federal tax benefit...................       160          1,882           116
Foreign taxes, net of federal tax benefit.................        87             --            --
Change in valuation allowance.............................        --          1,600         7,745
Other.....................................................       (14)          (620)         (322)
                                                               -----        -------       -------
                                                               $(438)       $16,831       $ 4,149
                                                               =====        =======       =======

The sources of significant temporary differences which gave rise to the deferred tax provision and their effects follow:

                                                                            YEARS ENDED
                                                              ---------------------------------------
                                                              JANUARY 30,   JANUARY 29,   FEBRUARY 3,
                                                                 1999          2000          2001
                                                              -----------   -----------   -----------
Inventory...................................................   $  2,693       $    26       $   (42)
Deferred rent...............................................       (779)         (779)         (160)
Depreciation................................................      4,220         7,808         1,179
Accrued fringes.............................................        204          (680)         (777)
Intangibles.................................................        686          (221)         (411)
Store closing costs.........................................      1,840           974           819
Fixed assets................................................      1,571            24             5
Other assets................................................      1,450          (970)       (7,167)
Benefit of net operating loss carryforwards.................    (12,482)        9,093         4,110
Debt issuance costs.........................................         --            --        (2,164)
Alternative minimum tax credit..............................         --          (861)       (1,996)
Change in valuation allowance...............................         --         1,600         7,745
Other.......................................................        386        (1,167)         (483)
                                                               --------       -------       -------
                                                               $   (211)      $14,847       $   658
                                                               ========       =======       =======

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

10.  INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets follow:

                                                              JANUARY 29,   FEBRUARY 3,
                                                                 2000          2001
                                                              -----------   -----------
Deferred tax assets:
  Inventory.................................................   $  3,530      $  3,572
  Deferred rent.............................................      4,970         5,130
  Accrued fringes...........................................      2,581         3,358
  Store closing costs.......................................      2,682         1,863
  Other assets..............................................      1,878         9,045
  Net operating loss carryforwards..........................     18,011        13,901
  Debt issuance costs.......................................         --         2,164
  Alternative minimum tax credit............................      1,274         3,270
  Other.....................................................         54           532
                                                               --------      --------
  Total deferred tax assets.................................     34,980        42,835
  Valuation allowance.......................................     (6,500)      (14,245)
                                                               --------      --------
  Net deferred tax assets...................................     28,480        28,590
                                                               --------      --------

Deferred tax liabilities:
  Depreciation..............................................    (15,194)      (16,373)
  Intangibles...............................................     (1,683)       (1,272)
                                                               --------      --------
  Total deferred tax liabilities............................    (16,877)      (17,645)
                                                               --------      --------

Net deferred tax assets.....................................   $ 11,603      $ 10,945
                                                               ========      ========

    The valuation allowance of $6,500 at January 29, 2000 and $14,245 at February 3, 2001 relates primarily to net operating loss carryforwards of PetCare and the Company's equity share of the losses of Petopia.com, with the increase in the valuation allowance at February 3, 2001 relating primarily to the Company's equity share of the additional losses of Petopia.com and the writeoff of the Company's investment in Petopia.com. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance.

    At February 3, 2001, the Company has available net loss carryforwards of $36,476 for federal income tax purposes, which begin expiring in 2012, and $21,585 for state income tax purposes, which begin expiring in 2005.

11.  EMPLOYEE SAVINGS PLANS

    The Company has employee savings plans which permit eligible participants to make contributions by salary reduction pursuant to either section 401(k) of the Internal Revenue Code or

                          PETCO ANIMAL SUPPLIES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

11.  EMPLOYEE SAVINGS PLANS (CONTINUED)
under the Company's non-qualified deferred compensation plan. The Company matches 50% of the first 6% of compensation that is contributed by each participating employee to the plans. In connection with the required match, the Company's contributions to the plans were $532 in 1998, $873 in 1999 and $1,052 in 2000.

12.  RELATED PARTY TRANSACTIONS

    The Company entered into a management agreement with two entities who were sponsors of the merger and recapitalization transaction. Under the terms of this agreement, the Company paid management fees in an aggregate amount of $1,040 in fiscal 2000 to these two related parties.

    The Company issued Senior Subordinated Notes to related parties in fiscal 2000 (See note 6). The related parties have syndicated a portion of these Senior Subordinated Notes. Interest expense incurred on the Senior Subordinated Notes, primarily with related parties, including amortization of the discount, was $5,716 in fiscal 2000.

13.  COMMITMENTS AND CONTINGENCIES

    The Company is involved in routine litigation arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

    During fiscal 2000, the Company entered into settlements with respect to an existing shareholder lawsuit and a shareholder lawsuit related to the recapitalization. The Company has recognized $3,697 in merger and non-recurring costs, which it believes is a reasonable estimate of the probable ultimate cost of these settlements and related legal expenses.

14.  SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

    The Company issued $200 million in principal amount of 10.75% Senior Subordinated Notes Payable in which certain of its subsidiaries (the guarantor subsidiaries) will serve as guarantors. Certain other subsidiaries (the nonguarantor subsidiaries) will not guarantee such debt.

    The following tables present the unaudited condensed consolidating balance sheets of PETCO Animal Supplies, Inc. as a parent company, its guarantor subsidiaries and its nonguarantor subsidiaries as of January 29, 2000 and February 3, 2001 and the related unaudited condensed consolidating statements of operations and cash flows for each year in the three-year period ended
February 3, 2001.

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                          PARENT COMPANY BALANCE SHEET
                                JANUARY 29, 2000
                                 (IN THOUSANDS)

                                          PETCO ANIMAL
                                         SUPPLIES, INC.                                                         PETCO ANIMAL
                                             PARENT                                                            SUPPLIES, INC.
                                            COMPANY        GUARANTOR      NON-GUARANTOR    RECLASSIFICATIONS        AND
                                           GUARANTOR      SUBSIDIARIES    SUBSIDIARIES     AND ELIMINATIONS     SUBSIDIARIES
                                         --------------   ------------   ---------------   -----------------   --------------
ASSETS
Current assets:
  Cash and cash equivalents............     $ 33,864        $  2,195         $    --           $      --         $  36,059
  Receivables..........................        2,141           6,580              --                  --             8,721
  Inventories..........................      109,273           7,640              --                  --           116,913
  Deferred tax assets..................       18,686              --              --                  --            18,686
  Other................................        4,844              --              --                  --             4,844
                                            --------        --------         -------           ---------         ---------
    Total current assets...............      168,808          16,415              --                  --           185,223
                                            --------        --------         -------           ---------         ---------

Fixed assets, net......................      173,089          19,314              --                  --           192,403
Debt issuance costs....................        1,900              --              --                  --             1,900
Goodwill...............................           --          36,362              --                  --            36,362
Investment in affiliates...............       15,945              --          10,415                  --            26,360
Intercompany investments and advances..      111,475          33,081              --            (144,556)               --
Other assets...........................       11,646              --              --                  --            11,646
                                            --------        --------         -------           ---------         ---------
                                            $482,863        $105,172         $10,415           $(144,556)        $ 453,894
                                            ========        ========         =======           =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable.....................     $  5,375        $ 43,758         $    --           $      --         $  49,133
  Intercompany payables................       83,637         (83,637)             --                  --                --
  Accrued expenses.....................       19,225          11,750              --                  --            30,975
  Accrued interest.....................          954              --              --                  --               954
  Accrued salaries and employee
    benefits...........................       17,435             864              --                  --            18,299
  Current portion of long-term debt....        9,125              --              --                  --             9,125
  Current portion of capital lease and
    other obligations..................        7,854              --              --                  --             7,854
                                            --------        --------         -------           ---------         ---------
    Total current liabilities..........      143,605         (27,265)             --                  --           116,340

Long-term debt, excluding current
  portion..............................       89,050              --              --                  --            89,050
Capital lease and other obligations,
  excluding current portion............       12,436              --              --                  --            12,436
Accrued store closing costs............        5,378              --              --                  --             5,378
Deferred tax liability.................        7,083              --              --                  --             7,083
Deferred rent and other liabilities....       17,421             296              --                  --            17,717
                                            --------        --------         -------           ---------         ---------
    Total liabilities..................      274,973         (26,969)             --                  --           248,004

Stockholder's equity...................      207,890         132,141          10,415            (144,556)          205,890
                                            --------        --------         -------           ---------         ---------
                                            $482,863        $105,172         $10,415           $(144,556)        $ 453,894
                                            ========        ========         =======           =========         =========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                          PARENT COMPANY BALANCE SHEET
                                FEBRUARY 3, 2001
                                 (IN THOUSANDS)

                                          PETCO ANIMAL
                                         SUPPLIES, INC.                                                         PETCO ANIMAL
                                             PARENT                                                            SUPPLIES, INC.
                                            COMPANY        GUARANTOR      NON-GUARANTOR    RECLASSIFICATIONS        AND
                                           GUARANTOR      SUBSIDIARIES    SUBSIDIARIES     AND ELIMINATIONS     SUBSIDIARIES
                                         --------------   ------------   ---------------   -----------------   --------------
ASSETS
Current assets:
  Cash and cash equivalents............     $ 17,104        $    940         $    --           $      --         $  18,044
  Receivables..........................        1,749           6,562              --                  --             8,311
  Inventories..........................      112,418           9,828              --                  --           122,246
  Deferred tax assets..................       14,127              --              --                  --            14,127
  Other................................        7,446             314              --                  --             7,760
                                            --------        --------         -------           ---------         ---------
    Total current assets...............      152,844          17,644              --                  --           170,488

Fixed assets, net......................      177,134          21,934              --                  --           199,068
Debt issuance costs....................        8,828              --              --                  --             8,828
Goodwill...............................           --          45,855              --                  --            45,855
Investment in affiliates...............           --              --          19,447                  --            19,447
Intercompany investments and advances..      153,358          41,072              --            (194,430)               --
Other assets...........................       10,633              --              --                  --            10,633
                                            --------        --------         -------           ---------         ---------
                                            $502,797        $126,505         $19,447           $(194,430)        $ 454,319
                                            ========        ========         =======           =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable.....................     $   (119)       $ 45,630         $    --           $      --         $  45,511
  Intercompany payables................       98,613         (98,613)             --                  --                --
  Accrued expenses.....................       32,522           7,563              --                  --            40,085
  Accrued interest.....................       10,417              --              --                  --            10,417
  Accrued salaries and employee
    benefits...........................       22,968             545              --                  --            23,513
  Current portion of long-term debt....        5,250              --              --                  --             5,250
  Current portion of capital lease and
    other obligations..................        6,189              --              --                  --             6,189
                                            --------        --------         -------           ---------         ---------
    Total current liabilities..........      175,840         (44,875)             --                  --           130,965

Long-term debt, excluding current
  portion..............................      263,750              --              --                  --           263,750
Senior subordinated notes payable......      109,856              --              --                  --           109,856
Capital lease and other obligations,
  excluding current portion............        6,146              --              --                  --             6,146
Accrued store closing costs............        3,424              --              --                  --             3,424
Deferred tax liability.................        3,182              --              --                  --             3,182
Deferred rent and other liabilities....       13,419             447              --                  --            13,866
                                            --------        --------         -------           ---------         ---------
    Total liabilities..................      575,617         (44,428)             --                  --           531,189

Preferred Stock:
  14% Series A senior redeemable
    preferred stock....................      112,669              --              --                  --           112,669
  12% Series B junior redeemable
    preferred stock....................       78,868              --              --                  --            78,868

Stockholder's equity (deficit).........     (264,357)        170,933          19,447            (194,430)         (268,407)
                                            --------        --------         -------           ---------         ---------
                                            $502,797        $126,505         $19,447           $(194,430)        $ 454,319
                                            ========        ========         =======           =========         =========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 30, 1999
                                 (IN THOUSANDS)

                                      PETCO ANIMAL
                                     SUPPLIES, INC.                                                       PETCO ANIMAL
                                         PARENT                                                          SUPPLIES, INC.
                                        COMPANY        GUARANTOR     NON-GUARANTOR   RECLASSIFICATIONS        AND
                                       GUARANTOR      SUBSIDIARIES   SUBSIDIARIES    AND ELIMINATIONS     SUBSIDIARIES
                                     --------------   ------------   -------------   -----------------   --------------
Net sales..........................     $823,604        $108,426        $    --           $(92,408)         $839,622
Cost of sales and occupancy costs..      615,057          94,645             --            (84,884)          624,818
                                        --------        --------        -------           --------          --------
    Gross profit...................      208,547          13,781             --             (7,524)          214,804

Selling, general and administrative
  expenses.........................      187,056           8,406             --             (7,524)          187,938
Merger and non-recurring costs.....       22,963              --             --                 --            22,963
                                        --------        --------        -------           --------          --------
    Operating income (loss)........       (1,472)          5,375             --                 --             3,903

Interest income....................         (176)             --             --                 --              (176)
Interest expense...................        6,894              --             --                 --             6,894
                                        --------        --------        -------           --------          --------
    Earnings (loss) before income
      taxes........................       (8,190)          5,375             --                 --            (2,815)

Income taxes.......................         (438)             --             --                 --              (438)
                                        --------        --------        -------           --------          --------
    Earnings (loss) before equity
      in earnings of
      subsidiaries.................       (7,752)          5,375             --                 --            (2,377)
    Equity in earnings of
      subsidiaries.................        5,375              --             --             (5,375)               --
                                        --------        --------        -------           --------          --------
    Net earnings (loss)............     $ (2,377)       $  5,375        $    --           $ (5,375)         $ (2,377)
                                        ========        ========        =======           ========          ========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 29, 2000
                                 (IN THOUSANDS)

                                      PETCO ANIMAL
                                     SUPPLIES, INC.                                                       PETCO ANIMAL
                                         PARENT                                                          SUPPLIES, INC.
                                        COMPANY        GUARANTOR     NON-GUARANTOR   RECLASSIFICATIONS        AND
                                       GUARANTOR      SUBSIDIARIES   SUBSIDIARIES    AND ELIMINATIONS     SUBSIDIARIES
                                     --------------   ------------   -------------   -----------------   --------------
Net sales..........................     $901,308        $724,616        $    --          $(635,635)         $990,289
Cost of sales and occupancy costs..      671,451         620,263             --           (571,003)          720,711
                                        --------        --------        -------          ---------          --------
    Gross profit...................      229,857         104,353             --            (64,632)          269,578

Selling, general and administrative
  expenses.........................      212,451          72,981             --            (64,632)          220,800
                                        --------        --------        -------          ---------          --------
    Operating income...............       17,406          31,372             --                 --            48,778

Interest income....................         (862)             (1)            --                 --              (863)
Interest expense...................        9,799              --             --                 --             9,799
                                        --------        --------        -------          ---------          --------
    Earnings before internet
      operations and equity in loss
      of unconsolidated affiliates
      and income taxes.............        8,469          31,373             --                 --            39,842

Internet operations and equity in
  loss of unconsolidated
  affiliates.......................       (1,254)             --             --                 --            (1,254)
                                        --------        --------        -------          ---------          --------
    Earnings (loss) before income
      taxes........................        7,215          31,373             --                 --            38,588

Income taxes.......................       16,831              --             --                 --            16,831
                                        --------        --------        -------          ---------          --------
    Earnings (loss) before equity
      in earnings of
      subsidiaries.................     $ (9,616)         31,373             --                 --            21,757
    Equity in earnings of
      subsidiaries.................       31,373              --             --            (31,373)               --
                                        --------        --------        -------          ---------          --------
    Net earnings...................     $ 21,757        $ 31,373        $    --          $ (31,373)         $ 21,757
                                        ========        ========        =======          =========          ========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 3, 2001
                                 (IN THOUSANDS)

                                      PETCO ANIMAL
                                     SUPPLIES, INC.                                                       PETCO ANIMAL
                                         PARENT                                                          SUPPLIES, INC.
                                        COMPANY        GUARANTOR     NON-GUARANTOR   RECLASSIFICATIONS        AND
                                       GUARANTOR      SUBSIDIARIES   SUBSIDIARIES    AND ELIMINATIONS     SUBSIDIARIES
                                     --------------   ------------   -------------   -----------------   --------------
Net sales..........................    $1,050,340       $799,214         $  --           $(698,376)        $1,151,178
Cost of sales and occupancy costs..       759,935        680,028            --            (622,879)           817,084
                                       ----------       --------         -----           ---------         ----------
    Gross profit...................       290,405        119,186            --             (75,497)           334,094

Selling, general and administrative
  expenses.........................       254,628         85,622            --             (75,497)           264,753
Merger and non-recurring costs.....        54,618          1,310            --                  --             55,928
                                       ----------       --------         -----           ---------         ----------
    Operating income (loss)........       (18,841)        32,254            --                  --             13,413

Interest income....................        (1,549)            (2)           --                  --             (1,551)
Interest expense...................        24,522             --            --                  --             24,522
                                       ----------       --------         -----           ---------         ----------
    Earnings (loss) before internet
      operations and equity in loss
      of unconsolidated affiliates,
      income taxes and
      extraordinary item...........       (41,814)        32,256            --                  --             (9,558)

Internet operations and equity in
  loss of unconsolidated
  affiliates.......................        (2,611)        (1,455)         (477)                 --             (4,543)
                                       ----------       --------         -----           ---------         ----------
    Earnings (loss) before income
      taxes and extraordinary
      item.........................       (44,425)        30,801          (477)                 --            (14,101)

Income taxes.......................         4,974             --            --                  --              4,974
                                       ----------       --------         -----           ---------         ----------
    Earnings (loss) before
      extraordinary item...........       (49,399)        30,801          (477)                 --            (19,075)

Extraordinary item--loss on early
  extinguishment of debt...........        (1,264)            --            --                  --             (1,264)
                                       ----------       --------         -----           ---------         ----------
    Earnings (loss) before equity
      in earnings of
      subsidiaries.................       (50,663)        30,801          (477)                 --            (20,339)
    Equity in earnings of
      subsidiaries.................        30,324             --            --             (30,324)                --
                                       ----------       --------         -----           ---------         ----------
    Net earnings (loss)............    $  (20,339)      $ 30,801         $(477)          $ (30,324)        $  (20,339)
                                       ==========       ========         =====           =========         ==========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED JANUARY 30, 1999
                                 (IN THOUSANDS)

                                          PETCO ANIMAL
                                         SUPPLIES, INC.                                                         PETCO ANIMAL
                                             PARENT                                                            SUPPLIES, INC.
                                            COMPANY        GUARANTOR      NON-GUARANTOR    RECLASSIFICATIONS        AND
                                           GUARANTOR      SUBSIDIARIES    SUBSIDIARIES     AND ELIMINATIONS     SUBSIDIARIES
                                         --------------   ------------   ---------------   -----------------   --------------
Cash flows provided by (used in)
  operating activities:
  Net earnings (loss)..................     $(2,377)         $5,375          $    --            $(5,375)          $(2,377)
Adjustments to reconcile net earnings
  to net cash provided by (used in)
  operating activities.................      22,697          (2,628)           4,879              5,375            30,323
                                            -------          ------          -------            -------           -------
    Net cash provided by (used in)
      operating activities.............      20,320           2,747            4,879                 --            27,946
                                            -------          ------          -------            -------           -------

Cash flows used in investing
  activities:
  Additions to fixed assets............     (50,268)         (1,421)              --                 --           (51,689)
  Investment in affiliates.............          --              --           (4,879)                --            (4,879)
  Net cash invested in acquisitions of
    businesses.........................      (1,813)             --               --                 --            (1,813)
  Loan to affiliate....................      (6,545)             --               --                 --            (6,545)
  Change in other assets...............       2,622              --               --                 --             2,622
                                            -------          ------          -------            -------           -------
    Net cash used in investing
      activities.......................     (56,004)         (1,421)          (4,879)                --           (62,304)
                                            -------          ------          -------            -------           -------

Cash flows provided by financing
  activities:
  Borrowings under long-term debt
    agreements.........................      43,250              --               --                 --            43,250
  Repayment of long term agreements....      (3,375)             --               --                 --            (3,375)
  Repayments of capital lease and other
    obligations........................      (6,690)             --               --                 --            (6,690)
  Net proceeds from the issuance of
    common stock.......................         143              --               --                 --               143
                                            -------          ------          -------            -------           -------
    Net cash provided by financing
      activities.......................      33,328              --               --                 --            33,328
                                            -------          ------          -------            -------           -------
Net increase (decrease) in cash and
  cash equivalents.....................      (2,356)          1,326               --                 --            (1,030)
Cash and cash equivalents at the
  beginning of the period..............       3,354              --               --                 --             3,354
                                            -------          ------          -------            -------           -------
Cash and cash equivalents at the end of
  the period...........................     $   998          $1,326          $    --            $    --           $ 2,324
                                            =======          ======          =======            =======           =======

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED JANUARY 29, 2000
                                 (IN THOUSANDS)

                                          PETCO ANIMAL
                                         SUPPLIES, INC.                                                         PETCO ANIMAL
                                             PARENT                                                            SUPPLIES, INC.
                                            COMPANY        GUARANTOR      NON-GUARANTOR    RECLASSIFICATIONS        AND
                                           GUARANTOR      SUBSIDIARIES    SUBSIDIARIES     AND ELIMINATIONS     SUBSIDIARIES
                                         --------------   ------------   ---------------   -----------------   --------------
Cash flows provided by (used in)
  operating activities:
  Net earnings (loss)..................     $ 21,757        $31,373          $    --           $(31,373)          $ 21,757
Adjustments to reconcile net earnings
  to net cash provided by (used in)
  operating activities.................       44,183        (25,094)           6,553             31,373             57,015
                                            --------        -------          -------           --------           --------
    Net cash provided by operating
      activities.......................       65,940          6,279            6,553                 --             78,772
                                            --------        -------          -------           --------           --------

Cash flows used in investing
  activities:
  Additions to fixed assets............      (34,641)        (5,409)              --                 --            (40,050)
  Investment in affiliates.............      (11,906)            --           (6,553)                --            (18,459)
  Net cash invested in acquisitions of
    businesses.........................       (2,927)            --               --                 --             (2,927)
  Change in other assets...............         (822)            --               --                 --               (822)
                                            --------        -------          -------           --------           --------
    Net cash used in investing
      activities.......................      (50,296)        (5,409)          (6,553)                --            (62,258)
                                            --------        -------          -------           --------           --------

Cash flows provided by financing
  activities:
  Borrowings under long-term debt
    agreements.........................       32,375             --               --                 --             32,375
  Debt issuance costs..................       (1,656)            --               --                 --             (1,656)
  Repayment of long term debt
    agreements.........................       (4,075)            --               --                 --             (4,075)
  Repayments of capital lease and other
    obligations........................       (9,715)            --               --                 --             (9,715)
  Net proceeds from the issuance of
    common stock.......................          292             --               --                 --                292
                                            --------        -------          -------           --------           --------
    Net cash provided by financing
      activities.......................       17,221             --               --                 --             17,221
                                            --------        -------          -------           --------           --------
Net increase in cash and cash
  equivalents..........................       32,865            870               --                 --             33,735
Cash and cash equivalents at the
  beginning of the period..............          999          1,325               --                 --              2,324
                                            --------        -------          -------           --------           --------
Cash and cash equivalents at the end of
  the period...........................     $ 33,864        $ 2,195          $    --           $     --           $ 36,059
                                            ========        =======          =======           ========           ========

                          PETCO ANIMAL SUPPLIES, INC.
              CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
                     PARENT COMPANY STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED FEBRUARY 3, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                          PETCO ANIMAL
                                         SUPPLIES, INC.                                                         PETCO ANIMAL
                                             PARENT                                                            SUPPLIES, INC.
                                            COMPANY        GUARANTOR      NON-GUARANTOR    RECLASSIFICATIONS        AND
                                           GUARANTOR      SUBSIDIARIES    SUBSIDIARIES     AND ELIMINATIONS     SUBSIDIARIES
                                         --------------   ------------   ---------------   -----------------   --------------
Cash flows provided by (used in)
  operating activities:
  Net earnings (loss)..................     $(20,339)       $30,801          $  (477)          $(30,324)          $(20,339)
Adjustments to reconcile net earnings
  to net cash provided by (used in)
  operating activities.................       63,003        (27,071)           9,987             30,324             76,243
                                            --------        -------          -------           --------           --------
    Net cash provided by (used in)
      operating activities.............       42,664          3,730            9,510                 --             55,904
                                            --------        -------          -------           --------           --------

Cash flows used in investing
  activities:
  Additions to fixed assets............      (41,536)        (4,985)              --                 --            (46,521)
  Investment in affiliates.............           --             --           (9,510)                --             (9,510)
  Net cash invested in acquisitions of
    businesses.........................      (16,407)            --               --                 --            (16,407)
  Change in other assets...............         (197)            --               --                 --               (197)
                                            --------        -------          -------           --------           --------
    Net cash used in investing
      activities.......................      (58,140)        (4,985)          (9,510)                --            (72,635)
                                            --------        -------          -------           --------           --------

Cash flows provided by (used in)
  financing activities:
  Borrowings under long-term debt
    agreements.........................      397,521             --               --                 --            397,521
  Debt issuance costs..................      (11,254)            --               --                 --            (11,254)
  Repayment of long term debt
    agreements.........................     (117,175)            --               --                 --           (117,175)
  Repayments of capital lease and other
    obligations........................       (7,955)            --               --                 --             (7,955)
  Purchase of common stock.............     (463,427)            --               --                 --           (463,427)
  Net proceeds from the issuance of
    common stock.......................       16,889             --               --                 --             16,889
  Net proceeds from the issuance of
    Series A redeemable preferred
    stock..............................      107,376             --               --                 --            107,376
  Net proceeds from the issuance of
    Series B redeemable preferred
    stock..............................       75,675             --               --                 --             75,675
  Proceeds from the issuance of
    warrants...........................        1,066             --               --                 --              1,066
                                            --------        -------          -------           --------           --------
    Net cash provided by (used in)
      financing activities.............       (1,284)            --               --                 --             (1,284)
                                            --------        -------          -------           --------           --------
Net increase (decrease) in cash and
  cash equivalents.....................      (16,760)        (1,255)              --                 --            (18,015)
Cash and cash equivalents at the
  beginning of the period..............       33,864          2,195               --                 --             36,059
                                            --------        -------          -------           --------           --------
Cash and cash equivalents at the end of
  the period...........................     $ 17,104        $   940          $    --           $     --           $ 18,044
                                            ========        =======          =======           ========           ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Until                 , 2002 (25 days after the date of this prospectus),
all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                        SHARES

                          PETCO ANIMAL SUPPLIES, INC.

                                  COMMON STOCK

                                  ------------

                                     [LOGO]
                                  ------------

                                              , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an estimate of expenses to be incurred by us in connection with the issuance and distribution of the securities offered hereby.


  Securities and Exchange Commission registration fee.......  $ 68,713

  Blue Sky fees and expenses................................         *

  Legal fees and disbursements..............................         *

  Printing and engraving expenses...........................         *

  Listing fees..............................................         *

  NASD fees.................................................         *

  Accounting fees and expenses..............................         *

  Transfer Agent and Registrar Fees.........................         *

  Miscellaneous.............................................         *

    TOTAL...................................................

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our company is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to
Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

    Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Our bylaws currently provide, and the amended and restated by-laws we intend to adopt prior to the completion of the offering will provide, for indemnification of the officers and directors to the full extent permitted by applicable law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    As part of our recapitalization, on October 2, 2000, we made the following sales of unregistered securities:

    - Issued and sold 15,999,984 shares of common stock at a per share price of $1.00 for an aggregate purchase price of $16.0 million to the following:
      15,589,728 shares to BD Recapitalization Holdings LLC; 199,496 shares to TCW/Crescent Mezzanine Partners II, L.P.; 48,400 shares to TCW/Crescent Mezzanine Trust II; 54,120 shares to TCW Leveraged Income Trust, L.P.; 54,120 shares to TCW Leveraged Income Trust II, L.P.; and 54,120 shares to TCW Leveraged Income Trust IV, L.P. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

    - Issued and sold 110,526 shares of 14% series A senior redeemable exchangeable cumulative preferred stock at a per share price of $1,000 for an aggregate purchase price of $110.5 million to the following:
      102,308 shares to BD Recapitalization Holdings LLC; 3,996 shares to TCW/Crescent Mezzanine Partners II, L.P.; 970 shares to TCW/Crescent Mezzanine Trust II; 1,084 shares to TCW Leveraged Income Trust, L.P.; 1,084 shares to TCW Leveraged Income Trust II, L.P.; and 1,084 shares to TCW Leveraged Income Trust IV, L.P. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

    - Issued and sold 77,895 shares of 12% series B junior redeemable cumulative preferred stock at a per share price of $1,000 for an aggregate purchase price of $77.9 million to the following: 72,103 shares to BD Recapitalization Holdings LLC; 2,816 shares to TCW/ Crescent Mezzanine Partners II, L.P.; 684 shares to TCW/Crescent Mezzanine Trust II;
      764 shares to TCW Leveraged Income Trust, L.P.; 764 shares to TCW Leveraged Income Trust II, L.P.; and 764 shares to TCW Leveraged Income Trust IV, L.P. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

    - Sold $120.0 million in senior subordinated notes due 2010 pursuant to an indenture of the same date with Firstar Bank, N.A., as trustee, to the following: $58.4 million to TCW/ Crescent Mezzanine Partners II, L.P.; $14.1 million to TCW/Crescent Mezzanine Trust II; $15.8 million to TCW Leveraged Income Trust, L.P.; $15.8 million to TCW Leveraged Income
      Trust II, L.P.; and $15.8 million to TCW Leveraged Income Trust IV, L.P. In connection with the sale of the senior subordinated notes, we issued warrants to purchase up to 1,065,900 shares of common stock to the following: 518,320 warrants to TCW/Crescent Mezzanine Partners II, L.P.; 125,642 warrants to TCW/Crescent Mezzanine Trust II; 140,646 warrants to TCW Leveraged Income Trust, L.P.; 140,646 warrants to TCW Leveraged Income Trust II, L.P.; and 140,646 warrants to TCW Leveraged Income
      Trust IV, L.P. The warrants allow the holders to purchase shares of common stock at a price of $0.001 on or before the closing of an initial public offering of our common stock. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, of the Securities Act. All of the financial information and share data described above gives effect to our 22-for-1 common stock split effected in October 2000.

    On October 26, 2001, we sold $200 million aggregate principal amount of our 10.75% senior subordinated notes due 2011 in an offering exempt from the registration provisions of the Securities Act pursuant to Section 4(2), Rule 144A and Regulation S thereunder. Goldman, Sachs & Co. was the initial purchaser of the notes. The net proceeds of the offering were used to redeem all of our senior subordinated notes due 2010 and to repay an aggregate of approximately $72.0 million in outstanding borrowings under our senior credit facility.

    From October 2, 2000 to November 3, 2001, we issued an aggregate of shares of common stock through the exercise of options. As of November 3, 2001, we had outstanding stock options to employees, officers, directors and consultants to purchase an aggregate of 936,234 shares of common stock at a weighted average exercise price of $0.455. The issuance of the options described above was exempt from registration under Rule 701 of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        1.1*            Form of Underwriting Agreement.
        3.1*            Form of Amended and Restated Certificate of Incorporation.
        3.2*            Form of Amended and Restated By-Laws.
        4.1*            Form of Specimen Common Stock Certificate.
        4.2*            Stockholders Agreement, dated as of October 2, 2000, by and among the Registrant, BD Recapitalization Holdings LLC and certain stockholders of the Registrant.
        4.3*            Amendment No. 1 to Stockholders Agreement, dated as of
                        January 22, 2001, by and among the Registrant, BD
                        Recapitalization Holdings LLC, as representative on behalf of the purchaser parties, Brian K. Devine, as representative on behalf of the management parties, and Jean-Marc Chapus, as representative on behalf of the financing parties.
        4.4*            Securityholders Agreement, dated as of October 2, 2000, by and among the Registrant, BD Recapitalization Holdings LLC and certain securityholders of the Registrant.
        4.5*            Indenture, dated as of October 26, 2001, by and among the
                        Registrant, certain subsidiaries of the Registrant and U.S.
                        Bank N.A., as trustee.
        4.6*            Exchange and Registration Rights Agreement, dated as of
                        October 26, 2001, by and between the Registrant, certain
                        subsidiaries of the Registrant and Goldman Sachs & Co., as initial purchaser.
        5.1*            Opinion of Latham & Watkins.
       10.1*            Amended and Restated Credit Agreement, dated as of October
                        26, 2001, by and among the Registrant, Goldman Sachs Credit
                        Partners L.P., as joint lead arranger, joint book-runner and sole syndication agent, Wells Fargo Bank National
                        Association, as joint lead arranger, joint book-runner and sole administrative agent, and the lenders party thereto.
       10.2*            Distribution Center Lease, dated as of July 1, 1997, by and between the Registrant and Knickerbocker Industrial
                        Properties East LP for 152 Dayton Jamesburg Road, South
                        Brunswick, New Jersey.
       10.3*            Distribution Center Lease, dated as of February 20, 1998, by and between the Registrant and Industrial Developments
                        International, Inc. for 3801 Rock Creek Boulevard, Joliet,
                        Illinois.
       10.4*            Distribution Center Lease, dated as of November 24, 1997, by and between the Registrant and Opus West Corporation for
                        4345 Parkhurst Street, Mira Loma, California.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       10.5*            Master Equipment Lease Agreement, dated as of September 15,
                        1998, by and between the Registrant and IBM Leasing.
       10.6*            Management Services Agreement, dated as of October, 2, 2000, by and among the Registrant, Leonard Green & Partners, L.P.
                        and TPG GenPar III, L.P.
       10.7*            Amended and Restated Employment Agreement, dated as of
                        October 2, 2000, by and between the Registrant and Brian K.
                        Devine.
       10.8*            Employment Agreement, dated as of October 2, 2000, by and
                        between the Registrant and Bruce C. Hall.
       10.9*            Employment Agreement, dated as of October 2, 2000, by and
                        between the Registrant and James M. Myers.
       10.10*           Form of Indemnification Agreement between the Registrant and certain officers and directors.
       10.11*           Form of Retention Agreement for executive officers.
       10.12*           Form of Retention Agreement for non-executive officers.
       10.13*           PETCO Animal Supplies 401(k) plan.
       10.14*           PETCO Animal Supplies, Inc. Group Benefit Plan, dated July
                        29, 1991, as amended.
       10.15*           The 1994 Stock Option and Restricted Stock Plan for
                        Executive and Key Employees of PETCO Animal Supplies, Inc.,
                        as amended and restated as of October 2, 2000.
       10.16*           Form of PETCO Animal Supplies, Inc. Nonstatutory Stock
                        Option Agreement.
       10.17*           Form of PETCO Animal Supplies, Inc. Incentive Stock Option
                        Agreement.
       10.18*           Form of PETCO Animal Supplies, Inc. Restricted Stock
                        Agreement.
       10.19*           Agreement and Plan of Merger, dated as of May 17, 2000, by and between the Registrant and BD Recapitalization Corp.
       10.20*           First Amendment to Agreement and Plan of Merger, dated as of
                        September 14, 2000, by and between the Registrant and BD
                        Recapitalization Corp.
       21.1**           Subsidiaries of the Registrant.
       23.1*            Consent of Latham & Watkins (included in Exhibit 5.1).
       23.2**           Consent of KPMG LLP, Independent Auditors.
       24.1**           Power of Attorney (included in the signature page of this
                        Registration Statement).

------------------------

*   To be supplied by amendment.

**  Filed herewith.

    (b) Financial Statement Schedules

       None

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 21st day of December, 2001.

                                                       PETCO ANIMAL SUPPLIES, INC.

                                                       By:  /s/ BRIAN K. DEVINE
                                                            -----------------------------------------
                                                            Brian K. Devine
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Brian K. Devine and James M. Myers his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common stock offered hereby under the Securities Exchange Act of 1934, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----
           /s/ BRIAN K. DEVINE              Chairman of the Board, President and
    ---------------------------------       Chief Executive Officer (Principal      December 21, 2001
             Brian K. Devine                Executive Officer)

                                            Executive Vice President, Chief
            /s/ JAMES M. MYERS              Financial Officer and Director
    ---------------------------------       (Principal Financial and Accounting     December 21, 2001
              James M. Myers                Officer)

            /s/ JOHN M. BAUMER
    ---------------------------------       Director                                December 21, 2001
              John M. Baumer

           /s/ JONATHAN COSLET
    ---------------------------------       Director                                December 21, 2001
             Jonathan Coslet

           /s/ JOHN G. DANHAKL
    ---------------------------------       Director                                December 21, 2001
             John G. Danhakl

            /s/ JULIAN C. DAY
    ---------------------------------       Director                                December 21, 2001
              Julian C. Day

         /s/ WILLIAM S. PRICE III
    ---------------------------------       Director                                December 21, 2001
           William S. Price III